As filed with the Securities and Exchange Commission on November 24, 2006

Registration No. 333-137605

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Education Management LLC

Education Management Finance Corp.

(Exact name of registrant issuer as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	8249	20-4506022
Delaware	8249	20-4887689
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Education Management Corporation

210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222

(412)-562-0900

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

J. Devitt Kramer, Esq.

Senior Vice President, General Counsel and Secretary

210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222

(412)-562-0900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard A. Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Tel: (212) 455-2000

Approximate date of commencement of proposed exchange offers:  As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 3/4% Senior Notes due 2014	$375,000,000	100%	$375,000,000	$40,125(2)
10 1/4% Senior Subordinated Notes due 2016	$385,000,000	100%	$385,000,000	$41,195(2)
Guarantees of 8 3/4% Senior Notes due 2014(4)	N/A(3)	(4)	(4)	(4)
Guarantees of 10 1/4% Senior Subordinated Notes due 2016(4)	N/A(3)	(4)	(4)	(4)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously Paid.
(3)	See inside facing page for additional registrant guarantors.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
AID Restaurant, Inc.	Texas	01-0691168	8080 Park Lane Suite 100 Dallas, Texas 75231 214-692-8080

AIH Restaurant, Inc.	Texas	76-0431417	1900 Yorktown Houston, Texas 77056 713-623-2040

AIIM Restaurant, Inc.	Minnesota	41-1977654	15 S. 9th St. LaSalle Building Minneapolis, Minnesota 55409 612-332-3361

Argosy University Family Center, Inc.	Minnesota	16-1665500	310 East 38th St. Minneapolis, MN 55409 612-827-5981

Brown Mackie Holding Company	Delaware	20-3108775	210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 412-562-0900

The Connecting Link, Inc.	Georgia	58-1987235	5126 Ralston St. Ventura, CA 93003 805-654-0739

EDMC Aviation, Inc.	Pennsylvania	20-0212231	210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 412-562-0900

EDMC Marketing and Advertising, Inc.	Georgia	58-1591601	210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 412-562-0900

Higher Education Services, Inc.	Georgia	58-1983881	709 Mall Avenue Savanah, GA 31406 803-799-9082

MCM University Plaza, Inc.	Illinois	36-4118464	210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 412-562-0900

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2006

PRELIMINARY PROSPECTUS

Education Management LLC

Education Management Finance Corp.

Offers to Exchange

$375,000,000 aggregate principal amount of its 8 3/4% Senior Notes due 2014 and $385,000,000 of its 10 1/4% Senior Subordinated Notes due 2016, each of which have been registered under the Securities Act of 1933, for any and all of its outstanding 8 3/4% Senior Notes due 2014 and 10 1/4% Senior Subordinated Notes due 2016, respectively.

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offers.

•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on , 2006, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes to be issued in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offers

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “ Risk Factors” beginning on page 24 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer if these securities in any state where the offer is not permitted.

INDUSTRY AND MARKET DATA

Some of the industry and market data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal company sources. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and neither the initial purchasers nor we can assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable. We obtained information relating to the U.S. post-secondary education market from the National Center for Education Statistics, which is the primary federal entity for collecting and analyzing data related to education, the College Board, the U.S. Census Bureau and the U.S. Department of Labor—Bureau of Labor Statistics.

TRADEMARKS

We have proprietary rights to a number of trademarks used in this prospectus which are important to our business, including Argosy University, Brown Mackie College, The Art Institute Online, as well as the names of certain of our schools. We have omitted the “®” and “™” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus circular are reserved.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should carefully read the entire prospectus, including the financial data and related notes and section entitled “Risk Factors,” before making an investment decision.

On June 1, 2006, EM Acquisition Corporation, a Pennsylvania corporation (“EM Acquisition”) formed by investment funds associated with Providence Equity Partners and Goldman Sachs Capital Partners (the “Sponsors”), merged with and into Education Management Corporation (the “Merger”), and investment funds designated by the Sponsors became the owners of Education Management Corporation. Unless the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “the Successor” and “the Company” refer to Education Management LLC and its consolidated subsidiaries (including Education Management Finance Corp.), which consist of all of EDMC’s operations prior to the Merger. References to “EDMC” and “the Predecessor” refer to Education Management Corporation, our indirect parent company. References to our fiscal year refer to the twelve month period ended June 30 of the year referenced.

Our Company

We are among the largest providers of post-secondary education in North America, with more than 72,000 active students as of the fall of 2005. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees in a broad range of disciplines, including media arts, design, psychology and behavioral sciences, education, information technology, legal studies, business, health sciences and culinary arts. Since 1996, we have generated a compounded annual enrollment growth rate of 18.4% and a compounded annual net revenue growth rate of 23.0%.

Over our 35-year operating history, we have expanded the reach of our educational systems and currently operate 72 schools across 24 states in the United States and two Canadian provinces. Additionally, we offer an online education platform, enabling our students to pursue degrees online or through a flexible combination of both online and local campuses. Our programs enable students to earn various degrees, including Doctorate, Master’s, Bachelor’s and Associate’s, as well as certain specialized non-degree diplomas. These academic programs are designed with a distinct emphasis on applied, career-oriented content and are primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

Our student population includes both traditional students, typically recent high school graduates pursuing their first higher education degree, and working adults, who are pursuing additional education in their current field or preparing for a new profession. Based on information collected by us from graduating students and employers, we believe that of the approximately 12,300 undergraduate students who graduated from our institutions during the calendar year ended December 31, 2005, approximately 88% of those available for employment obtained employment in their fields of study or a related field within six months of graduation. Similar to traditional public and private colleges and universities, each of our schools located in the United States is recognized by accreditation agencies and by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid.

Our schools are organized and managed through four educational systems, each focused on specific programmatic and degree areas:

•

The Art Institutes. The Art Institutes offer Master’s, Bachelor’s and Associate’s degree programs, as well as certain non-degree diploma programs, in graphic design, media arts and animation, multimedia and web design, game art and design, video and digital media production, interior and industrial design, culinary arts, photography and fashion. Students can pursue their degree at one of our 32 Art Institute campuses in 18 states and two Canadian provinces, including The Art Institute Online, a division of The Art Institute of Pittsburgh.

•	Argosy University. Argosy University is primarily focused on Doctorate and Master’s degree programs in clinical psychology, counseling, education and business administration. It also offers Bachelor’s and Associate’s degrees in similar fields. There are 18 Argosy University locations in twelve states.

•	Brown Mackie Colleges. The Brown Mackie Colleges offer Associate’s degree programs, as well as certain non-degree diploma programs, in health sciences, business, information technology, legal studies and design technologies. There are 16 Brown Mackie College campuses in seven states, primarily in the Midwestern United States.

•	South University. South University offers undergraduate and graduate degree programs in business, legal studies, information technology and health sciences fields through five campuses in the Southeastern United States and online programs.

In addition to the educational systems listed above, we also operate Western State University College of Law in California, which offers Juris Doctor degrees.

We have provided educational services for more than 35 years since the acquisition of our first Art Institute in Pittsburgh in 1970. Throughout our history, we have selectively pursued acquisitions to augment our network, program and degree offerings with established franchises such as Argosy University in 2001 and South University and American Education Centers (renamed the Brown Mackie Colleges) in 2003. Of the 26 acquisitions we have completed, the majority have been select acquisitions of single campuses where the economics of acquiring an existing school were more favorable than opening a new school.

Industry Overview

We believe the post-secondary education market in the U.S. is a $320 billion annual market, which includes public and private two-year and four-year degree granting institutions, graduate and professional schools, and non-degree vocational schools offering specialized diplomas. In the U.S., there are over 17 million students enrolled in over 6,000 institutions that offer Doctorate, Master’s, Bachelor’s and Associate’s degrees and diploma programs. According to the National Center of Education Statistics, traditional students, typically recent high school graduates under 25 years of age who are pursuing their first higher education degree, represent approximately 61% of the national student population, with the remaining 39% comprising non-traditional students, who are largely working adults pursuing additional education in their current field or preparing for a new profession.

We believe there are a number of factors contributing to the long-term growth of the post-secondary industry. First, the shift toward a services-based economy increases the demand for higher levels of education. According to the Bureau of Labor Statistics, over the next decade 61% of projected growth in employment is expected to come from jobs that require at least some college experience. Second, according to the U.S. Census Bureau, the median annual income in 2004 for a person with a Bachelor’s degree was 62% higher than that of a high school graduate. This income benefit of education has helped increase the percentage of adults over 25 years of age with Bachelor’s degrees from 11% in 1970 to 28% in 2004. Third, government and private financial aid in various forms, including loan guarantees, grants and tax benefits for post-secondary students, has consistently increased from $4.4 billion to $142.7 billion between 1971 and 2005, representing a compounded annual growth rate of 10.7%. We believe this support will continue as the government emphasizes the development of a highly-skilled, educated workforce to maintain global competitiveness. Finally, the strong demand for post-secondary education has enabled educational institutions to consistently increase tuition and fees, with public four-year colleges increasing tuition and fees by 6.9% annually on average over the last ten years, according to the College Board.

We believe that for-profit providers will capture an increasing share of the growing demand for post-secondary education, as this demand has been largely unaddressed by traditional public and private universities. Non-profit public and private institutions may face limited financial capability to expand their offerings in response to the growing demand for education, due to a mix of state funding challenges, declining contributions and significant expenditures on research and the professor tenure system. Certain private institutions may also control enrollments to preserve the perceived prestige and exclusivity of their degree offerings. Additionally, we believe traditional non-profit institutions generally have not emphasized flexible course schedules and online offerings that appeal to working adults, nor have they aggressively pursued fully online course offerings.

As a result, for-profit post-secondary education providers continue to have significant opportunities for growth. The National Center of Education Statistics has reported that, over the last 7 years, enrollments at for-profit post-secondary education institutions have experienced a compounded annual growth rate of approximately 11%, compared to compounded annual growth rate of approximately 2% for traditional non-profit colleges and universities over the same time period. For-profit providers have continued their strong growth, principally due to the higher flexibility of their programmatic offerings and learning structure, their emphasis on applied, career-oriented content and their ability to consistently roll out new campuses and programs. Despite rapid growth, the market share of post-secondary education captured by for-profit providers remains relatively modest with ample room for continued growth. In 2003, according to the National Center for Education Statistics, for-profit institutions accounted for approximately 6% of all post-secondary enrollments, up from 4% in 1997. In addition, for-profit post-secondary providers continue to enlarge the size of the education market through targeting underserved students who might otherwise forgo post-secondary education, increasing marketing budgets and investment in online education, which is the fastest growing segment of the post-secondary market.

The post-secondary education industry is highly fragmented, with no one provider controlling significant market share. Students choose among providers based on programs and degrees offered, program flexibility and convenience, quality of instruction, placement rates, reputation and recruiting effectiveness. Such multi-faceted market fragmentation results in significant differentiation among various education providers, limited direct competition and minimal overlap between for-profit providers. The main competitors of for-profit post-secondary education providers are local public and private two-year junior and community colleges, traditional public and private undergraduate and graduate colleges and, to a lesser degree, other for-profit, career-oriented schools.

Our Strengths

We believe that the combination of the following strengths differentiates our business:

•	Flexible, diverse program offerings and broad degree capabilities. Our operational infrastructure and management approach are highly flexible and enable us to adapt quickly to changing market trends. We continuously monitor and adjust our programs based on changes in demand for new programs, degrees, schedules and delivery methods. We provide education to our students through traditional classroom settings as well as through online instruction. Our educational institutions offer a diverse range of academic programs in the following areas:

— Business	— Health sciences
— Information technology	— Media arts
— Education	— Design
— Law and legal studies	— Fashion
— Psychology and behavioral science	— Culinary arts

Our breadth of programmatic and degree offerings enables us to appeal to a diverse range of potential students. This helps to reduce our exposure to a decline in popularity in any one area of study. Our online education platform enables us to leverage our unique educational systems to expand our total addressable market, reaching new students who would otherwise not have the opportunity to attend classes at one of our local campuses.

•	National presence. We have 72 school locations in 24 states and two Canadian provinces. Our schools are located primarily in major metropolitan areas and we focus our marketing efforts on generating demand within a 100-mile radius of the campus. Throughout our history, we have invested in our schools in order to develop what we believe is an exceptional portfolio of schools, offering state-of-the-art facilities and learning infrastructure. Our schools provide attractive and efficient learning environments including many elements found in traditional colleges, such as libraries, bookstores and laboratories, as well as the modern equipment necessary for the various programs we offer. This aids us in recruiting and retaining students and faculty. For the fiscal year ended June 30, 2006, no single campus accounted for more than 5.5% of our total revenues.

•	Strong reputation for positive student outcomes. We believe that the success of our business is based upon our ability to generate positive outcomes for our students in terms of education, graduate employment and starting salary. We use these performance metrics to determine a part of our management compensation both at the corporate and campus level. This focus on student achievement has resulted in a consistent record of high student retention and graduate employment rates, which have been critically important in maintaining a strong reputation among students, faculty and employers. Based on information collected by us from graduating students and employers, we believe that, of the approximately 12,300 undergraduate students who graduated from our institutions during the calendar year ended December 31, 2005, approximately 88% of those available for employment obtained employment in their fields of study or a related field within six months of graduation. Employers of our graduates include companies such as Nordstrom, Electronic Arts, Expo Design Center, Ethan Allen and Nike.

•	Strong regulatory reputation and recognition. Each of our schools located in the United States is authorized to offer educational programs and grant degrees or diplomas by the state in which the school is located and is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education. Authorization by the state and accreditation by a recognized accrediting agency enables our students to access federal student loans, grants and other forms of public and private financial aid. In the regulated post-secondary education market, maintaining accreditation and state authorization at various levels is critical for operating existing schools, opening new schools and introducing new programs. We have established a culture of compliance and devote substantial resources to ensure that we meet applicable rules, standards and laws. Our success in this regard is evidenced by the success we have had maintaining the licensing and accreditation of our schools.

•	Highly attractive business model. We have predictable and consistent revenue growth, a scalable operating cost structure and significant operating cash flow generation.

Predictable and consistent revenue growth. We believe that our revenue model is highly predictable given the extended period of student enrollment, historically stable retention rates and annual tuition increases. Since 1996, we have demonstrated a compounded annual enrollment growth rate of 18.4% while increasing our tuition on average by 5.7% annually. This combination of enrollment growth and tuition increases has resulted in a compounded annual revenue growth rate of 23.0% since 1996.

Margin expansion from scalable cost structure. Management’s focus on increasing the efficiency of our existing physical infrastructure and leveraging the costs of operating these facilities over a broader student population is a key component of our operating margin improvement. The scalable nature of our cost structure at the campus level has enabled us to consistently expand our EBITDA margins in each of the last

10 years, improving from 15.4% in the fiscal year 1996 to 18.9% in the fiscal year 2006, which we refer to as fiscal 2006, an average of more than 30 basis points of annual improvement. With an aim towards maximizing utilization, we monitor and make adjustments to our facilities’ operation plan based on changes in demand for new programs, class schedules and other elements of our operations. In addition, we expect our shared location strategy to allow us to continue to leverage our historical investment in school facilities and to control our ongoing operational and maintenance costs.

Significant operating cash flow generation. The combination of moderate maintenance capital requirements and a positive benefit from working capital enables us to convert a significant portion of our revenue to cash available for investment in existing campuses, organic growth initiatives and debt service. Additionally, given the advanced payment of tuition and fees which is customary for the post-secondary education industry, our working capital is on average a source of cash, although subject to significant seasonal fluctuations.

Our Business Strategy

We intend to pursue the following key elements of our current business strategy:

•	Augment and improve our academic curricula and programs

Create new and revise existing academic programs. We continually strive to identify emerging industry trends in order to understand the evolving educational needs of our students and the employment market. We rapidly develop and introduce new programs in response to these needs with the assistance of our curriculum advisory teams, which consist of over 1,200 industry experts and employers. For example, during fiscal 2006, we introduced six new academic programs, including criminal justice, fashion and retail management, simulation and virtual environments, and community college executive leadership. We also regularly evaluate our existing program offerings and revise existing courses to meet changing market needs.

Rollout existing programs to additional schools. Our broad base of 72 schools enables us to drive growth through introducing programs that have been successful at one school to other schools within our systems. During fiscal 2006, we successfully rolled out 87 existing educational programs to additional schools. The rollout of existing programs at additional campuses allows us to drive enrollment growth at existing locations with minimal incremental costs, leverage existing curriculum development and quickly capitalize on identified market needs.

•	Continue to improve our marketing and student services

Increase and optimize the use of marketing resources. We continuously evaluate the efficiency of various marketing media channels by student, program, campus and school systems, which enables us to rapidly optimize the allocation of our marketing budget. We also put significant emphasis on recruiting qualified admission officers. During fiscal 2006, we increased the number of admissions officers at our schools by approximately 36%.

Continue to emphasize student services. In student services, we focus on student retention and assisting our students in obtaining full-time employment. We maintain dedicated career services personnel at our schools, who provide assistance by establishing relationships with potential employers and preparing students for interviews and post-graduate employment. We also evaluate the placement of our students from each of our programs to assist us in determining how to allocate our resources in the future. Our focus on student outcomes also helps us to maintain a strong student retention rate and manage our cohort loan default rates, enhancing profitability and regulatory compliance. It also helps us to attract new students, because approximately 26% of the new students at our Art Institutes first come to us through referrals, generally from satisfied existing students and alumnus.

•	Expand the number of online students

We believe that a significant growth opportunity exists in offering fully-online programs to students who may not otherwise have attended our schools. As the quality and acceptance of online education continues to increase, we continue to invest in both expanding our online course offerings and enhancing our online marketing presence. Online programs primarily target students who are not able to pursue campus-based post-secondary education, due to schedule and location constraints, and thus address an additional market beyond our campus-based target demographics. Online courses provide these students flexible schedules which can be tailored around a student’s working hours and can be combined with traditional on-campus classes. Online offerings represent an attractive avenue for growth that utilizes many of our existing education curricula while requiring less capital expenditures relative to campus-based expansion. Our online efforts continue to experience significant success, with approximately 4,100 students taking all of their courses online and approximately 9,100 students taking at least one of their courses online during the fall term of 2005, compared to approximately 2,500 and 6,400 students, respectively, during the same term in 2004.

•	Grow our portfolio of schools in a capital-efficient manner

Develop new school locations. We believe that there are many attractive opportunities available to us to develop new school locations in the United States. Prior to opening a new campus, we perform a detailed analysis of the geographic area, including ranking the statistical attractiveness of a metropolitan area based on population size and growth, the percentage of the population likely to pursue education in a particular program area and the level of unmet demand represented by a student population not served by existing local post-secondary educational institutions. In opening new campuses, we utilize our centralized infrastructure and existing curricula to cost-effectively expedite the opening and ramp-up of a location. Since the beginning of fiscal year 2005, we have opened eight new school locations.

Utilize shared services locations. Since fiscal 2004, we have combined the facilities and administrative functions of some of our schools that are located in the same geographic regions. The administrative services which are combined for two or more schools located within a single facility may include career services, finance, human resources and information technology, among other functions. Currently, 24 of our schools are in shared services locations, and we plan to continue to utilize this model for new campuses in order to minimize capital expenditures and operating expenses, and increase facility utilization.

Education Management Corporation was incorporated under Pennsylvania law in 1962. EM Acquisition Corporation was incorporated under Pennsylvania law on February 3, 2006. Education Management Holdings LLC and Education Management LLC were organized under Delaware law on March 15, 2006. Education Management Finance Corp. was incorporated under Delaware law on May 2, 2006. EDMC’s principal executive offices are located at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222 and its telephone number is (412) 562-0900.

The Transactions

On March 3, 2006, EM Acquisition, formed by investment funds associated with the Sponsors, entered into the Merger Agreement with EDMC pursuant to which EM Acquisition merged with and into EDMC (the “Merger”). As a result of the Merger, investment funds designated by the Sponsors own EDMC.

At the effective time of the Merger, each share of EDMC’s common stock outstanding immediately prior to the Merger (other than shares held in treasury or shares held by any of our respective subsidiaries) was cancelled and converted into the right to receive $43.00 in cash. As described below, our Chief Executive Officer and our Chief Financial Officer entered into agreements with the Sponsors pursuant to which they agreed, among other things, to participate in the equity of EDMC in connection with the Transactions (as defined below). These executive officers are referred to in this prospectus as the “senior management participants.” Investment funds designated by Providence Equity and Goldman Sachs Capital Partners each invested $500.0 million in equity securities of EDMC for a total equity investment by the Sponsors of $1,000.0 million as part of the Transactions. Certain other investors, including certain affiliates of Goldman Sachs Capital Partners, co-invested with the investment funds designated by the Sponsors (the “Co-Investors,” and together with investment funds designated by the Sponsors and the senior management participants, the “Investors”), invested an aggregate of $300.0 million of equity in EDMC as part of the Transactions. Upon the consummation of the Transactions, the senior management participants purchased an aggregate of $3.5 million of the Sponsors’ equity interests in EDMC. We sold an additional $9.3 million of equity interests in EDMC to other members of senior management and directors pursuant to an employee stock purchase plan. In July 2006, Leeds Equity Partners IV, L.P. (“Leeds Equity Partners”) exercised an option (the “Leeds Option”) to purchase $100.0 million of EDMC securities from the Sponsors ($50.0 million from each of Providence Equity and Goldman Sachs Capital partners), which reduced the Sponsors’ total investment to $896.5 million. (From and after the exercise of the Leeds Option, the term “Co-Investors” includes Leeds Equity Partners). The Merger was approved at a special meeting held on May 25, 2006 by the affirmative vote of a majority of the votes cast by holders of shares of EDMC’s common stock entitled to vote thereon. The Merger became effective upon the closing of the Transactions on June 1, 2006.

The purchase of EDMC by the Investors was financed by borrowings under our new senior secured credit facilities, the issuance of the notes offered in the Transactions, the equity investment and participation described above and cash on hand.

The offering of the notes, the initial borrowings under our senior secured credit facilities, the equity investment and participation by the Investors in EDMC, the Merger and other related transactions are collectively referred to in this prospectus as the “Transactions.” For a more complete description of the Transactions, see “Ownership and Corporate Structure,” “The Merger” and “Description of Other Indebtedness.”

OWNERSHIP AND CORPORATE STRUCTURE

The following diagram below sets forth our corporate structure. Subsidiaries of Education Management LLC own all of the operating assets of EDMC. See “The Merger” and “Principal Stockholders.” This structure was achieved through a series of equity contributions that occurred in connection with the Merger.

(1)	Includes $1,000.0 million of cash equity contributed by investment funds designated by the Sponsors and $300.0 million of cash equity contributed by the Co-Investors. Upon the consummation of the Transactions, the senior management participants purchased an aggregate of $3.5 million of the Sponsors’ equity interests in EDMC. In July 2006, the Sponsors sold $100.0 million of their EDMC securities to the Co-Investors, reducing the Sponsors’ total investment to $896.5 million.
(2)	The obligations under our senior credit facilities are guaranteed by Education Management Holdings LLC and all of Education Management LLC’s existing direct and indirect domestic subsidiaries, other than any subsidiary that directly owns or operates a school or any inactive subsidiary that has less than $100,000 of assets. The exchange notes are fully and unconditionally guaranteed by all of our existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets.
(3)	Upon the closing of the Transactions, we entered into a $300.0 million revolving credit facility with a six-year maturity, of which $50.0 million was drawn on the closing date of the Transactions. The U.S. Department of Education has required us to maintain an $87.9 million letter of credit in favor of the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit was provided on October 12, 2006 and reduces availability under our revolving credit facility.
(4)	Upon the closing of the Transactions, we entered into a $1,185.0 million term loan facility with a seven-year maturity.
(5)	Education Management Finance Corp. has only nominal assets, does not currently conduct any operations and was formed solely to act as co-issuer of the outstanding notes.

Sources and Uses

The sources and uses of the funds for the Transactions are shown in the table below (in thousands).

Sources of funds			Uses of funds:
Revolving credit facility(1)	$50,000		Equity purchase price(4)	$3,380,598
Cash and cash equivalents from Predecessor(5)	374,078		Cash and cash equivalents to Successor(5)	147,750
Senior secured term loan facilities(2)	1,185,000		Transaction costs(6)	140,730
Senior Notes due 2014 at 8.75%	375,000
Senior Subordinated Notes due 2016 at 10.25%	385,000
Equity contribution by Sponsors and other investors(3)	1,300,000

Total sources of funds	$3,669,078	(7)	Total uses of funds	$3,669,078

(1)	Upon the closing of the Transactions, we entered into a $300.0 million revolving credit facility with a six-year maturity, of which $50.0 million was drawn on the closing date of the Transactions in order to satisfy certain regulatory financial ratios. The U.S. Department of Education has required us to maintain an $87.9 million letter of credit in favor of the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit was provided on October 12, 2006 and reduces availability under our revolving credit facility.
(2)	Upon the closing of the Transactions, we entered into a $1,185.0 million term loan facility with a seven-year maturity.
(3)	Represents $1,000.0 million invested in equity securities of EDMC by investment funds designated by the Sponsors and $300.0 million invested in equity securities of EDMC by the Co-Investors. Upon the consummation of the Transactions, the senior management participants purchased an aggregate of $3.5 million of the Sponsors’ equity interests in EDMC. Following the closing of the Transactions, the Sponsors sold an additional $100.0 million of their EDMC securities to the Co-Investors, reducing the Sponsors’ total investment to $896.5 million.
(4)	The holders of outstanding shares of common stock received $43.00 in cash per share in connection with the Transactions. Includes 76.0 million shares outstanding and 0.6 million of restricted shares plus intrinsic value of options outstanding of $88.6 million, which is calculated based on approximately 4.4 million options outstanding with an average exercise price of $22.82 per share.
(5)	Excludes restricted cash.
(6)	Fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transaction fees paid to affiliates of the Sponsors, compensation expenses, payroll taxes and other transaction costs and professional fees. These amounts have been derived from Education Management LLC’s audited consolidated financial statements and related notes appearing elsewhere in this prospectus.
(7)	EDMC sold an additional $9.3 million of equity interests to other members of senior management and directors pursuant to an employee stock purchase plan.

The Sponsors

Providence Equity Partners Inc.

Providence Equity Partners Inc. (“Providence Equity”) is a global private investment firm specializing in equity investments in media, communications and information companies around the world. The principals of Providence Equity manage funds with over $9 billion in equity commitments and have invested in more than 80 companies operating in over 20 countries since the firm’s inception in 1990. Significant investments include Bresnan Broadband Holdings, Casema, Comhem, eircom, Kabel Deutschland, Metro-Goldwyn-Mayer, Ono, PanAmSat, ProSiebenSat.1, Recoletos, SunGard, VoiceStream Wireless, Warner Music Group, and Western Wireless. Providence Equity is headquartered in Providence, Rhode Island and also has offices in New York and London.

Goldman Sachs Capital Partners

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private equity and mezzanine investing. Established in 1986, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Goldman Sachs’ Principal Investment Area has formed 12 investment vehicles aggregating $35 billion of capital to date. Significant investments include Allied World Assurance, Burger King, Coffeyville Resources, Kabel Deutschland, Nalco Company, Sanyo Electric, SunGard, VoiceStream Wireless, Western Wireless, and YES Network. With $8.5 billion in committed capital, GS Capital Partners V is the current primary investment vehicle for Goldman Sachs to make privately negotiated equity investments. Goldman Sachs’ Principal Investment Area is headquartered in New York and also has offices in London, San Francisco, Hong Kong and Tokyo.

The Exchange Offers

In this prospectus, the term “outstanding senior notes” refers to the 8 3/4% Senior Notes due 2014 and the term “outstanding senior subordinated notes” refers to the 10 1/4% Senior Subordinated Notes due 2016, both of which are referred to together as the “outstanding notes.” The term “exchange senior notes” refers to the 8 3/4% Senior Notes due 2014 and the term “exchange senior subordinated notes” refers to the 10 1/4% Senior Subordinated Notes due 2016, each as registered under the Securities Act of 1933, as amended (the “Securities Act”) and both of which are referred to together as the “exchange notes.” The terms “senior notes” and “senior subordinated notes” refer collectively to the outstanding senior notes and exchange senior notes and to the outstanding senior subordinated notes and exchange senior subordinated notes, respectively. The term “notes” refers collectively to the outstanding notes and the exchange notes.

On June 1, 2006, Education Management LLC and Education Management Finance Corp. issued $375 million aggregate principal amount of 8 3/4% Senior Notes due 2014 and $385 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2016 in a private offering.

General

In connection with the private offering, Education Management LLC, Education Management Finance Corp. and the guarantors of the outstanding notes entered into registration rights agreements with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and make the exchange offers. You are entitled to exchange in the applicable exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreements; and

•	the liquidated damages provisions of the registration rights agreements are no longer applicable.

The Exchange Offers	Education Management LLC and Education Management Finance Corp. are offering to exchange:

•	$375 million aggregate principal amount of 8 3/4% Senior Notes due 2014 which have been registered under the Securities Act for any and all of its existing 8 3/4% Senior Notes due 2014; and

•	$385 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2016 which have been registered under the Securities Act for any and all of its existing 10 1/4% Senior Subordinated Notes due 2016;

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale

Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offers with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date

The exchange offers will expire at 12:00 a.m. midnight, New York City time, on                    , 2006, unless extended by Education Management LLC and Education Management Finance Corp. Education Management LLC and Education Management Finance Corp. do not currently intend to extend the expiration date.

Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. Education Management LLC and Education Management Finance Corp. will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the Exchange Offers	Each exchange offer is subject to customary conditions, which Education Management LLC and Education Management Finance Corp. may waive. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes

If you wish to participate in either exchange offer and hold outstanding notes in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures under

DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offers, Education Management LLC, and Education Management Finance Corp. and the guarantors of the notes will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except Education Management LLC, Education Management Finance Corp. and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offers, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, Education Management LLC, Education Management Finance Corp. and the guarantors of the notes do not currently anticipate that they will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences of the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent

The Bank of New York is the exchange agent for the exchange offers. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offers—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement.

Issuers

Education Management LLC and Education Management Finance Corp., a newly formed wholly-owned subsidiary of Education Management LLC, jointly and severally issued the outstanding notes. Education Management Finance Corp. has only nominal assets, does not currently conduct any operations and was formed solely to act as co-issuer of the outstanding notes.

Securities Offered	$760.0 million aggregate principal amount of notes, consisting of:

•	$375.0 million aggregate principal amount of 8 3/4% Senior Notes due 2014; and

•	$385.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2016.

Maturity	The exchange senior notes will mature on June 1, 2014.

The exchange senior subordinated notes will mature on June 1, 2016.

Interest Rate	The exchange senior notes will bear interest at a rate of 8 3/4% per annum.

The exchange senior subordinated notes will bear interest at a rate of 10 1/4% per annum.

Interest Payment Dates	June 1 and December 1, beginning on December 1, 2006. Interest will accrue from the issue date of the exchange notes.

Ranking	The exchange senior notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior notes, including the exchange senior subordinated notes;

•	rank equally in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange senior notes; and

•	be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange senior notes.

Similarly, the guarantees of the exchange senior notes will be senior unsecured obligations of the guarantors and will:

•	rank senior in right of payment to all of the applicable guarantor’s future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior notes, including such guarantor’s guarantee under the exchange senior subordinated notes;

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange senior notes; and

•	be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the exchange senior notes.

The exchange senior subordinated notes will be our unsecured senior subordinated obligations and will:

•	be subordinated in right of payment to our existing and future senior debt, including our senior secured credit facilities and the exchange senior notes;

•	rank equally in right of payment to all of our future senior subordinated debt;

•	be effectively subordinated in right of payment to all of our existing and future secured debt (including our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange senior subordinated notes; and

•	rank senior in right of payment to all of our future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior subordinated notes.

Similarly, the guarantees of the exchange senior subordinated noted will be unsecured senior subordinated obligations of the guarantors and will:

•	be subordinated in right of payment to all of the applicable guarantor’s existing and future senior debt, including such guarantor’s guarantee under our senior secured credit facilities and the exchange senior notes;

•	rank equally in right of payment to all of the applicable guarantor’s future senior subordinated debt;

•	be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the exchange senior subordinated notes; and

•	rank senior in right of payment to all of the applicable guarantor’s future subordinated debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange senior subordinated notes.

As of September 30, 2006 (1) the senior notes and related guarantees ranked senior to the $385.0 million of senior subordinated notes, (2) the senior subordinated notes and related guarantees ranked junior to approximately $1,182.0 million of senior indebtedness under the senior secured credit agreement and the $375.0 million senior notes and (3) we had an additional $300.0 million of unutilized capacity under our senior secured revolving credit facility excluding $2.2 million in letter of credit.

Guarantees

The exchange notes will be fully and unconditionally guaranteed by all of Education Management LLC’s existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets, and will also be guaranteed by certain future restricted subsidiaries that guarantee other debt. Our guarantor subsidiaries accounted for approximately $2.9 million, or 1.0%, of our net revenue, and a loss of approximately $0.7 million, or 1.4%, of our total EBITDA, in each case for the three months ended September 30, 2006, and approximately $2.5 million, or less than 0.1%, of our total assets, and approximately $1.1 million, or less than 0.1%, of our total liabilities, in each case as of September 30, 2006.

Since our non-guarantor subsidiaries are our primary source of revenue, the guarantors will have limited ability to make payments in respect of the exchange notes if the issuers are unable to satisfy their payment obligations. As a result, the guarantees will be of limited value.

Optional Redemption

Prior to June 1, 2010, we will have the option to redeem some or all of the exchange senior notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption—Senior Notes”) plus accrued and unpaid interest to the redemption date. Beginning on June 1, 2010, we may redeem some or all of the exchange senior notes at the redemption prices listed under “Description of Notes—Optional Redemption—Senior Notes” plus accrued interest on the exchange senior notes to the date of redemption.

Prior to June 1, 2011, we will have the option to redeem some or all of the exchange senior subordinated notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Notes—Optional Redemption—Senior Subordinated Notes”) plus accrued and unpaid interest to the redemption date. Beginning on June 1, 2011, we may redeem some or all of the exchange senior subordinated notes at the redemption prices listed under “Description of Notes—Optional Redemption—Senior Subordinated Notes” plus accrued interest on the exchange senior subordinated notes to the date of redemption.

Optional Redemption After Certain Equity Offerings

At any time (which may be more than once) (i) before June 1, 2009, we may choose to redeem up to 35% of the exchange senior notes at a redemption price equal to 108.75% of the face amount thereof and (ii) before June 1, 2009 we may choose to redeem up to 35% of the exchange senior subordinated notes at a redemption price equal to 110.25% of the face amount thereof, in each case, with proceeds that we raise in one or more equity offerings, as long as at least 50% of the aggregate principal amount of the exchange notes issued of the applicable series remains outstanding afterwards.

See “Description of Notes—Optional Redemption.”

Change of Control

Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of the exchange notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we may not have enough funds at that time; or

•	terms of our senior debt, including, in the case of the exchange senior subordinated notes, the indenture governing the exchange senior notes, may prevent us from making such payment.

Your right to require us to repurchase a series of notes upon the occurrence of a change of control will be suspended during any time that the applicable series of notes has investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

Restrictive Covenants

We will issue the exchange senior notes and the exchange senior subordinated notes under separate indentures. The indentures governing the notes contain covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.” These covenants will be superseded with respect to a series of notes at all times when the applicable series of notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s but will be reinstated if such notes cease to have an investment grade rating.

No Public Market

The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of the market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion without notice.

Risk Factors

Investing in the notes involves substantial risks. See “Risk Factors” for a description of some of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is summary historical consolidated financial data and summary unaudited pro forma consolidated financial data of our business, at the dates and for the periods indicated. The summary historical financial data as of September 30, 2006 and for the three-month period then ended have been derived from Education Management LLC’s unaudited consolidated financial statements included elsewhere in this prospectus and the summary historical financial data for the three-month period ended September 30, 2005 have been derived from Education Management Corporation’s unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements of Education Management LLC and Education Management Corporation have been prepared on a basis consistent with the annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The historical data for the fiscal years ended June 30, 2004 and 2005 and the period from July 1, 2005 through May 31, 2006 have been derived from Education Management Corporation’s historical consolidated financial statements included elsewhere in this prospectus and the historical data for the period June 1 through June 30, 2006 and as of June 30, 2006 have been derived from Education Management LLC’s historical consolidated financial statements included elsewhere in this prospectus and have been audited by Ernst & Young LLP. The Predecessor financial data contain information relating to Education Management Corporation prior to the consummation of the Transactions. The Successor financial data contain information relating to Education Management LLC after consummation of the Transactions.

The summary unaudited pro forma consolidated financial statement of operations and other financial data for the twelve months ended June 30, 2006 have been prepared to give effect to the Transactions as if they had occurred on July 1, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

The combined results for the fiscal year ended June 30, 2006 (fiscal 2006) represent the combination of the Predecessor period from July 1, 2005 through May 31, 2006 and the Successor period from June 1, 2006 through June 30, 2006. This combination does not comply with GAAP or with the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

	Predecessor			Successor	Combined	Predecessor	Successor	Pro Forma
	Year Ended June 30,		July 1, 2005 through May 31, 2006	June 1, 2006 through June 30, 2006	Year Ended June 30, 2006	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006	Year Ended June 30, 2006
	2004	2005
	(dollars in millions)
Statement of Operations Data:
Net revenues	$853.0	$1,019.3	$1,095.8	$74.4	$1,170.2	$253.0	$290.5	$1,170.2

Costs and expenses:
Educational services	546.1	640.4	644.6	64.7	709.3	171.4	184.7	709.0
General and administrative	167.0	203.8	278.5	26.0	304.5	59.4	72.6	309.1
Amortization of intangible assets	6.9	6.5	4.0	1.7	5.7	1.5	5.1	18.8

Total costs and expenses	720.0	850.7	927.1	92.4	1,019.5	232.3	262.4	1,036.9

Income (loss) before interest and income taxes	133.0	168.6	168.7	(18.0)	150.7	20.7	28.1	133.3
Interest (income) expense, net	2.5	(0.2)	(5.3)	14.1	8.8	(0.7)	44.0	173.4

Income (loss) before income taxes	130.5	168.8	174.0	(32.1)	141.9	21.4	(15.9)	(40.1)
Provision (benefit) for income taxes	53.5	67.2	73.6	(12.4)	61.2	7.4	(6.2)	(6.7)

Net income (loss)	$77.0	$101.6	$100.4	$(19.7)	$80.7	$14.0	$(9.7)	$(33.4)

	Predecessor			Successor	Combined	Predecessor	Successor	Pro Forma
	Year Ended June 30,		July 1, 2005 through May 31, 2006	June 1, 2006 through June 30, 2006	Year Ended June 30, 2006 (3)	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006	Year Ended June 30, 2006 (3)
	2004 (1)	2005 (2)
	(dollars in millions)
Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$166.3	$192.5	$301.7	$(22.4)	$279.3	$171.8	$128.5
Investing activities	(239.9)	(98.1)	(56.4)	(3,534.1)	(3,590.5)	15.7	22.4
Financing activities	102.0	(39.0)	(43.2)	3,445.5	3,402.3	58.6	163.3
Effect of foreign exchange on cash	(0.6)	(0.2)	0.0	0.1	0.1	(1.9)	—

Other Data:
EBITDA(4)	$188.3	$252.7	$231.6	$(10.6)	$221.0	$38.3	$50.2	$218.0
Capital expenditures(5)	82.3	74.9	57.9	7.7	65.6	16.2	22.2	65.6
Enrollment at beginning of fall quarter	58,828	66,179	72,471		72,471
Campus locations (at period end)(6)	66	70	71	71	71

Balance Sheet Data (as of the period ended):
Cash and cash equivalents, excluding restricted cash				$263.3		$267.5	$206.0	$263.3
Total assets				3,945.4		1,058.9	3,873.5	3,945.4
Total debt(7)				2,110.0		8.9	1,946.8	2,110.0
Net debt (cash)(8)				1,846.7		(258.6)	1,740.8	1,846.7
Total shareholders’ equity				1,282.8		691.6	1,262.9	1,282.8

(1)	South University and the Brown Mackie Colleges are included as of their respective acquisition dates during fiscal 2004. Note 1 to the consolidated financial statements for the fiscal year ended 2004 provides pro forma results as if the acquisitions had been acquired and consolidated as of July 1, 2002. A charge of $2.2 million was recognized in fiscal 2004 to increase the valuation allowance related to our Canadian net deferred tax assets.
(2)	Results for the fiscal year 2005, which we refer to as fiscal 2005, include non-cash, pretax charges of approximately $4.2 million related to fixed asset impairments. Also, cumulative adjustments for lease accounting recorded in fiscal 2005 increased educational services expense by approximately $3.8 million. These adjustments are comprised of $19.5 million of amortization expense and $15.7 million of reductions to rent expense.
(3)	Fiscal 2006 and pro forma year ended June 30, 2006 include $32.2 million in compensation costs resulting from the implementation of SFAS No. 123(R). We adopted the modified prospective method and, therefore, results of operations in prior fiscal periods were not affected by the implementation of the standard. Also reflects $40.1 million of costs incurred as a result of the Transactions, including $30.2 million of accounting, placement, other financing, investment banking, legal and other professional fees and costs and $9.9 million of employee compensation and payroll taxes.
(4)

EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense (income), net, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of EDMC and future results that will reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Historical EBITDA is calculated as follows:

	Predecessor			Successor		Predecessor	Successor
	Year Ended June 30,		July 1, 2005 through May 31, 2006	June 1, 2006 through June 30, 2006	Combined Year Ended June 30, 2006	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006	Pro Forma Year Ended June 30, 2006
	2004	2005
	(dollars in millions)
Net income (loss)	$77.0	$101.6	$100.4	$(19.7)	$80.7	$14.0	$(9.7)	$(33.4)
Interest (income) expense, net	2.5	(0.2)	(5.3)	14.1	8.8	(0.7)	44.0	173.4
Provision (benefit) for income taxes	53.5	67.2	73.6	(12.4)	61.2	7.4	(6.2)	(6.7)
Depreciation and amortization, including amortization of intangible assets(a)	55.3	84.1	62.9	7.4	70.3	17.6	22.1	84.7

EBITDA	$188.3	$252.7	$231.6	$(10.6)	$221.0	$38.3	$50.2	$218.0

(a)	Depreciation and amortization includes non-cash charges related to fixed asset impairments and write-offs of $0.9 million in fiscal 2006 and $4.2 million in fiscal 2005. The year ended June 30, 2005 includes $19.5 million related to cumulative adjustments for changes in lease accounting.

(5)	Capital expenditures include net cash paid for property and equipment, leasehold improvements, online curriculum development, software and other assets.
(6)	Brown Mackie College-Dallas and Brown Mackie College-Fort Worth discontinued accepting new enrollments effective August 4, 2005 and completed the teach-out of all students at each school by June 30, 2006. Upon completion of the teach-out, each school closed. Brown Mackie College-Los Angeles, Brown Mackie College-Orange County, Brown Mackie College-San Diego and Brown Mackie College-Denver have discontinued new enrollments. We established a degree site of Argosy University at each location which assumed the non-diploma Brown Mackie College class offerings. The Brown Mackie College locations closed once current students completed their classes. Except for Argosy University-Denver, the Argosy University degree sites that assumed the students of the closed Brown Mackie College locations do not constitute campus locations of Argosy University.
(7)	Total debt at September 30, 2006 included $1,182.0 million of variable rate debt. Total debt at June 30, 2006 consisted of the current portion of long term debt, existing long-term debt, the term loan facility, the senior notes and senior subordinated notes and $160.0 million of our revolving credit facility that was borrowed in order to satisfy certain year-end regulatory financial ratios and repaid on July 3, 2006.
(8)	Net debt is not a defined term under GAAP. Net debt is total debt less cash and cash equivalents at June 30, 2006, September 30, 2005 and September 30, 2006.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offers. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risks Relating to the Exchange Offers

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offers” and “The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

The following chart shows our level of indebtedness as of September 30, 2006.

As of September 30, 2006
(in millions)
Revolving credit facility(1)	$0.0
Senior Secured term loan facilities due 2013	1,182.0
Senior Notes due 2014	375.0
Senior Subordinated Notes due 2016	385.0
Capital leases	2.9
Mortgage debt of consolidated entity	1.9

Total	$1,946.8

(1)	Upon the closing of the Transactions, we entered into a $300.0 million revolving credit facility with a six-year maturity, of which $0.0 million was drawn at September 30, 2006. The U.S. Department of Education has required us to maintain an $87.9 million letter of credit in favor of the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit was provided on October 12, 2006 and reduces availability under our revolving credit facility.

Our high degree of leverage could have important consequences for you, including:

•	making it more difficult for us to make payments on the notes;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our senior secured credit facilities, will bear interest at variable rates;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our senior secured credit facilities and the indentures governing the notes. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

Our pro forma interest expense, not including non-cash amortization of deferred financing fees, for the twelve months ended June 30, 2006 would have been $165.7 million and our actual interest expense, not including non-cash amortization of deferred financing fees, for the three months ended September 30, 2006 was $42.1 million.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

In addition, under the senior secured credit agreement, we are required to satisfy and maintain specified financial ratios and other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit agreement. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the senior secured credit agreement. If the lenders under the senior secured credit agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our indebtedness under the senior secured credit facilities, as well as our unsecured indebtedness.

Risks Related to Our Business

Opening additional new schools and growing our online student programs could be difficult for us.

We anticipate continuing to open new schools in the future. Establishing new schools poses unique challenges and requires us to make investments in management, capital expenditures, marketing expenses and other resources. When opening a new school, we are required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, a school has to be certified by the U.S. Department of Education. Our failure to effectively manage the operations of newly established schools or service areas, or any diversion of management’s attention from our core school operating activities, could harm our business.

We anticipate significant future growth from online courses we offer to students. As of September 30, 2006, The Art Institute Online offers a broad suite of programs in the creative fields, South University offers online bachelor’s degree programs in business administration, information technology and health sciences, and Argosy University offers online programs in business, education and psychology. In future years we plan to continue to roll out new online programs at The Art Institutes, South University and Argosy University. Further, the success of any new online programs and classes depends in part on our ability to expand the content of our programs, develop new programs in a cost-effective manner, and meet the needs of our students in a timely manner. The expansion of our existing online programs, the creation of new online classes and the development of new online programs may not be accepted by students or the online education market.

The development of new programs and classes, both conventional and online, is subject to requirements and limitations imposed by the U.S. Department of Education, the state licensing agencies and the accrediting bodies. Such requirements and limitations may or may not be related to the Transactions. The imposition of restrictions on the initiation of new educational programs by any of our regulatory agencies as a result of the Transactions may delay such expansion plans.

Our success depends, in part, on the effectiveness of our marketing and advertising programs in recruiting new students.

In order to maintain and increase our revenues and margins, we must continue to attract new students in a cost-effective manner. Over the last fiscal year, we have increased the amounts spent on marketing and advertising, and we anticipate this trend to continue. If we are unable to successfully advertise and market our schools and programs, our ability to attract and enroll new students could be adversely impacted and, consequently, our financial performance could suffer. We use marketing tools such as the Internet, radio, television and print media advertising to promote our schools and programs. Our representatives also make presentations at high schools to promote The Art Institutes. Additionally, we rely on the general reputation of our schools and referrals from current students, alumni and employers as a source of new students. Among the factors that could prevent us from successfully marketing and advertising our schools and programs are the failure of our marketing tools and strategy to appeal to prospective students, current student and/or employer dissatisfaction with our program offerings and diminished access to high school campuses.

Failure to keep pace with changing market needs and technology could harm our student population.

The success of our schools depends to a large extent on the willingness of prospective employers to employ our students upon graduation. Our schools must keep current with changing technological needs and skills demanded by prospective employers. If we fail to respond to changes in industry requirements by offering new programs to our students or investing in new technology, it could have a material adverse effect on our ability to attract students.

Our success depends upon our ability to recruit and retain key personnel.

Our success also depends, in large part, upon our ability to attract and retain highly qualified faculty, school presidents and administrators and corporate management. We may have difficulty locating and hiring qualified personnel, and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could cause our business to suffer.

In June 2006, we experienced certain changes in our executive management. Upon consummation of the Transactions, Robert T. McDowell retired as our Executive Vice President—Chief Financial Officer and was replaced by Edward H. West. Robert B. Knutson, our Chairman of the Board of Directors, retired as of June 1, 2006. J. William Brooks, formerly our President and Chief Operating Officer, resigned effective June 30, 2006. We do not anticipate hiring a new President or Chief Operating Officer.

Failure to obtain additional capital in the future could reduce our ability to grow.

We believe that funds from operations, cash, investments and borrowings under our revolving credit facility will be adequate to fund our current operating plans for the foreseeable future. However, we may need additional debt or equity financing in order to finance our continued growth. The amount and timing of such additional financing will vary principally depending on the timing and size of acquisitions and new school openings, the sellers’ willingness to provide financing for acquisitions, and the amount of cash flow from our operations. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

Competitors with greater resources could harm our business.

The post-secondary education market is highly fragmented and competitive. Our schools compete for students with traditional public and private two-year and four-year colleges and universities and other proprietary schools, including those that offer online learning programs. Many public and private colleges and universities, as well as other private career-oriented schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to proprietary schools. Accordingly, public and private institutions may have instructional and support resources superior to those in the proprietary sector, and public institutions can offer substantially lower tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.

Failure to effectively manage our growth could harm our business.

Our business has grown rapidly. Our continued rapid growth may place a strain on our management, operations, employees, or resources. We may not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations, or achieve planned growth on a timely or profitable basis. If we are unable to manage our growth effectively, we may experience operating inefficiencies, and our net income may be materially adversely affected.

Failure to integrate acquired schools could harm our business.

From time to time, we engage in evaluations of, and discussions with, possible acquisition candidates. We may not continue to be able to identify suitable acquisition opportunities or to acquire any such schools on favorable terms. Additionally, we may not be able to successfully integrate any acquired schools into our operations profitably. Continued growth through acquisition may also subject us to unanticipated business or regulatory uncertainties, barriers or liabilities. Acquired schools may not enhance our business and, if we do not successfully address associated risks and uncertainties, may ultimately have a material adverse effect on our growth and ability to compete.

In the event we decide to acquire an institution, the U.S. Department of Education and most applicable state authorizing and accrediting agencies would consider that a change of ownership or control of the institution has occurred. A change of ownership or control of an institution under the standards of the U.S. Department of Education may result in the imposition of requirements for the posting of a letter of credit in favor of the U.S. Department of Education. It may also result in the imposition of limitations on the growth of the institution and could result in the temporary suspension of the institution’s participation in the federal student financial aid programs until the U.S. Department of Education issues a temporary certification document. State authorizing agencies and accrediting agencies may likewise impose restrictions or deny or delay approval of an acquisition. If we were unable to promptly reestablish the state authorization, accreditation or U.S. Department of Education certification of an institution we acquired, depending on the size of the acquisition, that failure could have a material adverse effect on our business.

We may be unable to operate one or more of our schools due to a natural disaster.

A number of our schools are located in Florida and elsewhere in the Southeastern United States. We also have a number of schools located in southern California. One or more of these schools may be unable to operate for an extended period of time in the event of a hurricane, earthquake or other natural disaster which does substantial damage to the area in which a school is located. The failure of one or more of our schools to operate for a substantial period of time could have a material adverse effect on our results of operations.

The Sponsors, acting collectively, have the right to control us and may have conflicts of interest with us or you in the future.

Investment funds designated by the Sponsors collectively own approximately 80.5% of our capital stock. While the Sponsors are not under common control, either directly or indirectly, were the Sponsors to act collectively they would have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether noteholders believe that any such transactions are in their own best interests. For example, the Sponsors could collectively cause us to make acquisitions that increase the amount of indebtedness that is secured or that is senior to the exchange senior subordinated notes or to sell assets.

Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds designated by the Sponsors collectively continue to indirectly own a significant amount of the outstanding shares of our common stock, the Sponsors will collectively continue to be able to strongly influence or effectively control our decisions.

Risks Related to Our Industry

Failure of our schools to comply with extensive regulations could result in financial penalties, restrictions on our operations, or loss of external financial aid funding for our students.

Approximately 70% of our revenues in fiscal 2004, 2005 and 2006 were derived from federal student financial aid programs pursuant to Title IV of the Higher Education Act of 1965, as amended (“Title IV programs”). Our participation in the Title IV programs is subject to oversight by the U.S. Department of Education and is conditioned by approvals granted by other agencies as well as subject to independent certification by the U.S. Department of Education. Each of our schools must also obtain and maintain approval to enroll students, offer instruction and grant credentials from the state oversight agency in the state in which the school is located. Such approval is also a precondition to the ability of our students to participate in the Title IV programs. Participation in the Title IV programs also requires each school to be accredited by an accrediting agency recognized by the U.S. Department of Education as a reliable authority on institutional quality and integrity. Accreditation is, in turn, conditioned on each school maintaining applicable state authorization. Our schools must also comply with the requirements of any loan guarantee agencies which guarantee certain federal student loans made to our schools’ students, the requirements of such state grant programs as may be available to our students, and the requirements of specialized accrediting agencies which oversee institutional quality in particular program areas. As a result, our schools are subject to extensive regulation and review by these agencies which cover virtually all phases of our operations. These regulations also affect our ability to acquire or open additional schools, add new educational programs or substantially change existing programs, or change our corporate or ownership structure. The agencies that regulate our operations periodically revise their requirements and modify their interpretations of existing requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulations.”

If one of our schools were to violate or fail to meet any of these regulatory requirements, we could suffer financial penalty, limitations on our operating activities or termination of the school’s ability to grant degrees and certificates or the school’s eligibility to receive federal student financial aid funds on behalf of its students. A significant portion of our students rely on federal student financial aid funds to finance their education. We cannot predict with certainty how all of these requirements will be applied or interpreted by the regulatory body, or whether each of our schools will be able to comply with all of the requirements in the future.

Congress may change the law or reduce funding for federal student financial aid programs, which could harm our student population and revenue.

Political and budgetary concerns can significantly affect the Title IV programs and other laws governing the federal student financial aid programs. The Title IV programs are made available pursuant to the provisions of the Higher Education Act of 1965, as amended (“HEA”), and the HEA must be reauthorized by the Congress approximately every six years. Independent of reauthorization, Congress must annually appropriate funds to fund the Title IV programs. The HEA is currently expected to be reauthorized or extended (and funded for the following fiscal year) during 2006. Reauthorization may result in numerous legislative changes, including funding reductions. Congress may also impose certain requirements upon the state or accrediting agencies respecting their approval of our schools. Any action by Congress that significantly reduces funding for the federal student financial aid programs or the ability of our schools or students to participate in these programs would have a material adverse effect on our student population and revenue. Legislative action may also increase our administrative costs and require us to modify our practices in order for our schools to comply fully with applicable requirements.

If we do not meet specific financial responsibility ratios and other compliance tests established by the U.S. Department of Education our schools may lose eligibility to participate in federal student financial aid programs.

To participate in the federal student financial aid programs, an institution must either satisfy certain quantitative standards of financial responsibility on an annual basis, or post a letter of credit in favor of the U.S. Department of Education and possibly accept other conditions and/or limitations on its participation in the federal student financial aid programs. As of June 30, 2006, three of our schools did not satisfy the quantitative measures of financial responsibility on an individual school basis and three other of our schools were required to post letters of credit for other reasons.

Certain transactions such as those associated with the Merger Agreement may give rise to a separate U.S. Department of Education review of financial responsibility. We were required by the U.S. Department of Education to post a $87.9 million letter of credit on October 12, 2006 and are subject to provisional certification and additional financial and cash monitoring on our disbursements of Title IV funds due to EDMC’s failure on a consolidated basis to satisfy the financial responsibility standards after the completion of the Transactions. The amount of the letter of credit is currently set at 10% of the Title IV funds received by students at our schools during our most recent fiscal year. The U.S. Department of Education’s evaluation of our schools financial responsibility on the basis of EDMC’s consolidated financial statements may continue through future annual reviews, and result in continuation of the letter of credit, provisional certification, and financial and cash monitoring in future years. Any conditions and/or limitations on our participation in the federal student financial aid programs in addition to the letter of credit, provisional certification and additional financial and cash monitoring could adversely affect our net income and student population. Although the initial letter of credit will expire in March 2008, there can be no assurance that the letter of credit requirement will not be extended or that additional restrictions will not be imposed in the future, including an increase of the percentage or dollar amount of the letter of credit. Our inability to obtain a required letter of credit in the future could result in a loss of access to the student financial assistance programs which would adversely affect our net income and student population.

An institution may lose its eligibility to participate in some or all of the federal student financial aid programs if defaults by its students on their federal student loans exceed specified rates. Certain of our schools have default rates in excess of specified rates in the Federal Perkins Loan Program, which is not a material federal student aid program for the Company or its institutions. Additionally, a school is ineligible to participate in the federal student financial aid programs if it derives more than 90% of its revenue from these Title IV programs in any fiscal year. Though we believe our schools do not exceed the specified rates for student default for our material programs or the percentage of revenue limitation test, loss of eligibility to participate in the federal student financial aid programs by one of our schools could have a material adverse effect on our student population and revenue.

Additionally, in the event of a bankruptcy filing by any of our schools, such schools would not be eligible to receive Title IV program funds, notwithstanding the automatic stay provisions of federal bankruptcy law, which would make any reorganization difficult.

If our schools do not maintain their state authorizations and accreditations, they may not operate or participate in federal student financial aid programs.

A school that grants degrees, diplomas, or certificates must be authorized by the relevant agencies of the state in which it is located and, in some cases, other states where the school is deemed to be operating. State authorization and accreditation by an accrediting agency recognized by the U.S. Department of Education also are required for an institution to participate in the federal student financial aid programs. The failure by one or more of our schools to maintain their state authorizations and accreditations could have a material adverse effect on our business.

If regulators do not approve transactions involving a change of control or change in our corporate structure, including the Transactions, we may lose our ability to participate in federal student financial aid programs.

If we or one of our schools experiences a change of ownership or control under the standards of applicable state agencies, accrediting agencies or the U.S. Department of Education, we or the schools governed by such agencies must seek the approval of the relevant agencies. Certain of these regulatory agencies considered the Transactions to constitute a change of ownership or control. Though we anticipate receiving all required regulatory approvals, some of these agencies have yet to provide final approval of the Transactions. The failure of any of our schools to reestablish its state authorization, accreditation or U.S. Department of Education certification would result in a suspension of operating authority or suspension or loss of federal student financial aid funding, which could have a material adverse effect on our student population and revenue. Further, such a change of ownership or control could result in the imposition of growth restrictions on our schools, including limitations on our ability to open new campuses or initiate new educational programs. We have obtained assurances from the U.S. Department of Education that it will not implement such growth restrictions solely as a result of the Transactions. However, such assurances do not apply to future changes of ownership or control or to the state or accrediting agencies. Such growth restrictions could have a material adverse impact on our student population and revenue and future growth plans.

Loss of or reductions in state grants and the availability of alternative loans for our students could negatively impact our revenues from students.

In fiscal 2006, approximately 3% of our net revenues were indirectly derived from state grant programs. State grant programs are generally subject to annual appropriation by the state legislature which may lead to the state eliminating or significantly decreasing the amount of state aid to students at our schools. The loss of access to these state grants by our students could have a material adverse effect on our business due to enrollment losses at our schools.

Federal, state and Canadian financial aid grants have not kept up with increases in the cost of living and the growth of tuition rates. As a result, an increasing number of our students who need additional funds to attend our schools rely on alternative loans to fund tuition payments. During fiscal 2006, alternative loans to students at our schools represented approximately 19% of our revenue. The loans are credit-based so not all potential students satisfy the qualification standards. Third party lenders may impose terms on these loans which make them less attractive to our students or may impose additional restrictions on the loan terms to our students or schools. The inability of our students to obtain alternative loans from third party lenders could have a material adverse effect on our business due to enrollment losses at our schools.

Failure to comply with extensive Canadian regulations could affect the ability of our schools in Canada to participate in Canadian financial aid programs.

Our schools located in British Columbia and Ontario derive a significant percentage of their revenue from Canadian governmental financial programs. These schools must meet eligibility standards to administer these programs and must comply with extensive statutes, rules, regulations and requirements. If our Canadian schools cannot meet these and other eligibility standards or fail to comply with applicable requirements, it could have a material adverse effect on our business and results of operations.

Additionally, the Canadian and various provincial governments continuously review the legislative, regulatory and other requirements relating to student financial assistance programs due to political and budgetary pressures. Although we do not currently anticipate a significant reduction in the funding for these programs, any change that significantly reduces funding or the ability of our schools to participate in these programs could have a material adverse effect on our business and results of operation.

If we fail to demonstrate “administrative capability” to the U.S. Department of Education, our business could suffer.

Regulations adopted by the U.S. Department of Education specify criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in the Title IV programs. These criteria require, among other things, that the institution:

•	comply with all applicable federal student financial aid regulations;

•	have capable and sufficient personnel to administer the federal student financial aid programs;

•	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

•	provide financial aid counseling to its students; and

•	submit all reports and financial statements required by the regulations.

If an institution fails to satisfy any of these criteria, the U.S. Department of Education may:

•	require the repayment of federal student financial aid funds;

•	transfer the institution from the “advance” system of payment of federal student financial aid funds to the “reimbursement” system of payment or “cash monitoring”;

•	place the institution on provisional certification status; or

•	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

If one or more of our schools loses or is limited in its access to, or is required to re-pay, federal student financial aid funds due to a failure to demonstrate administrative capability, our business could be materially adversely affected.

Government and regulatory agencies may conduct compliance reviews, bring claims or initiate litigation against us.

The post-secondary education industry is highly regulated. From time to time, we may be subject to program reviews, investigations, claims of non-compliance, or lawsuits by governmental agencies or third parties, which may allege statutory violations, regulatory infractions, or common law causes of action. If the results of the investigations are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay material monetary damages or be subject to material fines, penalties, injunctions or other censure that could materially and adversely affect our business. We also may be limited in our ability to open new schools or add new program offerings and may be adversely impacted by the negative publicity surrounding an investigation or lawsuit. Even if we adequately address the issues raised by an agency investigation or successfully defend a third-party lawsuit, we may have to devote significant money and management resources to address these issues, which could harm our business.

Risks Related to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facilities and the indentures under which the exchange notes will be issued restrict our ability to use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. If we incur any additional indebtedness that ranks equally with the exchange senior notes or the exchange senior subordinated notes, the holders of that additional debt will be entitled to share ratably with the holders of the exchange senior notes and the exchange senior subordinated notes, respectively, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Your right to receive payments on each series of notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under their respective guarantees of the senior secured credit facilities are secured by a security interest in substantially all of the domestic tangible and intangible assets of us and the guarantors, including the stock of most of our wholly-owned U.S. subsidiaries, and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit agreement, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of September 30, 2006, we had $1,182 million of senior secured indebtedness, all of which was indebtedness under our credit facilities. We have $300.0 million of borrowing capacity under our senior secured revolving credit facility, excluding $2.2 million in letters of credit. We were required to post a letter of credit of $87.9 million in favor of the U.S. Department of Education on October 12, 2006 due to our failure to meet certain regulatory financial ratios after giving effect to the Transactions. The indentures governing the exchange notes permit us and our restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries and some of our U.S. subsidiaries because they will not guarantee the notes.

The exchange notes will be fully and unconditionally guaranteed by all of our existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. The exchange notes will not be guaranteed by any of our non-U.S. subsidiaries or future subsidiaries, unless they guarantee other debt. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

Our guarantor subsidiaries accounted for approximately $2.9 million, or 1.0%, of our net revenue, and a loss of approximately $0.7 million, or 1.4%, of our total EBITDA, in each case for the three months ended September 30, 2006, and approximately $2.5 million, less than 0.1% of our total assets, and approximately $1.1 million, or less than 0.1% of our total liabilities, in each case as of September 30, 2006.

Since our non-guarantor subsidiaries are our primary source of revenue, the guarantors will have limited ability to make payments in respect of the exchange notes if the issuers are unable to satisfy their payment obligations. As a result, the guarantees will be of limited value.

Your right to receive payments on the exchange senior subordinated notes will be junior to the rights of the lenders under our senior secured credit facilities and all of our other senior debt and any of our future senior indebtedness.

The exchange senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future senior indebtedness. As of September 30, 2006, we had approximately

$1,182 million of senior indebtedness under our senior secured credit facilities and $375.0 million of senior indebtedness under the senior notes. $300.0 million was available to be drawn under our revolving credit facility at September 30, 2006, excluding $2.2 million of letters of credit.

We may not pay principal, premium, if any, interest or other amounts on account of the exchange senior subordinated notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the exchange senior subordinated notes for a designated period of time.

Because of the subordination provisions in the exchange senior subordinated notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the exchange senior subordinated notes until we have made all payments in cash on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the exchange senior subordinated notes, including payments of principal or interest when due.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit agreement, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indentures governing the exchange notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit agreement and the indentures governing the exchange notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the exchange notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit agreement from repurchasing all of the exchange senior subordinated notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the exchange senior subordinated notes unless we are able to refinance or obtain waivers under our senior secured credit agreement. Our failure to repurchase the exchange notes upon a change of control would cause a default under the indentures governing the exchange notes and a cross-default under the senior secured credit agreement. The senior secured credit agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the senior secured credit facilities will have the discretion to release the guarantors under the senior secured credit agreement in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the exchange notes.

While any obligations under the senior secured credit facilities remain outstanding, any guarantee of the exchange notes may be released without action by, or consent of, any holder of the exchange notes or the trustee under the indentures governing the exchange notes, at the discretion of lenders under the senior secured credit facilities, if the related guarantor is no longer a guarantor of obligations under the senior secured credit facilities or any other indebtedness. See “Description of Notes.” The lenders under the senior secured credit facilities will have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the exchange notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the exchange notes and related guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes and the incurrence of the related guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the exchange notes or related guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the exchange notes or incurred the related guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the exchange notes or incurring the related guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes or the incurrence of the related guarantees;

•	the issuance of the exchange notes or the incurrence of the related guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the exchange notes or the incurrence of the related guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or such related guarantees or further subordinate the exchange notes or such related guarantees to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the exchange notes to repay any amounts received with respect to such related guarantees. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. Because we will use most of the proceeds to fund the merger consideration to our parent’s shareholders, a court could conclude that we received less than full value for incurring the indebtedness represented by the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the related guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Our obligations under the exchange notes will be guaranteed by certain of our existing domestic restricted subsidiaries, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the exchange notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the exchange notes. In addition, the liability of each guarantor under each indenture is limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of dividends from our direct and indirect subsidiaries. Subject to the restrictions contained in the indentures, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “Description of Notes—Certain Covenants.” In addition, federal and state regulations governing our regulated subsidiaries and applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us on their capital stock. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries and these applicable laws will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these exchange notes when due. Additionally, we are required to maintain a majority of independent directors on the board of several of our non-guarantor subsidiaries. As a result, we may not be able to require such subsidiaries to pay us dividends. Our ability to satisfy obligations under the exchange notes may be impaired if the issuers’ or the guarantors’ ability to receive dividends from these subsidiaries is limited.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to holders of the outstanding notes. The outstanding notes were offered and sold in June 2006 to institutional investors and are eligible for trading in the PORTALsm Market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offerss or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our substantial indebtedness following consummation of the Transactions described in this prospectus;

•	certain covenants in our debt documents following the consummation of the Transactions described in this prospectus;

•	general economic and market conditions;

•	government and regulatory changes, including revised interpretations of regulatory requirements, that affect the post-secondary education industry;

•	the integration of acquired businesses, the performance of acquired businesses and the prospects for future acquisitions;

•	the effect of war, terrorism, natural disasters or other catastrophic events;

•	the effect of disruptions to our systems and infrastructure;

•	transition of certain of our senior management personnel following the Transactions and the failure to attract, retain and integrate qualified management personnel;

•	failure to maintain relationships with key industry participants and/or key customers and/or loss of significant customer revenues;

•	failure to effectively compete;

•	failure to comply with regulations or maintain state authorizations and accreditations; and

•	the other factors set forth under “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

THE TRANSACTIONS

On March 3, 2006, EM Acquisition, formed by investment funds associated with the Sponsors, entered into the Merger Agreement with EDMC pursuant to which the parties agreed to the Merger. As a result of the Merger, investment funds designated by the Sponsors own EDMC.

At the effective time of the Merger, each share of EDMC’s common stock outstanding immediately prior to the Merger (other than shares held in treasury or shares held by any of our respective subsidiaries) was cancelled and converted into the right to receive $43.00 in cash. As described below, the senior management participants entered into agreements with the Sponsors, pursuant to which they agreed, among other things, to participate in the equity of EDMC in connection with the Transactions. Investment funds designated by Providence Equity and Goldman Sachs Capital Partners invested $500.0 million and $650.0 million, respectively, in equity securities of EDMC for a total equity investment by the Sponsors of $1,000.0 million as part of the Transactions. The Co-Investors invested an aggregate of $300.0 million of equity in EDMC as part of the Transactions. Upon the consummation of the Transactions, the senior management participants purchased an aggregate of $3.5 million of the Sponsors’ equity interests in EDMC. We sold an additional $9.3 million of equity interests in EDMC to other members of senior management and directors pursuant to an employee stock purchase plan. In July 2006, Leeds Equity Partners exercised an option to purchase $100.0 million of EDMC securities from the Sponsors ($50.0 million from each of Providence Equity and Goldman Sachs Capital partners), which reduced the Sponsors’ total investment to $896.5 million. The Merger was approved at a special meeting held on May 25, 2006 by the affirmative vote of a majority of the votes cast by holders of shares of EDMC’s common stock entitled to vote thereon. The Merger became effective upon the closing of the Transactions on June 1, 2006.

The purchase of the Company by the Investors was financed by borrowings under our new senior secured credit facilities, the issuance of the notes offered in the Transactions, the equity investment and participation described above, and cash on hand.

The following diagram below sets forth our corporate structure following consummation of the Transactions. See “The Merger” and “Principal Stockholders.” This structure was achieved through a series of equity contributions that occurred in connection with the Merger.

(1)	Includes $1,000.0 million of cash equity contributed by investment funds designated by the Sponsors and $300.0 million of cash equity contributed by the Co-Investors. Upon the consummation of the Transactions, the senior management participants purchased an aggregate of $3.5 million of the Sponsors’ equity interests in EDMC. Following the closing of the Transactions, the Sponsors sold $100.0 million of their EDMC securities to the Co-Investors, reducing the Sponsors’ total investment to $896.5 million.

(2)	The obligations under our new senior credit facilities are guaranteed by Education Management Holdings LLC and all of Education Management LLC’s existing direct and indirect domestic subsidiaries, other than any subsidiary that directly owns or operates a school or any inactive subsidiary that has less than $100,000 of assets. The exchange notes will be fully and unconditionally guaranteed by all of our existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets.
(3)	Upon the closing of the Transactions, we entered into a $300.0 million revolving credit facility with a six-year maturity, $50.0 million of which was drawn on the closing date of the Transactions. We are required by the U.S. Department of Education to maintain an $87.9 million letter of credit in favor of the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit, which reduces availability under our revolving credit facility, was provided on October 12, 2006.
(4)	Upon the closing of the Transactions, we entered into a $1,185.0 million term loan facility with a seven-year maturity.
(5)	Education Management Finance Corp. has only nominal assets, does not currently conduct any operations and was formed solely to act as co-issuer of the outstanding notes.

Pursuant to the Merger Agreement at the effective time of the Merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock was canceled, and the holder of each stock option was entitled to receive from EDMC an amount in cash, without interest and less applicable withholding taxes, equal to: (a) the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by (b) the excess, if any, of $43.00 over the exercise price per share of common stock subject to such option. If the exercise price per share of common stock under a stock option is greater than or equal to $43.00, no payment was made in respect of the cancellation of that option. Pursuant to the Merger Agreement, at the effective time of the Merger, all shares of restricted stock then outstanding were canceled, and the holder of each such share received a cash payment of $43.00 per share of restricted stock, without interest and less any applicable withholding taxes.

In connection with the Merger, we (i) entered into new senior secured credit facilities, consisting of a $1,185.0 million term loan facility and a $300.0 million revolving credit facility and (ii) issued the $760.0 million aggregate principal amount of outstanding notes. See “Description of Other Indebtedness.”

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offers. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006. The information in this table should be read in conjunction with “The Transactions,” “Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the September 30, 2006 consolidated financial statements included elsewhere in this prospectus.

As of September 30, 2006
(in millions)
Cash and cash equivalents, excluding restricted cash	$193.0

Capital leases and existing long-term debt, including current portion	$4.8
Long-term debt, including current portion:
Revolving credit facility(1)	0.0
Term loan facility(2)	1,182.0
Senior notes	375.0
Senior subordinated notes	385.0

Total long-term debt, including current portion	$1,946.8

Total shareholders’ equity	1,262.9

Total capitalization	$3,209.7

(1)	Upon the closing of the Transactions, we entered into a $300.0 million senior secured revolving credit facility with a six-year maturity, none of which was drawn at September 30, 2006. The U.S. Department of Education has required us to maintain an $87.9 million letter of credit in favor of the U.S. Department of Education due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit, was provided on October 12, 2006 and reduces availability under our revolving credit facility.
(2)	Upon the closing of the Transactions, we entered into a $1,185.0 million term loan facility with a seven-year maturity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statement of operations has been developed by applying pro forma adjustments to the historical audited consolidated financial statements of EDMC and Education Management LLC appearing elsewhere in this prospectus. The unaudited pro forma consolidated statement of operations gives effect to the Transactions as if they had occurred on July 1, 2005. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial statement of income.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only and does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated and does not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in “The Transactions,” “Selected Historical Consolidated Financial Data and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. The pro forma adjustments give effect to the offering of the notes, the initial borrowings under our new senior secured credit facilities, the equity investment and participation by the Investors in EDMC, the Merger and other related transactions. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated statements of operations.

The Transactions were accounted for using purchase accounting. The total purchase price was allocated to our net tangible and identifiable intangible assets based on their fair values as of June 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and the estimates and assumptions are subject to change.

	July 1, 2005 through May 31, 2006	June 1, 2006 through June 30, 2006		Pro Forma Year Ended June 30, 2006
	Education Management Corporation	Education Management LLC	Pro Forma Adjustments	Education Management LLC
	(Dollars in millions)
Net Revenues	$1,095.8	$74.4	$—	$1,170.2

Costs and expenses:
Educational Services(1)	644.6	64.7	(0.3)	709.0
General and administrative(2)	278.5	26.0	4.6	309.1
Amortization of intangible assets(3)	4.0	1.7	13.1	18.8

	927.1	92.4	17.4	1,036.9

Income before interest and taxes	168.7	(18.0)	(17.4)	133.3
Interest (income) expense, net(4)	(5.3)	14.1	164.6	173.4

Income (loss) before income taxes	174.0	(32.1)	(182.0)	(40.1)
Provision (benefit) for income taxes(5)	73.6	(12.4)	(67.9)	(6.7)

Net income (loss)	$100.4	$(19.7)	$(114.1)	$(33.4)

See accompanying “—Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations”

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS

(1)	Reflects net adjustment to depreciation of $1.3 million less reduction in rent expense due to the amortization of unfavorable lease liabilities recognized as part of purchase accounting of $ 1.6 million for the year ended June 30, 2006.

Net adjustment to depreciation represents pro forma effect on depreciation on a straight-line basis of property and equipment as a result of purchase accounting related to the acquisition of EDMC less the elimination of the historical EDMC depreciation as follows:

Year Ended June 30, 2006
(in thousands)
Pro forma depreciation expense(a)	$65,908
Less historical depreciation expense	(64,612)

Net adjustment to depreciation expense	$1,296

(a)	Pro forma depreciation represents depreciation on $360.9 million of property and equipment over the estimated average remaining useful life of approximately 12 years.

(2)	Reflects pro forma effect on advisory fees in the period July 1, 2005 to May 31, 2006.

(3)	Reflects pro forma amortization of finite-lived intangible assets related to the acquisition of EDMC less the elimination of the historical EDMC amortization to reflect the application of purchase accounting. Pro forma amortization represents amortization on $75.1 million of finite-lived intangible assets over their estimated average life of approximately 5.2 years.

(4)	Reflects pro forma interest expense resulting from our new capital structure as follows:

Year Ended June 30, 2006
(in thousands)
Pro forma interest expense(a)	$165,686
Less: interest expense recorded in historical financial statements	(14,631)

151,055

Pro forma amortization of deferred financing fees	7,670
Less: historical amortization of deferred financing fees	(1,934)

Net adjustment to amortization of deferred financing fees	5,736

Elimination of historical interest income	7,809

Net adjustment to interest expense	$164,600

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS—(Continued)

(a)	Reflects pro forma interest expense excluding amortization of deferred financing fees, resulting from the Transactions as follows:

Fiscal Year Ended June 30, 2006
(in thousands)
Senior credit facilities:
Revolving credit facility(i)	$—
Term loan facility(ii)	90,017
Senior notes	32,813
Senior subordinated notes	39,463
Existing debt(iii)	317
Commitment fees(iv)	1,049
Letters of credit(v)	2,027

Total pro forma interest expense	$165,686

(i)	Assumes no borrowings under the revolving credit facility. $160.0 million of our revolving credit facility was borrowed at the fiscal year end in order to satisfy certain year-end regulatory financial ratios and was repaid on the next business day, July 3, 2006, the interest expense of which was immaterial.
(ii)	Reflects pro forma interest, not including non-cash amortization of deferred financing fees, on our term loan facility at an assumed rate of LIBOR (rate of 5.125% based on a one month LIBOR effective June 30, 2006) plus 2.5%, and repayment of 0.25 percent per quarter of the aggregate principal amount of term loan outstanding.
(iii)	Reflects interest expense on pre-existing debt that remained in place after the Transactions.
(iv)	Reflects commitment fees on the undrawn portion of our senior credit facilities.
(v)	Reflects fees on outstanding letters of credit, including an $87.9 million letter of credit in favor of the U.S. Department of Education and $2.2 million in other letters of credit used primarily for insurance purposes.

At June 30, 2006, on a pro forma basis, we had $1,185.0 million of floating rate debt under our senior secured credit facility. A 0.125% change in interest rates would change pro forma interest, not including non-cash amortization of deferred financing fees, on our floating rate indebtedness by approximately $1.5 million on an annual basis. Effective July 2006, we entered into interest rate swap agreements to manage the variable rate portion of $750.0 million of debt under our term loan facility. Under the terms of the interest rate swap agreements, we receive payments based on variable interest rates based on the three-month LIBOR and make payments based on a fixed rate of 5.397% plus the applicable margin.

Deferred financing fees and other issuance costs incurred as a result of the financing arrangements put in place in connection with the Transactions are amortized over the terms of the related arrangements, which range from 7-10 years, using the straight-line method, which approximates the effective yield method.

(5)	Reflects the income tax benefit on pro forma adjustments using a combined federal and state effective income tax rate of 37.3%. This rate differs from the overall fiscal 2006 effective tax rate of 43.1% to account for the fact that we would not have realized Pennsylvania state tax benefits on a majority of the pro forma adjustments because these adjustments would have created Pennsylvania net operating losses. As it would have been more likely than not that we would not have realized the benefit of the deferred tax asset associated with the Pennsylvania net operating loss carry forward, we would have recorded a full valuation allowance against the related deferred tax asset. Therefore, we have computed the income tax benefit on the pro forma adjustments using only the federal and unitary state effective tax rates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial data as of the dates and for the periods indicated. The Predecessor financial data contain information relating to Education Management Corporation prior to the consummation of the Transactions. The Successor financial data contain information relating to Education Management LLC after consummation of the Transactions. The selected historical consolidated financial data as of September 30, 2006 and for the three-month period then ended have been derived from Education Management LLC’s unaudited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of September 30, 2005 and for the three month period then ended have been derived from Education Management Corporation’s unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended June 30, 2004 and 2005 and the period from July 1, 2005 through May 31, 2006 have been derived from Education Management Corporation’s audited consolidated financial statements and related notes appearing elsewhere in this prospectus and the statement of operations data for the period from June 1 through June 30, 2006 have been derived from Education Management LLC’s audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated statement of operations data as of June 30, 2002, 2003 and 2004 and the consolidated balance sheet for the periods ended June 30, 2002, 2003 and 2004 presented in this table have been derived from audited consolidated financial statements not included in this prospectus. The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Predecessor										Successor	Combined		Predecessor	Successor
	Fiscal Years Ended June 30,								July 1, 2005 through May 31, 2006		June 1 through June 30, 2006	Year Ended June 30, 2006 (5)		Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
	2002 (1)		2003 (2)		2004 (3)		2005 (4)
	(dollars in millions)
Statement of Operations Data:
Net revenues	$500.6		$640.0		$853.0		$1,019.3		$1,095.8		$74.4	$1,170.2		$253.0	$290.5
Costs and expenses:
Educational services	325.0		417.5		546.1		640.4		644.6		64.7	709.3		171.4	184.7
General and administrative	102.5		125.3		167.0		203.8		278.5		26.0	304.5		59.4	72.6
Amortization of intangible assets	4.1		4.4		6.9		6.5		4.0		1.7	5.7		1.5	5.1

Total costs and expenses	431.6		547.2		720.0		850.7		927.1		92.4	1,019.5		232.3	262.4

Income (loss) before interest and income taxes	69.0		92.8		133.0		168.6		168.7		(18.0)	150.7		20.7	28.1
Interest (income) expense, net	1.6		1.3		2.5		(0.2)		(5.3)		14.1	8.8		(0.7)	44.0

Income (loss) before income taxes	67.4		91.5		130.5		168.8		174.0		(32.1)	141.9		21.4	(15.9)
Provision for income taxes	25.1		35.2		53.5		67.2		73.6		(12.4)	61.2		7.4	(6.2)

Net income (loss)	$42.3		$56.3		$77.0		$101.6		$100.4		($19.7)	$80.7		$14.0	$(9.7)

Balance Sheet Data (as of period ended):
Cash and cash equivalents (excludes restricted cash)	$92.1		$89.0		$116.7		$172.0					$263.3		$267.5	$206.0
Total assets	492.7		577.6		828.0		956.0					3,945.5		1,058.9	3,873.5
Total debt, including current portion	28.6		38.5		128.6		70.4					2,110.0		8.9	1,946.8
Total shareholders’ equity	346.6		427.8		528.7		666.0					1,282.8		691.6	1,262.9
Statement of Cash Flows Data:
Net cash flows provided by (used in):
Operating activities	$100.4		$79.4		$166.3		$192.5		$301.7		$(22.4)	$279.3		$171.8	$128.5
Investing activities	(154.2)		(108.4)		(239.9)		(98.1)		(56.4)		(3,534.1)	(3,590.5)		15.7	22.4
Financing activities	98.5		24.3		102.0		(39.0)		(43.2)		3,445.5	3,402.3		58.6	163.3
Effect of foreign exchange on cash	0.3		1.6		(0.6)		(0.2)		0.0		0.1	0.1		(1.9)	—
Other Data:
EBITDA(6)	$103.1		$137.7		$188.3		$252.7		$231.6		$(10.6)	$221.0		$38.3	$50.2
Capital expenditures(7)	45.4		80.8		82.3		74.9		57.9		7.7	65.6		16.2	22.2
Enrollment at beginning of fall quarter(8)	32,180		43,784		58,828		66,179		72,471			72,471
Campus locations (at period end)(9)	23		42		66		70		71		71	71
Ratio of earnings to fixed charges(10)	5.9	x	6.6	x	7.7	x	9.2	x	9.4	x	—	4.8	x

(1)	Results for Argosy University are included as of the acquisition date of December 21, 2001.
(2)	Fiscal 2003 results reflect a change in accounting estimate due to our evaluation and adjustment of the useful lives for our property and equipment to more closely reflect actual usage. The useful life adjustment decreased income before interest and taxes by $3.2 million.
(3)	South University and the Brown Mackie Colleges are included as of their respective acquisition dates during fiscal 2004.
(4)	Fiscal 2005 results include non-cash, pretax charges of approximately $4.2 million related to fixed asset impairments and write-offs. Also, cumulative adjustments for lease accounting recorded in fiscal 2005 increased pretax expense by approximately $3.8 million.
(5)	Our combined results for the year ended June 30, 2006 represent the addition of the Predecessor period from July 1, 2005 through May 31, 2006 and the Successor period from June 1, 2006 through June 30, 2006. This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results. Fiscal 2006 includes $32.2 million in compensation costs resulting from the implementation of SFAS 123(R). We adopted the modified prospective method and, therefore, results of operations in prior fiscal periods were not affected by the implementation of the standard. Additionally, fiscal 2006 includes $40.1 million of costs associated with the Transactions, including $30.2 million of accounting, placement, other financing, investment banking, legal and other professional fees and costs and $9.9 million of employee compensation and payroll taxes.
(6)

EBITDA, a measure expected to be used by management to measure operating performance, is defined as net income plus interest expense (income), net, taxes, depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of EDMC and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is calculated as follows:

	Predecessor					Successor	Combined	Predecessor	Successor
	Year Ended June 30,				July 1, 2005 through May 31, 2006	June 1 through June 30, 2006	Year Ended June 30, 2006 (10)	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
	2002	2003	2004	2005
	(dollars in millions)
Net income	$42.3	$56.3	$77.0	$101.6	$100.4	$(19.7)	$80.7	$14.0	$(9.7)
Interest (income) expense, net	1.6	1.3	2.5	(0.2)	(5.3)	14.1	8.8	(0.7)	44.0
Taxes	25.1	35.2	53.5	67.2	73.6	(12.4)	61.2	7.4	(6.2)
Depreciation and amortization, including amortization of intangible assets(a)	34.1	44.9	55.3	84.1	62.9	7.4	70.3	17.6	22.1
EBITDA	$103.1	$137.7	$188.3	$252.7	$231.6	$(10.6)	$221.0	$38.3	$50.2

(a)	Depreciation and amortization includes non-cash charges related to property and equipment impairments and write-offs. The year ended June 30, 2005 also include $19.5 million related to cumulative adjustments for changes in lease accounting.

(7)	Capital expenditures represent net cash paid for property and equipment, leasehold improvements, online curriculum development, software, and other assets.
(8)	Represents the number of students enrolled in our schools as of the first week in October of the preceding calendar year. Excludes students enrolled at The National Center for Paralegal Training (“NCPT”), which has completed instruction for all programs. NCPT had 45 students enrolled at the beginning of the fall quarter of fiscal 2003 and no students at the beginning of the fall quarters of 2004.
(9)	Brown Mackie College-Dallas and Brown Mackie College-Fort Worth discontinued accepting new enrollments effective August 4, 2005 and the completion of instruction for all students at each school in June 2006. Upon completion of the instruction of students enrolled at August 4, 2005, each school closed. Brown Mackie College-Los Angeles, Brown Mackie College-Orange County, Brown Mackie College-San Diego and Brown Mackie College-Denver have discontinued new enrollments. We established a degree site of Argosy University at each location which assumed the non-diploma Brown Mackie College class offerings. The Brown Mackie College location closed once current students completed their classes. Except for Argosy University-Denver, the Argosy University degree sites that assumed the students of the closed Brown Mackie College locations do not constitute campus locations of Argosy University. We do not count our online schools as separate campuses.
(10)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include interest expense, whether expensed or capitalized; amortization of debt issuance cost; and the portion of rental expense representative of the interest factor. During the period June 1 through June 30, 2006, the Successor’s losses exceeded the fixed charges by $16.1 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are among the largest providers of post-secondary education in North America, with more than 72,000 active students as of the fall of 2005. We offer education through four different educational systems and through online platforms at three of our four educational systems. Our schools offer students a wide variety of programmatic and degree choices in a flexible learning environment. Our curriculum is designed with a distinct emphasis on applied career-oriented content and is primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

Education Management LLC is a wholly owned subsidiary of Education Management Holdings LLC, which is wholly owned by EDMC. On June 1, 2006, EDMC was acquired by a consortium of private equity investment funds led by the Sponsors. The acquisition was accomplished through the merger of EM Acquisition into EDMC, with EDMC being the surviving company. Although EDMC continued as the same legal entity after the Transactions, EDMC contributed substantially all of its assets and liabilities to the Successor in connection with the Transactions.

Pursuant to the terms of the merger agreement, all outstanding shares of EDMC’s common stock were cancelled in exchange for $43.00 per share in cash by investment funds designated by the Sponsors. The Sponsors, together with certain other investors, became the owners of EDMC. As described in Note 3 to the accompanying consolidated financial statements, the Transactions were accounted for as a purchase in accordance with Statement of Financial Accounting Standards SFAS No. 141, “Business Combinations”. The accompanying consolidated balance sheets and consolidated statements of operations, cash flows and shareholders’ equity are presented for the Predecessor and Successor periods, which relate to the periods preceding the Transactions (July 1, 2003 through May 31, 2006) and the period after completion of the Transactions (June 1, 2006 through June 30, 2006), respectively. Accordingly, the Predecessor periods included in the accompanying consolidated financial statements relate to EDMC.

The largest component of our revenue is tuition collected from our students which is presented after deducting refunds, scholarships and other adjustments. Net revenues consist of tuition and fees, student housing fees, bookstore sales, restaurant sales in connection with culinary programs, workshop fees, finance charges related to credit extended to students and sales of related study materials, reduced for student refunds and scholarships. We recognize revenue on a pro rata basis over the term of instruction or occupancy or when received in the case of certain point-of-sale revenues. The amount of tuition revenue received from students varies based on the average tuition charge per credit hour, average credit hours taken per student, type of program, specific curriculum and the average student population. Bookstore and housing revenues are largely a function of the average student population.

The two main determinates of our revenue are average student population and tuition rates. Factors impacting our average student population include the number of continuing students attending school at the beginning of a period and the number of new students entering school during such period. We believe that the size of our student population at our campuses is influenced by the number of graduating high school students, the attractiveness of our program offerings, the effectiveness of our marketing efforts, changes in technology, the persistence of our students, the length of the education programs, our overall educational reputation and general economic conditions. We seek to grow our average student population through offering additional programs at existing schools and through establishing new school locations, whether through acquisition or new facility start-up. With regard to tuition rates, historically we have been able to pass along cost increases through increases in tuition.

The majority of our students rely on funds received under various government-sponsored student financial aid programs, especially Title IV programs, to pay a substantial portion of their tuition and other education-related expenses. For the last three completed fiscal years approximately 70% of our net revenues were indirectly derived from Title IV programs. Because of the dependence on government sponsored programs, we participate in industry groups and monitor the impact of newly proposed legislation on our business.

Our quarterly revenues and income will fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall, our fiscal second quarter, when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The fiscal first quarter is typically the lowest revenue quarter due to student vacations. The seasonality of our business has decreased over the last several years due to an increased percentage of students at our schools enrolling in Bachelor’s programs and the effect of recent acquisitions.

Educational services expense, the largest component of our operating expense, consists primarily of costs related to the development, delivery and administration of our education programs. Major cost components are faculty compensation, salaries of administrative and student services staff, costs of educational materials, facility occupancy costs, information systems costs, bad debt expense and depreciation and amortization of property and equipment. Many of these items are relatively fixed in nature and are not subject to volatile input pricing. We anticipate these expenses to decrease as a percentage of revenue in the future due to economies of scale as our schools grow through the introduction of new programs at our existing schools and continued growth in the number of students taking classes online as well as costs savings at our shared services locations.

The second largest expense line item, general and administrative expense, consists of marketing and student admissions expenses and certain central staff departmental costs such as executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services to our students. We have centralized many of these services to gain consistency in management reporting, efficiency in administrative effort and cost control. With regard to the marketing component, we have seen a change in the way we market to and attract inquiries from prospective students as the Internet has become an increasingly important way of reaching students. Internet inquiries, which generally cost less than leads from traditional media sources like TV and print, convert at a lower rate than traditional media sources.

Results of Operations

The following table sets forth for the periods indicated the percentage relationship of certain statements of income items to net revenues.

	Predecessor			Successor	Combined(1)	Predecessor	Successor
	For the fiscal years ended June 30,		Period from July 1, 2005 through May 31, 2006	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through June 30, 2006	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
	2004	2005
Net revenues	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.0%
Costs and expenses:
Educational services	64.0%	62.8%	58.8%	87.0%	60.6%	67.8%	63.6%
General and administrative	19.6%	20.0%	25.4%	34.9%	26.0%	23.5%	25.0%
Amortization of intangible assets	0.8%	0.6%	0.4%	2.3%	0.5%	0.6%	1.7%

Total Costs and Expenses	84.4%	83.4%	84.6%	124.2%	87.1%	91.9%	90.3%

Income (loss) before interest and income taxes	15.6%	16.6%	15.4%	(24.2%)	12.9%	8.1%	9.7%
Interest (income) expense, net	0.3%	0.0%	(0.5%)	18.9%	0.7%	(0.3)%	15.1%

Income (loss) before income taxes	15.3%	16.6%	15.9%	(43.1%)	12.1%	8.4%	(5.4)%
Provision (benefit) for income taxes	6.3%	6.6%	6.7%	(16.7%)	5.2%	2.9%	(2.1)%

Net income (loss)	9.0%	10.0%	9.2%	(26.4%)	6.9%	5.5%	(3.3)%

(1)	Our combined results for the fiscal year ended June 30, 2006 represent the combination of the Predecessor period from July 1, 2005 through May 31, 2006 and the Successor period from June 1, 2006 through June 30, 2006. This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our results.

Three Months Ended September 30, 2006 compared with Three Months Ended September 30, 2005

Net revenues

Net revenues for the three months ended September 30, 2006 increased 14.8% to $290.5 million, compared to $253.0 million for the same period a year ago, primarily resulting from a 10.2% increase in total student enrollment and an approximate 5% increase in average net revenue per student. Tuition revenue generally varies based on the average tuition charge per credit hour, type of program, specific curriculum and the average student population. Total enrollment at the start of the first quarter of fiscal 2007 was 65,844 students compared to 59,739, students for the same period last year.

Our quarterly revenues and income will fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall, our fiscal second quarter, when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The fiscal first quarter is typically the lowest revenue quarter due to student vacations. The seasonality of our business has decreased over the last several years due to an increased percentage of students at our schools enrolling in Bachelor’s programs and the effect of recent acquisitions.

Educational Services Expenses

Educational services expense increased by $13.3 million, or 7.8%, to $184.7 million for the three months ended September 30, 2006 as compared to $171.4 million for the same period a year ago. Educational services expense includes faculty and certain administrative compensation, rent and other facility operating costs, cost of sales, bad debt, and depreciation and amortization.

As a percentage of net revenue, educational services expense decreased 420 basis points over the same period a year ago. This decrease is attributable primarily to continued operating leverage of personnel and use of our facilities, which decreased approximately 40 basis points and 61 basis points as compared to the same period a year ago, respectively. Non-cash equity based compensation expense, which is a component of personnel costs, decreased 110 basis points as a percentage of net revenue as compared to the same period a year ago. Additionally, bad debt expense decreased 63 basis points as a percentage of net revenue compared to the same period a year ago as a result of continued strength in accounts receivable collections, as well as increases in alternative loans received by students which are used to pay tuition. We experienced a decrease of 48 basis points in depreciation expense as a percentage of net revenue as compared to same period a year ago as a result of reductions in our capital expenditures during fiscal year 2006 as compared to previous years’ trends. The remaining decrease in other expenses as a percentage of net revenue was primarily driven by operating leverage on our supply costs.

General and Administrative Expenses

General and administrative expense was $72.6 million for the three months ended September 30, 2006, an increase of 22.2% from $59.4 million for the same period a year ago. As a percentage of net revenue, general and administrative expense increased 150 basis points over the same period a year ago. The increase was primarily due to increases in admissions related personnel costs and increased investment in advertising. With the exception of equity based compensation, which decreased 140 basis points as a percentage of net revenue, personnel costs increased 22 basis points as a percentage of net revenue as compared to the same period a year ago. Additional investment in advertising drove a 152 basis points increase as a percentage of net revenue as compared to the same period a year ago. Consulting and advisory expenses resulted in 90 basis points increase as a percentage of net revenue. These increases were partially offset by decreases in certain employee relations, travel and audit expenses.

Amortization of Intangible Assets

Amortization of intangibles increased to $5.1 million for the three months ended September 30, 2006, as compared to $1.5 million for the same period a year ago. Amortization of acquisition related intangible assets increased $4.1 million for the three months ended September 30, 2006 due to the impact of the Transactions.

Income before Interest and Taxes

Income before interest and taxes (“operating income”) increased by $7.4 million to $28.1 million for the three months ended September 30, 2006 from $20.7 million for the same period a year ago. The corresponding operating income margin increased to 9.7% for the three months ended September 30, 2006 as compared to 8.1% for the same period a year ago due to the factors described above.

Interest Expense, Net

We had net interest expense of $44.0 million during the three months ended September 30, 2006 as compared to net interest income of $0.7 million as in the same period a year ago. The increase in net interest expense is a related to the debt we incurred and amortization of financing costs as a result of the Transactions.

Provision for Income Taxes

Income tax benefit for the three months ended September 30, 2006 was $6.2 million as compared to income tax expense of $7.4 million for the same period a year ago. The benefit for the three month ended September 30, 2006 was directly attributable to the deduction of the interest expense related to the debt incurred from the Transactions for federal and unitary state tax purposes. Our effective tax rate was 38.7% for the three months ended September 30, 2006, as compared to 34.7% for the same period a year ago. The increase in the effective tax rate for the three months ended September 30, 2006 as compared to the same period a year ago was primarily due to the reversal of the deferred state tax liabilities that resulted from Ohio’s adoption of a gross receipts based tax in place of its corporate income tax and the recording of a benefit related to refunds claimed for certain state tax credits during the three months ended September 30, 2005.

Our effective tax rate was 38.7% for the first quarter of fiscal 2007, as compared to 34.7% recorded in the comparable quarter of the prior year. The effective tax rate for fiscal 2006 was 43.1%. The change in the tax rate as compared to the prior fiscal year was primarily due to nondeductible expenses incurred in fiscal 2006 with respect to the Transactions, stock compensation expense under FAS 123R, and valuation allowances that were recorded against deferred tax assets associated with state net operating loss carry forwards as of June 30, 2006. At June 30, 2006, it was determined that it was not “more likely than not” that those deferred tax assets would be realized. Our estimated the amount of nondeductible transaction expenses incurred in fiscal 2006 based upon an internal analysis. We have engaged an outside tax consultant to prepare an in-depth transaction cost analysis. We expect this analysis to be completed during fiscal 2007 and will record the impact of any adjustments resulting from the analysis in the quarter in which the analysis is completed.

The change in the tax rate compared to the first quarter of fiscal 2005 was primarily due to the reversal of deferred state tax liabilities that resulted from Ohio’s adoption of a gross receipts based tax in place of its corporate income tax and the recording of a benefit related to refunds claimed for certain state tax credits arising from prior open years in the first quarter of fiscal 2005.

The effective tax rate differed from the combined federal and state statutory rates due primarily to nondeductible expenses and the valuation allowance related to deferred tax assets arising from net operating losses.

Net Income (Loss)

We had a net loss of $9.7 million for the three months ended September 30, 2006 as compared to net income of $14.0 million as in the same period a year ago. This decrease is primarily attributable to the increase in interest expense as described above.

Combined Period from July 1, 2005 through June 30, 2006 compared with Year Ended June 30, 2005

Net Revenues

Revenues for fiscal 2006 increased 14.8% to $1,170.2 million, compared to $1,019.3 million for the same period a year ago, primarily resulting from a 9.8% growth in average total student enrollment and an approximate 6.0% increase in tuition rates. Tuition revenue generally varies based on the average tuition charge per credit hour, average credits per student and the average student population. Average student enrollment for fiscal 2006 increased to approximately 68,500 students compared to approximately 62,400 students for the same period last year. We derived 91.2% and 90.6% of our net revenues from tuition and fees paid by, or on behalf of, our students in fiscal 2006 and fiscal 2005, respectively.

Bookstore and housing revenue is largely a function of the average student population. Net housing revenues increased by 14.2% to $50.1 million in fiscal 2006 compared to $43.9 million in fiscal 2005 and revenues from bookstore sales (which includes supplies and other items) in fiscal 2006 grew by 9.0% to $40.2 million.

Educational Services

Our educational services expense increased by $68.9 million, or 10.8%, to $709.3 million in fiscal 2006 from $640.4 million in fiscal 2005, due primarily to the incremental costs incurred to support higher student enrollment. Educational services expense includes faculty and certain administrative compensation, rent and other facility operating costs, cost of sales, bad debt, and depreciation and amortization. As a percentage of revenue, educational services expense decreased approximately 220 basis points to 60.6% in fiscal 2006 from 62.8% in fiscal 2005. A cumulative lease accounting adjustment of $3.8 million that was recorded in March 2005 accounted for 30 basis points of this decrease and a reduction in fixed asset impairments and write-offs of $1.8 million from $2.7 million in fiscal 2005 to $0.9 million in fiscal 2006 contributed a 19 basis points reduction as a percentage of revenue. Further, continued leverage on administrative personnel and facilities drove 100 basis points improvement as a percentage of revenue and supply store margins grew from 34.0% in fiscal 2005 to 37.5% in fiscal 2006 which drove improvement in supply store costs of 24 basis points as a percentage of revenue. Bad debt expense decreased 79 basis points as a percentage of revenue compared to the prior year due to a continued strength in accounts receivable collections as well as increases in alternative loans received by our students which are used to pay tuition. These private loans are made to our students by financial institutions and are non-recourse to the institution. The use of these loans by our students results in the reduction of student receivable balances. Other components of educational services decreased as a percentage of revenue, including supplies, travel and other operating expenses as a result of cost control efforts. These decreases were partially offset by the effect of non-cash share based compensation, which increased by $13.1 million, or 110 basis points as a percentage of revenue.

General and Administrative

General and administrative expense was $304.5 million in fiscal 2006, an increase of 49.4% from $203.8 million in fiscal 2005. The increase was primarily due to costs associated with the Transactions, non-cash compensation expenses (including SFAS No. 123(R) expense) and higher advertising expenditures. As a percentage of net revenue, general and administrative expense increased 602 basis points over fiscal 2005. Costs associated with the Transactions during fiscal 2006 were $40.1 million, or 343 basis points, consisting of $30.2 million of accounting, placement, other financing investment banking, legal and other professional fees and costs, and $9.9 million of employee compensation and payroll taxes. Non-cash share-based compensation expense was $19.1 million in fiscal 2006 compared to $1.2 million in fiscal 2005, an increase of 150 basis points as a percentage of net revenue. A reduction in fixed asset impairments and write-offs from $1.4 million in fiscal 2005 to zero in fiscal 2006 also contributed 14 basis points reduction as a percentage of revenue. Additionally, we increased our investment in advertising by $27.6 million, an increase of 157 basis points as a percentage of net revenue. These increases were offset slightly by decreases in telecommunications, audit, travel and supplies as a percentage of net revenue as a result of cost control efforts.

Amortization of Intangible Assets

Amortization of intangibles decreased $0.8 million to $5.7 million in fiscal 2006, as compared to $6.5 million in fiscal 2005. The decrease was due to certain intangible assets becoming fully amortized, partially offset by higher amortization expense relating to the fair market value of definite-lived intangibles recorded as a result of the Transactions.

Income before Interest and Income Taxes

Income before interest and taxes (operating income) decreased by $17.9 million to $150.7 million in fiscal 2006 from $168.6 million in the prior year period. The corresponding margin decreased approximately 366 basis points to 12.9% for the fiscal year as compared to 16.6% for the prior year due to the factors described above.

Interest Expense, Net

Interest expense for fiscal 2006 including the Transactions was $16.6 million, partially offset by interest income of $7.8 million resulting in $8.8 million of net interest expense compared to net interest income of $0.2 million in fiscal year 2005. The increase in net interest expense was due primarily to the new debt and amortization of financing costs related to the Transactions.

Provision for Income Taxes

Our effective tax rate was 43.1% for fiscal 2006, as compared to 39.8% for fiscal 2005. The change in the tax rate as compared to the prior year was primarily due to an increase in permanent items (specifically nondeductible costs incurred with respect to the Transactions) and valuation allowances that were recorded against deferred tax assets associated with state net operating loss carry forwards. It was determined that it is no longer “more likely than not” that these deferred tax assets will be realized as a result of anticipated state tax net operating losses arising from interest expense on acquisition-related debt.

The effective tax rate differed from the combined federal and state statutory rates due primarily to the valuation allowance related to deferred tax assets arising from operating losses, expenses that are non-deductible for tax purposes, and the tax impact of the expensing of equity compensation pursuant to SFAS No. 123(R).

Net Income

Net income decreased by $20.9 million to $80.7 million in fiscal 2006 from $101.6 million the year ago period due to the factors described above.

Year Ended June 30, 2005 compared with Year Ended June 30, 2004

Net Revenues

Our net revenues increased by 19.5% to $1,019.3 million in fiscal 2005 from $853.0 million in fiscal 2004 primarily due to increases in student enrollment and tuition rates. Average quarterly student enrollment was approximately 62,400 in fiscal 2005 compared to approximately 53,700 in fiscal 2004, an increase of 16.1%. Average final 2005 student enrollment growth and revenue growth was favorably affected by the full year results of acquisitions that occurred in early fiscal 2004. Average tuition rates increased by approximately 6.8% compared to fiscal 2004. We derived 90.6% and 90.8% of our net revenues from tuition and fees paid by, or on behalf of, our students in fiscal 2005 and fiscal 2004, respectively.

Bookstore and housing revenue is largely a function of the average student population. Net housing revenues increased by 15.5% to $43.9 million in fiscal 2005 compared to $38.0 million in fiscal 2004 and revenues from bookstore sales (which include supplies and other items) in fiscal 2005 grew by 16.1% to $36.9 million.

Educational Services

Our educational services expense increased by $94.3 million, or 17.3%, to $640.4 million in fiscal 2005 from $546.1 million in fiscal 2004, due primarily to the incremental costs incurred to support higher levels of student enrollment. Educational services expense includes faculty and certain administrative compensation, rent and other facility operating costs, cost of sales, bad debt, and depreciation and amortization. Overall, educational services expense as a percentage of net revenue decreased approximately 120 basis points to 62.8% in fiscal 2005 from 64.0% in fiscal 2004. The decrease was primarily due to salaries expense and rent expense declining as a percentage of net revenue, both resulting from improved operating leverage. This operating leverage was partially offset by higher depreciation and amortization expense as a percentage of net revenue along with the net impact of the cumulative lease accounting adjustment recorded during the third quarter of fiscal 2005 to comply with a recent interpretation of the lease accounting rules. This lease accounting adjustment increased depreciation expense and reduced rent expense, resulting in a net $3.8 million non-cash cumulative charge. Fiscal 2005 results also include non-cash, pretax charges of approximately $4.2 million related to fixed asset impairments and write-offs. Other improvements as a percentage of net revenue include legal, supplies and telecommunication expenses. Other components of educational services expenses, including bad debt expense, as a percentage of revenue were relatively flat compared to the comparable period in fiscal 2004.

General and Administrative

General and administrative expense was $203.8 million for fiscal 2005, an increase of 22.1% from $167.0 million in fiscal 2004. The increase was primarily due to costs associated with higher levels of student enrollment, including higher advertising and salaries. Other expense categories missing as a percentage of revenue include audit, consulting and Sarbanes-Oxley compliance expenses. As a percentage of net revenue, general and administrative expense increased approximately 40 basis points to 20.0% as compared to 19.6% in fiscal 2004. This increase as a percentage of net revenue was primarily a result of higher advertising expense in fiscal 2005 as compared with fiscal 2004. The increase in advertising expense was primarily due to the need to generate increased inquiries from perspective students and marketing efforts for start-ups. We focused on new sources of inquiries such as the Internet to better target advertising spending. We also continued to utilize other advertising mediums such as television and print media.

Amortization of Intangible Assets

Amortization of intangibles decreased to $6.5 million in fiscal 2005, as compared to $6.9 million in fiscal 2004 due to certain short-lived intangible assets becoming fully amortized, partially offset by higher amortization expense for deferred software costs related to online curriculum programs.

Interest Expense, Net

Net interest income was $0.2 million in fiscal 2005 as compared to net interest expense of $2.5 million in comparable year ago period. Net interest income on short-term investments was offset in part by $0.4 million of amortization of fees paid in connection with securing our revolving credit agreement and interest expense on mortgage indebtedness at two of our schools. We expensed $0.5 million in commitment fees related to our revolving credit agreement in fiscal 2005.

We had borrowings under mortgage obligations of approximately $5.3 million and $3.4 million at June 30, 2005 and June 30, 2004, respectively.

Provision for Income Taxes

Our effective tax rate was 39.8% for fiscal 2005, as compared to 41.0% for fiscal 2004. The change in the tax rate as compared to the prior year was primarily due to a reduction in tax reserves recorded during fiscal 2005 related to the favorable resolution of a tax audit. The tax rate in fiscal 2004 was higher than the prior year because we established a valuation allowance against the deferred tax assets related to the cumulative Canadian net operating losses. It was determined that it was no longer “more likely than not” that these deferred tax assets would be realized. We continued to fully reserve against all deferred tax assets related to our Canadian operations during fiscal 2005. The favorable impact of the resolution of the audit on the fiscal 2005 tax rate was partially offset by valuation allowances established with regard to deferred tax assets arising from fiscal 2005 Canadian and certain state net operating losses, and by the distribution of taxable income to states with higher tax rates.

The effective tax rate differed from the combined federal and state statutory rates due primarily to the reduction in tax reserves related to the favorable resolution of a tax audit, the increase in the valuation allowance related to deferred tax assets arising from operating losses, and expenses that are non-deductible for tax purposes.

Net Income

Net income increased by $24.6 million to $101.6 million in fiscal 2005 from $77.0 million in fiscal 2004. The increase is attributable to improved results from operations and, to a lesser extent, net interest income and a lower effective tax rate in fiscal 2005 as compared to fiscal 2004.

Quarterly Financial Results

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at our Art Institute schools has typically peaked in the fall (fiscal second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of our business has decreased over the last several years due to an increased percentage of students at our schools enrolling in bachelor’s programs and the effect of recent acquisitions.

The following table sets forth our quarterly results for fiscal 2004, 2005 and 2006.

Quarterly Financial Data (in thousands)

Predecessor	Quarter ended
Fiscal 2004	September 30	December 31	March 31	June 30
Net Revenues	$168,976	$232,980	$235,150	$215,913
Income before interest and income taxes	8,069	54,468	44,668	25,781
Income before income taxes	7,379	53,648	44,085	25,399
Net income	4,501	32,157	25,447	14,909

Predecessor	Quarter ended
Fiscal 2005	September 30	December 31	March 31	June 30
Net Revenues	$213,594	$275,808	$274,599	$255,337
Income before interest and income taxes	14,471	65,110	55,467	33,540
Income before income taxes	13,748	64,850	55,743	34,467
Net income	8,153	39,580	34,226	19,615

	Predecessor				Successor	Combined
Fiscal 2006	Quarter ended September 30	Quarter ended December 31	Quarter ended March 31	Period from April 1 through May 31	Period from June 1 through June 30	Period from April 1, 2006 through June 30, 2006
Net Revenues	$252,985	$312,611	$312,533	$217,634	$74,397	$292,031
Income (loss) before interest and income taxes	20,655	77,852	64,624	5,528	(17,962)	(12,434)
Income (loss) before income taxes	21,359	79,296	66,800	6,554	(32,068)	(25,514)
Net income (loss)	13,952	47,629	40,358	(1,533)	(19,659)	(21,192)

During fiscal 2005, we changed our method of accounting for marketing and admissions activity to expense the costs when incurred rather than allocate the expense to each quarter during a fiscal year. This change had no effect on the annual results.

Liquidity and Funds of Capital Resources

Our primary source of cash is tuition collected from students. We finance our operating activities primarily from cash generated from operations. Acquisitions and capital expenditures have been financed through cash generated from operations as well as borrowings under our revolving credit facility. We believe that cash flow from operations, supplemented from time to time with borrowings under the revolving credit facility, will provide adequate funds for ongoing operations, planned expansion to new locations, planned capital expenditures and debt service during the next twelve months.

At September 30, 2006, our working capital deficit was approximately $45.9 million. This is compared to working capital of $69.4 million at September 30, 2005. The decrease of $115.3 million in working capital as compared to the same period a year ago was primarily due to cash used to fund the Transactions, and $25.0 million of interest incurred on the new debt facility incurred in the Transactions.

Operating Cash Flows

Cash generated from operations for the three months ended September 30, 2006 was $128.5 million, a decrease of $43.2 million over the same period a year ago. Lower operating cash flow compared to the prior year was primarily due to $31.9 million of interest paid during the three months ended September 30, 2006 and a decrease in advanced payments of $38.9 million, partially offset by a net $30.6 million increase in taxes received.

Advance payments for the three months ended September 30, 2006 were lower by $38.9 million compared to the same period a year ago due to Title IV funds being received for certain students prior to July 1, 2006. This is compared to the prior year whereby the Title IV funds were not received in advance prior to June 30, 2005 resulting lower cash flow from advanced payments in the first quarter fiscal 2006. We received a $27.0 million federal income tax refund in September 2006 as compared to income taxes paid of $4.2 million for the same period a year ago.

Days sales outstanding (DSO) in receivables days was 21.3 days at September 30, 2006 and 2005, respectively. We calculate DSO by dividing net accounts receivable by average daily revenue for the preceding quarter. Quarterly average daily revenue is determined by taking the total revenue for a quarter and dividing by the number of days in a quarter. As a means of controlling our credit risk, we have established alternative loan programs with student loan lenders. These programs, which are non-recourse to us, help bridge the funding gap created by tuition rates that rise faster than financial aid sources. We believe that these loans are attractive to our students because they provide for repayment post graduation and are available to borrowers with lower than average credit ratings.

The level of accounts receivable reaches a peak immediately after the billing of tuition and fees at the beginning of each academic period. Collection of these receivables is heaviest at the start of each academic period. Additionally, federal financial aid proceeds for continuing students can be received up to ten days prior to the start of an academic quarter.

Investing Cash Flows

Capital expenditures were $22.2 million or 7.7% of net revenue for the three months ended September 30, 2006, compared to $16.2 million, or 6.4% of net revenue for the same period a year ago. The increase of capital expenditures as a percentage of net revenue was due to our investing in new facilities, the expansion of existing facilities and ongoing investment in technology infrastructure. We typically conduct a significant portion of our capital purchases in the months leading up to the start of an academic quarter.

We had excess cash, which we invested in marketable securities on an overnight basis during the three months ended September 30, 2006.

We lease most of our facilities. We anticipate that future commitments on existing leases will be paid from cash provided from operating activities. We also expect to extend the terms of leases that will expire or enter into similar long term commitments for comparable space.

Financing Cash Flows

Borrowings under the revolving credit facility are available to us to finance acquisitions and fund occasional working capital needs resulting from the seasonal pattern of cash receipts throughout the year. During the three months ended September 30, 2006, we repaid $160.0 million of the outstanding revolving credit facility at June 30, 2006. We had borrowed under the revolving credit facility to satisfy certain year-end regulatory financial ratios. This repaid on July 3, 2006. The source of the cash used for the repayment of the revolver was cash on hand at June 30, 2006. The revolving credit facility is reduced by our outstanding letters of credit. At September 30, 2006, we had $2.2 million in outstanding letters of credit. There were no additional borrowings under the facility. On October 12, 2006, we issued a letter of credit to the Department of Education for approximately $87.9 million. The U.S. Department of Education requires us to maintain the letter of credit due to our failure to satisfy certain regulatory financial ratios after giving effect to the Transactions. The letter of credit has reduced the availability of funds to borrow under our revolving credit facility.

As a result of the Transactions, we are highly leveraged and our debt service requirements are significant. At September 30, 2006, we had outstanding $1,946.8 million in aggregate indebtedness, with additional borrowing capacity of $297.8 million under our senior credit facility (after giving effect to outstanding letters of credit).

Year Ended June 30, 2006 Compared with Year Ended June 30, 2005

As of June 30, 2006, our net working capital deficit was $34.1 million as compared to a net working capital of $47.0 million as of June 30, 2005, an overall reduction of $81.1 million. Net working capital is calculated based on total current assets less total current liabilities. Advanced payments and amounts outstanding under our revolving credit facility are directly offset in cash and cash equivalents and do not contribute to the change in net working capital. The change in net working capital from June 30, 2005 to June 30, 2006 was primarily a result of the following changes in financial position:

Cash, cash equivalents and restricted cash. Cash, cash equivalents and restricted cash, excluding the impact of amounts outstanding under our revolving credit facility and advanced payments, decreased by $57.5 million as of June 30, 2006 as compared to June 30, 2005, primarily as a result of incremental costs associated with the Transactions. This was slightly offset by an increase of $5.1 million of restricted cash over the same period as a result of an increase in Title IV funds received in excess of charges applied to respective students’ accounts and cash held to collateralize certain outstanding letters of credits.

Prepaid income taxes. Prepaid income taxes increased by $10.5 million to $26.6 million as of June 30, 2006 from $16.2 million as of June 30, 2005 due to an overpayment of fiscal 2006 income taxes in the third quarter. This overpayment was a result of uncertainty related to the close of the Transactions at the time the estimated payment for fiscal 2006 was due.

Current deferred income taxes. Deferred income taxes increased by $9.8 million to $23.6 million as of June 30, 2006 from $13.9 million as of June 30, 2005 primarily as a result of deferred tax assets associated with restricted share compensation recognized in fiscal 2006 offset by additional valuation allowances on certain state net operating losses as a result of the Transactions.

Accrued interest. Accrued interest on outstanding indebtedness increased by $13.4 million as of June 30, 2006 as compared to June 30, 2005, which was a result of the debt related to the Transactions.

Accrued advertising. Accrued advertising expense increased by $3.3 million as of June 30, 2006 as compared to June 30, 2005 primarily a result of investment in advertising spending.

Payroll and related tax accruals (including management incentive compensation). Payroll and related taxes increased by $3.7 million, or 13.0%, from $28.7 million as of June 30, 2005 primarily as a result of our overall growth.

Unearned tuition. The increase in unearned tuition of $7.2 million, or 24.5%, is a result of growth in our student population as well as slight differences in timing of the summer academic terms in fiscal 2006 as compared to fiscal 2005 at our Argosy University and South University campuses.

Accounts payable. Accounts payable increased by $11.4 million to $41.5 million as of June 30, 2006 from $30.1 million as of June 30, 2005 due to overall company growth as well as differences in the timing of payments on expenditures in fiscal 2006 as compared to fiscal 2005.

Cash generated from operations for fiscal 2006 and higher borrowings led to a higher cash balance as of June 30, 2006, as compared to the prior fiscal year. Net cash flow from operations was $279.3 million and $192.5 million in fiscal 2006 and 2005, respectively. Our primary source of cash flow from operations is tuition collected from and on behalf of our students. The increase in cash flow from operations in fiscal 2006 compared to fiscal 2005 was the result of the 14.8% growth in net tuition revenue coupled with improved operating expense management. Additionally, advanced payments increased $56.0 million in fiscal 2006 as compared to fiscal 2005 primarily as a result of timing of drawdowns on Title IV funds. These increases were offset by Transaction costs of $40.1 million, including $30.2 million of accounting, placement, other financings, investment banking, legal and other professional fees and costs and $9.9 million of employee compensation and payroll taxes.

In fiscal 2006, cash on hand and net cash flow from operations were primarily used to fund the cash component of the Transactions of $227.7 million and invest $65.6 million in capital expenditures. During fiscal 2005, cash on hand, net cash flow from operations and $21.2 million from the exercise of stock options were primarily used to fund the repayment of $125.1 million outstanding on our revolving credit facility as of June 30, 2004, invest in $74.9 million in capital expenditures and fund the repayment of a note issued in connection with our acquisition of Brown Mackie College as well as fund an escrow payment associated with the acquisition of South University.

Net accounts receivable increased by $0.3 million compared to fiscal 2005, which represented a decrease as a percentage of revenue from 5.7% in fiscal 2005 to 5.0% in fiscal 2006. Net accounts receivable can be affected significantly by the changes in the start dates of academic terms from year to year. As of June 30, 2006, there were no significant changes to the start dates of academic terms in session. Days sales outstanding (“DSO”) in receivables decreased from 20.6 days at June 30, 2005 to 18.1 days at June 30, 2006. We calculate DSO by dividing net accounts receivable by average daily revenue for the preceding quarter. Quarterly average daily revenue is determined by taking the total revenue for a quarter and dividing by the number of days in a quarter. The decrease in DSO was primarily due to better collections along with greater use of third party loans by our students. As a means of controlling our credit risk, we have established alternative loan programs with student loan lenders. These programs, which are non-recourse to us, help bridge the funding gap created by tuition rates that rise faster than financial aid sources. We believe that these loans are attractive to our students because they provide for repayment post graduation and are available to borrowers with lower than average credit ratings.

Capital expenditures were $65.6 million, or 5.6% of revenue, for fiscal 2006 as compared to $74.9 million, or 7.3% of revenue, in fiscal 2005. The reduction of capital expenditures as a percentage of revenue was due to our continued focus on capital efficiency as well as delays in certain information technology and facility related projects. We expect fiscal 2007 capital expenditures to increase back to the level in fiscal 2005 as a percentage of revenue, primarily due to increased investment in our start up campuses and online operations as well as spending carried over to fiscal 2007 from fiscal 2006 projects.

Our existing revolving credit facility allows for borrowings of up to $300 million. As of June 30, 2006, we had $160 million outstanding under this facility and were in compliance with all covenants. All amounts outstanding on the revolving credit facility were repaid on July 3, 2006.

We lease most of our facilities and anticipate that future commitments on existing leases will be paid from cash provided from operating activities. We also expect to extend the terms of leases that will expire or enter into similar long term commitments for comparable space. We guarantee a significant portion of real estate lease obligations for our subsidiaries.

We paid off a mortgage on the building occupied by Western State University College of Law in March 2006, which resulted in approximately $3.3 million in principal payments in fiscal 2006.

The following table describes our commitments at June 30, 2006 under various contracts and agreements (in thousands):

	Total amounts committed	Payments due by period
		2007		2008-2009		20010-2011		2012- Thereafter
Revolving credit loans(1)	$160,000	$		$		$		$160,000
Term loan(2)	1,185,000		11,850		23,700		23,700	1,125,750
Senior notes(3)	375,000		—		—		—	375,000
Senior subordinated notes(4)	385,000		—		—		—	385,000
Standby letters of credit(5)	—		—		—		—	—
Mortgage debt of consolidated entity(6)	1,864		174		389		453	848
Capital leases	3,101		771		1,659		671	—

Sub-total long-term debt	2,109,965		12,795		25,748		24,824	2,046,598
Interest payments(7)	1,273,885		165,495		328,164		324,436	455,790
Operating leases(8)	581,615		86,955		155,256		113,553	225,851
Unconditional purchase obligations(9)	21,338		12,426		7,093		917	902

Total commitments	$3,986,803		$277,671		$516,261		$463,730	$2,729,141

(1)	Our revolving loans, if any, mature on June 1, 2012. The $160 million of borrowing outstanding under our revolving credit facility was repaid on July 3, 2006.
(2)	Our term loan matures on June 1, 2013.
(3)	Our Senior Notes are due June 1, 2014.
(4)	Our Senior Subordinated Notes are due June 1, 2016.
(5)	As of June 30, 2006 there were no standby letters of credit.
(6)	Our mortgage debt of consolidated entity matures on January 2, 2014.
(7)	Interest payments are based on either the fixed rate or the variable rate as of June 30, 2006 and assume that repayments are in accordance with the loan agreements without giving effect to mandatory prepayments.
(8)	Our operating lease obligations extend through 2020.
(9)	We have various contractual obligations that extend through 2014 for services.

As of June 30, 2006, we were highly leveraged and had an outstanding $2,110.0 million in aggregate indebtedness with an additional $140.0 million of borrowing capacity available under our revolving credit facility. Our liquidity requirements are significant and include debt service and capital expenditures. For fiscal 2006, pro forma interest expense, not including non-cash amortization of deferred financing fees, was $165.7 million.

Effective July 2006, we entered into interest rate swap agreements to manage the variable rate portion of $750.0 million of debt under our term loan facility. Under the terms of the interest rate swap agreements, we receive payments based on variable interest rates based on the three-month LIBOR and make payments on a fixed rate of 5.397% plus the applicable margin.

Management expects our cash flows from operations, combined with cash on hand and availability under our new revolving credit facility, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending for a period that includes the next 12 months.

Year Ended June 30, 2005 Compared with Year Ended June 30, 2004

At June 30, 2005, our working capital was approximately $47.0 million. This is compared to a working capital deficit of $76.5 million at June 30, 2004.

Cash generated from operations for fiscal 2005 led to higher cash and lower borrowing balances at June 30, 2005, as compared to the prior fiscal year. Partially offsetting the significant decrease in debt was the growth in advance payments and unearned tuition due to an increase in enrollment. During fiscal 2005, cash on hand, net cash flow from operations, and $21.2 million from the exercise of stock options were primarily used to fund the repayment of a note issued in connection with our acquisition of Brown Mackie College, an escrow payment associated with the acquisition of South University, repayment of $125.1 million outstanding on our revolving credit facility at June 30, 2004, as well as invest in $74.9 million in capital expenditures. In fiscal 2004 cash on hand and $166.3 million of net cash flow from operations, along with proceeds from both the net increase in debt of $90.1 million and the issuance of stock of $12.0 million were primarily used to fund the cash component of acquisitions of $157.8 million, repay $35 million outstanding on our revolving credit facility at June 30, 2003, and invest $82.3 in capital expenditures.

Net cash flow from operations was $192.5 million and $166.3 million in fiscal 2005 and 2004, respectively. The increase from prior year net cash flow from operations was primarily attributable to an increase in net income of $24.6 million and an increase in non-cash items of $26.6 million. These increases were partially offset by $24.9 million less cash generated from working capital primarily due to the timing of income tax installment payments.

Net accounts receivable increased by $5.8 million compared to fiscal 2004, which represented a decrease as a percentage of revenue from 6.1% in fiscal 2004 to 5.7% in fiscal 2005. Days sales outstanding (“DSO”) in receivables decreased from 22.0 days at June 30, 2004 to 20.6 days at June 30, 2005. We calculate DSO by dividing net accounts receivable by average daily revenue for the preceding quarter. Quarterly average daily revenue is determined by taking the total revenue for a quarter and dividing by the number of days in a quarter. The decrease in DSO was primarily due to better collections along with greater use of third party loans by our students. As a means of controlling our credit risk, we have established alternative loan programs with student loan lenders. These programs, which are non-recourse to us, help bridge the funding gap created by tuition rates that rise faster than financial aid sources. We believe that these loans are attractive to our students because they provide for repayment post graduation and are available to borrowers with lower than average credit ratings.

Capital expenditures were $74.9 million or 7.3% of revenue for of fiscal 2005, compared to $82.3 million, or 9.6% of revenue in fiscal 2004. The reduction of capital expenditures as a percentage of revenue was due to our continued focus on capital efficiency as well as decreased spending in fiscal 2005 resulting from delays in the commencement of capital projects. The fiscal 2005 capital expenditures include investments in schools acquired or started during the previous several years and schools added in fiscal 2005, continued expansion and improvements to current facilities, additional or replacement school and housing facilities, and classroom and administrative technology.

Contingencies

In December 2005, The Art Institute of Dallas was placed on probation by the Commission on Colleges of the Southern Association of Colleges and Schools (the “Commission”) due to the school’s failure to satisfactorily document clearly identified expected outcomes and assessments for its programs and services as required by the Commission’s institutional effectiveness comprehensive standard. The Commission, in connection with reaffirming the accreditation of The Art Institute of Dallas for a ten year period in December 2003, required the school to provide evidence of compliance with this standard by December 2005.

The Art Institute of Dallas submitted a report to the Commission documenting its progress in complying with the institutional effectiveness comprehensive standard in September 2006. The Commission will consider the report and the results of a site visit at the school at a meeting to be held in December 2006. The Commission may take one of three actions at the December 2006 meeting: take the school off probation; extended the current probationary period for an additional year for good cause; or remove its grant of accreditation if the Commission determines that the school has not satisfactorily addressed the issues raised by the Commission. As of October 2006, approximately 1,400 students attended The Art Institute of Dallas, which is one of 32 Art Institute schools.

In addition to the matter described above, we are a defendant in certain legal proceedings arising out of the conduct of our business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

Senior Secured Credit Facilities

Overview. Our senior secured credit facilities consists of a $1,185.0 million term loan facility and a $300.0 million revolving credit facility of which we are the primary borrower. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swing line loans.

Interest Rate and Fees. Borrowings under the senior secured credit facilities bear interest at a rate equal to LIBOR plus an applicable margin or, at our option, an applicable margin plus an alternative base rate determined by reference to the higher of (x) the prime rate as published in The Wall Street Journal and (y) the federal funds rate plus  1/2 of 1%. The initial applicable margin for borrowings under the revolving credit facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings and, under the term loan facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for borrowings under the senior secured credit facilities may be reduced subject to our attaining certain leverage ratios.

We utilize interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the floating rate portion of our debt under our term loan facility. On June 6, 2006, we entered into two five year interest rate swap agreements, for the total notional amount of $750 million, in order to hedge a portion of its exposure to variable interest payments associated with the senior secured credit facilities. The interest rate swaps are for $375.0 million effective July 1, 2006 and $375.0 million effective July 3, 2006. Under the terms of the interest rate swaps, we receive payments based on variable interest rates based on the three-month LIBOR and make payments based on a fixed rate of 5.397% plus the applicable margin.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced to 0.375% subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees.

Amortization. We are required to repay installments on the loans under the term loan facility in quarterly principal amounts equal to 0.25% of their initial total funded principal amount calculated as of the closing date for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Certain Covenants and Events of Default. The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the senior subordinated notes offered hereby);

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	enter into certain restrictive agreements;

•	amend agreements governing our subordinated indebtedness (including the senior subordinated notes offered hereby) and our constitutive documents;

•	change the nature of our business; and

•	change the status of Education Management Holdings LLC as a passive holding company.

In addition, the senior secured credit agreement requires us to maintain the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The senior secured credit agreement also contains certain customary affirmative covenants and events of default.

Senior Notes and Senior Subordinated Notes

The indentures governing the senior notes and senior subordinated notes being offered hereby will limit our (and most or all of our subsidiaries’) ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the notes will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness. See “Description of Notes.”

Covenant Compliance

Under the senior secured credit facilities, we are required to satisfy and a maximum total leverage ratio, a minimum interest coverage ratio and other financial conditions tests. As of September 30, 2006, we were in compliance with the financial and nonfinancial covenants. Our continued ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit facilities. Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Any such acceleration would also result in a default under our indentures governing the notes.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

The breach of covenants in our senior secured credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures governing the notes. Additionally, under our senior secured credit facilities and the indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the senior credit facilities and the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net income (loss), which is a GAAP measure of our operating results, to Adjusted EBITDA as defined in our debt agreements, and the calculation of the fixed charge coverage ratio, net debt and net debt to Adjusted EBITDA ratio under the indentures governing the notes. The terms and related calculations are defined in the indentures governing the notes.

	Predecessor		Successor	Combined	Predecessor	Successor
(in millions)	Year ended June 30, 2005	Period from July 1, 2005 through May 31, 2006	Period from June 1, 2006 through June 30, 2006	Year Ended June 30, 2006	Three Months ended September 30, 2005	Three Months ended September 30, 2006
Net income (loss)	$101.6	$100.4	$(19.7)	$80.7	$14.0	$(9.7)
Interest (income) expense, net	(0.2)	(5.3)	14.1	8.8	(0.7)	44.0
Taxes	67.2	73.6	(12.4)	61.2	7.4	(6.2)
Depreciation and amortization(1)	84.1	62.9	7.4	70.3	17.6	22.1

EBITDA	252.7	231.6	(10.6)	221.0	38.3	50.2
Reversal of impact of unfavorable lease liabilities(2)				(0.2)	—	(0.5)
Equity compensation expense(3)				32.2	6.3	—
Transaction and advisory fees(4)				40.1	0.5	1.4

Adjusted EBITDA				$293.1	$45.1	$51.1

(1)	Depreciation and amortization includes non-cash charges related to fixed asset impairments and write offs of $0.9 million in fiscal 2006, $4.2 million in fiscal 2005, $0.7 million in the three months ended September 30, 2005 and $0.1 million in the three months ended September 30, 2006. The year ended June 30, 2005 also includes $19.5 million related to cumulative adjustments for changes in lease accounting.
(2)	Represents non-cash income due to the amortization of $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under purchase accounting as part of the Transactions.
(3)	Represents non-cash equity compensation recognized in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”
(4)	Represents costs associated with the Transactions of $30.2 million of accounting, placement, other financing, investment banking, legal and other professional fees and costs, and $9.9 million of employee compensation and payroll taxes. Also includes advisory fees paid to Sponsors of $0.4 million under our management agreement with Providence Equity and Goldman Sachs Capital Partners.

Our covenant requirements and pro forma ratios for the twelve months ended September 30, 2006 are as follows:

	Covenant Requirements	Pro Forma Ratios
Senior secured credit facilities(1)
Minimum Adjusted EBITDA to consolidated interest expense ratio	1.40x	1.76x
Maximum consolidated total debt to Adjusted EBITDA	8.25x	5.82x

Notes
Minimum Adjusted EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions	2.00x	1.76x

(1)	These covenants are not required under the credit agreement until December 31, 2006.

Regulations

U.S. Department of Education regulations require Title IV program funds received by our schools in excess of the tuition and fees owed by the relevant students at that time to be, with these students’ permission, maintained and classified as restricted funds until they are billed for the portion of their education program related to those funds. Funds transferred through electronic funds transfer programs are held in a separate cash account and released when certain conditions are satisfied. These restrictions have not significantly affected our ability to fund daily operations.

Education institutions participating in Title IV programs must satisfy a series of specific standards of financial responsibility. The U.S. Department of Education has adopted standards to determine an institution’s financial responsibility to participate in Title IV programs. The regulations establish three ratios: (i) the equity ratio, intended to measure an institution’s capital resources, ability to borrow and financial viability; (ii) the primary reserve ratio, intended to measure an institution’s ability to support current operations from expendable resources; and (iii) the net income ratio, intended to measure an institution’s profitability. Each ratio is calculated separately, based on the figures in the institution’s most recent annual audited financial statements, and then weighted and combined to arrive at a single composite score. Such composite score must be at least 1.5 for the institution to be deemed financially responsible without conditions or additional oversight. If an institution fails to meet any of these requirements, it may be deemed to be not financially responsible by the U.S. Department of Education, or otherwise ineligible to participate in Title IV programs.

Regulations promulgated under the HEA also require all proprietary education institutions to comply with the 90/10 Rule, which prohibits participating schools from deriving 90% or more of total revenue from Title IV programs in any year. An institution that violates the 90/10 Rule becomes immediately ineligible to participate in the Title IV programs, and may not reapply for eligibility until the following fiscal year.

Use of Estimates and Critical Accounting Policies

General

In preparing our financial statements in conformity with accounting principles generally accepted in the United States, judgments and estimates are made about the amounts reflected in the consolidated financial statements that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses, during the reporting period. As part of the financial reporting process, our management collaborates to determine the necessary information on which to base judgments and develop estimates used to prepare the consolidated financial statements. Historical experience and available information are used to make these judgments and estimates. However, different amounts could be reported using different assumptions and in light of changes in facts and circumstances. Therefore, actual amounts could differ from the estimates reflected in the condensed consolidated financial statements appearing elsewhere in this prospectus.

Our management makes judgments and estimates on an ongoing basis that include, but are not limited to, revenue recognition, allowance for doubtful accounts, valuations of goodwill and indefinite-lived intangible assets, valuations of acquired finite-lived intangible assets and loss contingencies. Further description of how these estimates are developed is provided below.

We believe that the following critical accounting policies comprise the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Purchase Accounting

As discussed above, the Transactions were completed on June 1, 2006 and was financed by a combination of equity invested by the Sponsors and other investors, borrowings under our senior secured credit facilities, the issuance of the notes and EDMC’s cash on hand. These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all EDMC’s shares of common stock that were issued and outstanding,

immediately prior to the completion of the Transactions. The purchase price included the $3.4 billion purchase of the outstanding common stock and settlement of stock options outstanding, and transaction costs of $105.0 million, of which $59.6 million was allocated to the cost of issuing debt while the remaining $45.4 million was included in the overall purchase price. Under business combination accounting, the total purchase price was allocated to our net tangible and identifiable intangible assets based on their estimated fair values established by an independent appraisal firm as of June 1, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon valuation data at the date of the Transactions and the estimates and assumptions are subject to change.

Revenue Recognition and Receivables

We bill tuition and housing revenues at the beginning of an academic term and recognize the revenue on a pro rata basis over the term of instruction or occupancy. For most of our programs, the academic and fiscal quarters are the same; therefore, unearned revenue is not significant at the end of a fiscal quarter. However, Argosy University and Brown Mackie College and to a lesser degree South University and certain Art Institutes have educational programs with starting and ending dates that differ from our fiscal quarters. Therefore, at the end of the fiscal quarter, we have revenue from these programs that has not yet been earned in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements.”

Refunds are calculated and paid in accordance with federal, state and accrediting agency standards.

The trade receivable balances are comprised of individually insignificant amounts due primarily from students throughout the United States and Canada. Our accounts receivable balances at each balance sheet date consist of amounts related to revenue from current or former students for classes which have occurred or prior periods of occupancy in our housing facilities for which payment has not been received; or obligations of current students for tuition, housing and other items related to academic terms in progress for which payment has not been received.

We determine our allowance for doubtful accounts for most locations primarily by categorizing gross receivables based upon the enrollment status (in-school vs. out-of-school) of the student and establishing a reserve based on the likelihood of collection, considering our historical experience. Student accounts are monitored through an aging process whereby past due accounts are pursued. When certain criteria are met (primarily aging past the due date by more than four months) and internal collection measures have been taken without success, the accounts of former students are placed with an outside collection agency. Student accounts in collection are reserved at a range of 85% to 100% and are evaluated on a case-by-case basis before being written off. If current collection trends differ significantly from historical collections, an adjustment would be required to our allowance. Historically, however, the allowance for doubtful accounts has been within our estimate of uncollectible accounts.

Share-Based Payment

Beginning on July 1, 2005, we began accounting for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment (SFAS No. 123(R)) using the modified prospective method.

We are now required to record the fair value of stock-based compensation awards as expenses in the consolidated statement of operations. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. For current and past grants of stock options, we utilized the Black-Scholes valuation model in determining the fair value of share-based awards at the grant date. This valuation requires judgment, including estimating the risk free interest rate, expected life of the option and expected volatility rate. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

During the fiscal year 2006, we granted employees restricted shares instead of issuing stock options. These restricted shares also resulted in compensation expense under SFAS No. 123(R).

As a result of the Transactions, the vesting restrictions on all stock options and shares of restricted stock were removed. We accelerated the recognition of compensation expense under SFAS No. 123(R) to fully recognize the remaining expense on all equity instruments.

In August 2006, our board of directors approved a new stock option plan for executive management and key personnel. As of September 30, 2006, we had issued options to John R. McKernan, Jr. and Edward H. West. We anticipate issuing additional options to other senior employees by December 31, 2006.

Leases

We lease most of our administrative and educational facilities under operating lease agreements. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease according to SFAS No. 13, “Accounting for Leases”, as amended. These lease agreements typically contain tenant improvement allowances and rent holidays. Tenant improvement allowances are recorded as a leasehold improvement asset (which is included in Property and Equipment, net) when the leasehold asset is placed in service and both the tenant improvement asset and related deferred rent liability are amortized on a straight-line basis over the shorter of the term of the lease or useful life of the asset as additional depreciation expense and a credit to rent expense, respectively. For leases that contain a rent holiday, total rent payments are recognized straight-line over the entire lease term. Lease agreements sometimes contain quantifiable rent escalation clauses, which are accounted for on a straight-line basis over the life of the lease. Our lease terms generally range from one to twenty years with one or more renewal options. For leases with renewal options, we record rent expense on a straight-line basis over the original lease term, exclusive of the renewal period. When a renewal occurs, we record rent expense over the new term. Rent is expensed as we gain “possession and/or control” over the new space regardless of whether the facility is substantially complete or whether a build out occurs because rent capitalization during construction ceased on January 1, 2006 due to updated accounting rules. We also lease space from time to time on a short-term basis in order to provide specific courses or programs.

Capitalization of Internally Developed Software Costs

Statement of Position 98-1 (SOP 98-1), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. We capitalize our online curriculum development costs under this standard.

Long-Lived Assets

Property and equipment are recorded at their estimated cost less accumulated depreciation. Buildings are depreciated over the estimated useful life of 30 years using the straight-line method. Leasehold improvement and capitalized lease costs are amortized over the shorter of the original lease term exclusive of any renewal periods, or their estimated useful lives. The majority of our property and equipment are depreciated over estimated useful lives ranging from three to ten years using the straight-line method. Accelerated depreciation methods are generally used for income tax purposes. The Predecessor applied the straight-line method using the half year convention which was not materially different than using the date the assets were placed in service. Amortization of intangibles relates to the values assigned to identifiable intangible assets. These intangible assets arose principally from the Transactions, acquisition of schools and development of curriculum for various online programs.

We evaluate the recoverability of the goodwill and indefinite lived intangible assets attributable to each reporting unit as required under SFAS No. 142, “Goodwill and Other Intangible Assets”, by comparing the fair value of each reporting unit with its carrying value. The evaluation is performed at least annually and additionally when potential impairment indicators exist as required by SFAS No. 142. Management applies judgment when performing these evaluations to determine the financial projections used to assess the fair value of each reporting unit. The fair market value of the reporting units is estimated by applying multiples to earnings before interest, taxes and depreciation. To validate the multiples used we compare the multiples to recent identified transactions where similar businesses were sold.

Effective April 1, 2005, the Predecessor changed its regional structure to form seven operating divisions by geographic locations within North America. These regions were the Northeast, Southeast, North Central, Central, South Central, Northwest and Southwest regions. Due to the reorganization of the division structure, the Predecessor reallocated goodwill for impairment testing purposes based upon the new operating division structure in the fiscal fourth quarter of 2005. In connection with the reallocation of goodwill, the Predecessor performed an impairment test as of April 1, 2005 and determined goodwill was not impaired. Shortly thereafter, in July 2005, the Predecessor refined the regional structure from seven to six operating divisions. At that time, the Predecessor completed its annual impairment test for the fiscal year beginning July 1, 2005 and determined goodwill was not impaired. The Successor maintained the same organizational structure as the Predecessor relative to determination of reporting units as of September 30, 2006.

Effective July 17, 2006, we reorganized our operations to a divisional structure aligned by educational systems from the previous regional management structure. The majority of our schools across these educational systems provide services to students utilizing similar delivery methods resulting in similar long term financial performance characteristics. We do not rely on any major customers as a source of revenues. Further, the chief operating decision maker, as defined by SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”, allocates resources and assesses the performance of the company at the school level. We believe that it meets the criteria for aggregating the operations into a single reportable segment. We will perform the evaluation of the recoverability of the goodwill and indefinite lived intangible assets attributable to each reporting unit at least annually and additionally when potential impairment indicators exist as required by SFAS No. 142. Management applies judgment when performing these evaluations to determine the financial projections used to assess the fair value of each reporting unit.

We evaluate the recoverability of property and equipment and intangible assets with finite lives whenever events or changes in circumstances indicate the carrying amount of any such assets may not be fully recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Changes in circumstances may include economic conditions or operating performance. When impairment indicators arise from changing conditions, we perform an evaluation based upon assumptions about the estimated future cash flows. If the projected undiscounted future cash flows are less than the carrying value, we determine the fair value of the asset based upon a discounted cash flow model or a third-party valuation. When utilizing a discounted cash flow model to determine fair value, if the discounted cash flows are less than the carrying value of the asset, an impairment loss is recognized. See Note 5 of the audited financial statements for additional information regarding the change in estimates for useful lives and fair market values of as a result of business combination accounting.

Income Taxes

We account for income taxes in accordance with SFAS 109, “Accounting for Income Taxes,” which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities result from

(i) temporary differences in the recognition of income and expense for financial and federal income tax reporting requirements, and (ii) differences between the recorded value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases.

We recorded assets and liabilities at fair market value in conjunction with the Transactions, which occurred on June 1, 2006. As part of the business combination accounting, deferred tax liabilities of approximately $218.0 million were recorded related to the book write-up of tangible and intangible property to fair market value. Additionally, deferred tax assets of $45.0 million were recorded with respect to the business combination accounting write-up of the deferred tax asset associated with restricted stock and stock options and write-downs pertaining to unfavorable leases. Also, as a result of anticipated future state tax net operating losses arising from interest expense on acquisition-related debt, we have established a valuation allowance of $4.1 million against various deferred tax assets because we have determined that it is currently “more likely than not” that those deferred tax assets will not be realized. The overall net deferred tax impact resulting from the business combination accounting was the creation of a net deferred tax liability of $177.1 million.

At September 30, 2006, we had state net operating loss carry forwards of approximately $70.2 million available to offset future taxable income and a related deferred tax asset of $5.1 million. The carry forwards expire at varying dates beginning in fiscal 2007 through fiscal 2027. We have determined that it is currently “more likely than not” that the deferred tax assets associated with $55.7 million of its state net operating loss carry forwards will not be realized and has established a valuation allowance equal to the gross deferred tax asset balance of $4.2 million related to these net operating loss carry forwards. In addition, certain of our state net operating losses may be subject to annual limitation due to these states’ adoption of the ownership change limitations imposed by Internal Revenue Code Section 382 or similar state provisions, which could result in the expiration of these state net operating loss carry forwards before they can be utilized.

At September 30, 2006, we had Canadian net operating loss carry forwards of approximately $4.4 million available to offset future taxable income and a related deferred tax asset of $1.4 million. The carry forwards expire at varying dates beginning in fiscal 2009 through fiscal 2016. At September 30, 2006, we had additional Canadian deferred tax assets of $2.2 million related to temporary items. We have determined that it is currently “more likely than not” that the deferred tax assets related to our Canadian net operating losses and temporary items will not be realized and has established a valuation allowance equal to the gross deferred tax assets. As a result of the Transactions, pursuant to FAS 109, the tax effect of future utilization of the Canadian net operating loss carry forwards will reduce goodwill and not the effective tax rate.

Accrued health insurance and incentive compensation

We are self-insured for health benefits provided to our employees, requiring us to exercise significant judgment to record the estimated liability. We record an accrual for known claims and an estimate for incurred but not yet reported claims based upon information received from third parties, including professional actuaries.

We maintain a cash bonus program for some of our senior employees. The expense for this bonus plan is based upon our financial performance as well as other factors. All payments under this bonus plan are subject to our Board of Directors’ approval.

Internal Controls over Financial Reporting

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

New Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principles as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 eliminates the requirement to include the cumulative effect of changes in accounting principle in the income statement and instead requires that changes in accounting principle be retroactively applied. A change in accounting estimate continues to be accounted for in the period of change and future periods if necessary. A correction of an error continues to be reported by restating prior period financial statements. SFAS No. 154 is effective for us as of July 1, 2006.

On July 13, 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We are in the process of evaluating the potential impact of FIN No. 48, if any.

On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. We are in the process of evaluating the potential impact of SFAS 157.

Effect of Inflation

We do not believe our operations have been materially affected by inflation.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of business that include foreign currency exchange rates. We typically do not utilize forward or option contracts on foreign currencies or commodities. We are subject to fluctuations in the value of the Canadian dollar relative to the U.S. dollar. We do not believe we are subject to material risks from reasonably possible near-term change in exchange rates.

We do not use derivative financial instruments for trading or speculative purposes. We have invested our available cash in short-term, highly liquid financial instruments, with a substantial portion having initial maturities of three months or less. When necessary, we have borrowed to fund acquisitions.

At September 30, 2006, we had total debt obligations of $1,946.8 million, including $1,182.0 million of variable rate debt. We have entered into two five year interest rate swap agreements that fixed the interest rate for $750.0 million of its variable rate debt. Our two swap agreements, which expire on July 1, 2011, each have a notional value of $375.0 million and effectively fix the interest rate on this portion of outstanding indebtedness at 5.397% plus the applicable margin. The remaining variable rate debt of $432.0 million is subject to market rate risk, as our interest payments will fluctuate as the underlying interest rates change as a result of market changes. A hypothetical change of 1.25% in interest rates from September 30, 2006 levels would have increased or decreased interest expense approximately $1.4 million for the variable rate debt in the three months ended September 30, 2006.

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximated carrying values because of the short-term nature of these instruments. The derivative financial instruments are carried at fair value, which is based on the amount we would pay to terminate the agreement. The fair value and carrying amounts of our long-term debt is approximately equivalent.

BUSINESS

Our Company

We are among the largest providers of post-secondary education in North America, with more than 72,000 active students as of the fall of 2005. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees in a broad range of disciplines, including media arts, design, psychology and behavioral sciences, education, information technology, legal studies, business, health sciences and culinary arts. Since 1996, we have generated a compounded annual enrollment growth rate of 18.4% and a compounded annual net revenue growth rate of 23.0%. For the three months ended September 30, 2006, we generated net revenues and Adjusted EBITDA of $290.5 million and $51.1 million, respectively.

Over our 35-year operating history, we have expanded the reach of our educational systems and currently operate 72 schools across 24 states in the United States and two Canadian provinces. Additionally, we offer an online education platform, enabling our students to pursue degrees online or through a flexible combination of both online and local campuses. Our programs enable students to earn various degrees, including Doctorate, Master’s, Bachelor’s and Associate’s, as well as certain specialized non-degree diplomas. These academic programs are designed with a distinct emphasis on applied, career-oriented content and are primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

Our student population includes both traditional students, typically recent high school graduates pursuing their first higher education degree, and working adults, who are pursuing additional education in their current field or preparing for a new profession. Based on information collected by us from graduating students and employers, we believe that of the approximately 12,300 undergraduate students who graduated from our institutions during the calendar year ended December 31, 2005, approximately 88% of those available for employment obtained employment in their fields of study or a related field within six months of graduation. Similar to traditional public and private colleges and universities, each of our schools located in the United States is recognized by accreditation agencies and by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid.

Our schools are organized and managed through four educational systems, each focused on specific programmatic and degree areas:

•	The Art Institutes. The Art Institutes offer Master’s, Bachelor’s and Associate’s degree programs, as well as certain non-degree diploma programs, in graphic design, media arts and animation, multimedia and web design, game art and design, video and digital media production, interior and industrial design, culinary arts, photography and fashion. Students can pursue their degree at one of our 32 Art Institute campuses in 18 states and two Canadian provinces, including online programs through The Art Institute Online, a division of The Art Institute of Pittsburgh.

•	Argosy University. Argosy University is primarily focused on Doctorate and Master’s degree programs in clinical psychology, counseling, education and business administration. It also offers Bachelor’s and Associate’s degrees in similar fields. There are 18 Argosy University locations in 12 states and online programs.

•	Brown Mackie Colleges. The Brown Mackie Colleges offer Associate’s degree programs, as well as certain non-degree diploma programs, in health sciences, business, information technology, legal studies and design technologies. There are 16 Brown Mackie College campuses in seven states, primarily in the Midwestern United States.

•	South University. South University offers undergraduate and graduate degree programs in business, legal studies, information technology and health sciences fields through five campuses in the Southeastern United States and online programs.

In addition to the educational systems listed above, we also operate Western State University College of Law in California, which offers Juris Doctor degrees.

We have provided educational services for more than 35 years since the acquisition of our first Art Institute in Pittsburgh in 1970. Throughout our history, we have selectively pursued acquisitions to augment our network, program and degree offerings with established franchises such as Argosy University in 2001 and South University and American Education Centers (renamed the Brown Mackie Colleges) in 2003. Of the 26 acquisitions we have completed, the majority have been select acquisitions of single campuses where the economics of acquiring an existing school were more favorable than opening a new school.

Industry Overview

We believe the post-secondary education market in the U.S. is a $320 billion annual market, which includes public and private two-year and four-year degree granting institutions, graduate and professional schools, and non-degree vocational schools offering specialized diplomas. In the U.S., there are over 17 million students enrolled in over 6,000 institutions that offer Doctorate, Master’s, Bachelor’s and Associate’s degrees and diploma programs. According to the National Center of Education Statistics, traditional students, typically recent high school graduates under 25 years of age who are pursuing their first higher education degree, represent approximately 61% of the national student population, with the remaining 39% comprising non-traditional students, who are largely working adults pursuing additional education in their current field or preparing for a new profession.

We believe there are a number of factors contributing to the long-term growth of the post-secondary industry. First, the shift toward a services-based economy increases the demand for higher levels of education. According to the Bureau of Labor Statistics, over the next decade 61% of projected growth in employment is expected to come from jobs that require at least some college experience. Second, according to the U.S. Census Bureau, the median annual income in 2004 for a person with a Bachelor’s degree was 62% higher than that of a high school graduate. This income benefit of education has helped increase the percentage of adults over 25 years of age with Bachelor’s degrees from 11% in 1970 to 28% in 2004. Third, government and private financial aid in various forms, including loan guarantees, grants and tax benefits for post-secondary students, has consistently increased from $4.4 billion to $142.7 billion between 1971 and 2005, representing a compounded annual growth rate of 10.7%. We believe this support will continue as the government emphasizes the development of a highly-skilled, educated workforce to maintain global competitiveness. Finally, the strong demand for post-secondary education has enabled educational institutions to consistently increase tuition and fees, with public four-year colleges increasing tuition and fees by 6.9% annually on average over the last ten years, according to the College Board.

We believe that for-profit providers will capture an increasing share of the growing demand for post-secondary education, as this demand has been largely unaddressed by traditional public and private universities. Non-profit public and private institutions may face limited financial capability to expand their offerings in response to the growing demand for education, due to a mix of state funding challenges, declining contributions and significant expenditures on research and the professor tenure system. Certain private institutions may also control enrollments to preserve the perceived prestige and exclusivity of their degree offerings. Additionally, we believe traditional non-profit institutions generally have not emphasized flexible course schedules and online offerings that appeal to working adults, nor have they aggressively pursued fully online course offerings.

As a result, for-profit post-secondary education providers continue to have significant opportunities for growth. The National Center of Education Statistics has reported that, over the last 7 years, enrollments at for-profit post-secondary education institutions have experienced a compounded annual growth rate of approximately 11%, compared to compounded annual growth rate of approximately 2% for traditional non-profit colleges and universities over the same time period. For-profit providers have continued their strong growth, principally due to the higher flexibility of their programmatic offerings and learning structure, their emphasis on applied, career-oriented content and their ability to consistently roll out new campuses and programs. Despite rapid growth, the market share of post-secondary education captured by for-profit providers remains relatively modest with ample room for continued growth. In 2003, according to the National Center for Education

Statistics, for-profit institutions accounted for approximately 6% of all post-secondary enrollments, up from 4% in 1997. In addition, for-profit post-secondary providers continue to enlarge the size of the education market through targeting underserved students who might otherwise forgo post-secondary education, increasing marketing budgets and investment in online education, which is the fastest growing segment of the post-secondary market.

The post-secondary education industry is highly fragmented, with no one provider controlling significant market share. Students choose among providers based on programs and degrees offered, program flexibility and convenience, quality of instruction, placement rates, reputation and recruiting effectiveness. Such multi-faceted market fragmentation results in significant differentiation among various education providers, limited direct competition and minimal overlap between for-profit providers. The main competitors of for-profit post-secondary education providers are local public and private two-year junior and community colleges, traditional public and private undergraduate and graduate colleges and, to a lesser degree, other for-profit, career-oriented schools.

Our Strengths

We believe that the combination of the following strengths differentiates our business:

•	Flexible, diverse program offerings and broad degree capabilities. Our operational infrastructure and management approach are highly flexible and enable us to adapt quickly to changing market trends. We continuously monitor and adjust our programs based on changes in demand for new programs, degrees, schedules and delivery methods. We provide education to our students through traditional classroom settings as well as through online instruction. Our educational institutions offer a diverse range of academic programs in the following areas:

— Business	— Health sciences
— Information technology	— Media arts
— Education	— Design
— Law and legal studies	— Fashion
— Psychology and behavioral science	— Culinary arts

Our breadth of programmatic and degree offerings enables us to appeal to a diverse range of potential students. This helps to reduce our exposure to a decline in popularity in any one area of study. Our online education platform enables us to leverage our unique educational systems to expand our total addressable market, reaching new students who would otherwise not have the opportunity to attend classes at one of our local campuses.

•	National presence. We have 72 school locations in 24 states and two Canadian provinces. Our schools are located primarily in major metropolitan areas and we focus our marketing efforts on generating demand within a 100-mile radius of the campus. Throughout our history, we have invested in our schools in order to develop what we believe is an exceptional portfolio of schools, offering state-of-the-art facilities and learning infrastructure. Our schools provide attractive and efficient learning environments including many elements found in traditional colleges, such as libraries, bookstores and laboratories, as well as the modern equipment necessary for the various programs we offer. This aids us in recruiting and retaining students and faculty. For the fiscal year ended June 30, 2006, no single campus accounted for more than 5.5% of our total revenues.

•

Strong reputation for positive student outcomes. We believe that the success of our business is based upon our ability to generate positive outcomes for our students in terms of education, graduate employment and starting salary. We use these performance metrics to determine a part of our management compensation both at the corporate and campus level. This focus on student achievement has resulted in a consistent record of high student retention and graduate employment rates, which have been critically important in maintaining a strong reputation among students, faculty and employers.

Based on information collected by us from graduating students and employers, we believe that, of the approximately 12,300 undergraduate students who graduated from our institutions during the calendar year ended December 31, 2005, approximately 88% of those available for employment obtained employment in their fields of study or a related field within six months of graduation. Employers of our graduates include companies such as Nordstrom, Electronic Arts, Expo Design Center, Ethan Allen and Nike.

•	Strong regulatory reputation and recognition. Each of our schools located in the United States is authorized to offer educational programs and grant degrees or diplomas by the state in which the school is located and is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education. Authorization by the state and accreditation by a recognized accrediting agency enables our students to access federal student loans, grants and other forms of public and private financial aid. In the regulated post-secondary education market, maintaining accreditation and state authorization at various levels is critical for operating existing schools, opening new schools and introducing new programs. We have established a culture of compliance and devote substantial resources to ensure that we meet applicable rules, standards and laws. Our success in this regard is evidenced by the success we have had maintaining the licensing and accreditation of our schools.

•	Highly attractive business model. We have predictable and consistent revenue growth, a scalable operating cost structure and significant operating cash flow generation.

•	Predictable and consistent revenue growth. We believe that our revenue model is highly predictable given the extended period of student enrollment, historically stable retention rates and annual tuition increases. Since 1996, we have demonstrated a compounded annual enrollment growth rate of 18.4% while increasing our tuition on average by 5.7% annually. This combination of enrollment growth and tuition increases has resulted in a compounded annual revenue growth rate of 23.0% since 1996.

•	Margin expansion from scalable cost structure. Management’s focus on increasing the efficiency of our existing physical infrastructure and leveraging the costs of operating these facilities over a broader student population is a key component of our operating margin improvement. The scalable nature of our cost structure at the campus level has enabled us to consistently expand our EBITDA margins in each of the last 10 years, improving from 15.4% in fiscal 1996 to 18.9% in fiscal 2006, an average of more than 30 basis points of annual improvement. With an aim towards maximizing utilization, we monitor and make adjustments to our facilities’ operation plan based on changes in demand for new programs, class schedules and other elements of our operations. In addition, we expect our shared location strategy to allow us to continue to leverage our historical investment in school facilities and to control our ongoing operational and maintenance costs.

•	Significant operating cash flow generation. The combination of moderate maintenance capital requirements and a positive benefit from working capital enables us to convert a significant portion of our revenue to cash available for investment in existing campuses, organic growth initiatives and debt service. Additionally, given the advanced payment of tuition and fees which is customary for the post-secondary education industry, our working capital is on average a source of cash, although subject to significant seasonal fluctuations.

Our Business Strategy

We intend to pursue the following key elements of our current business strategy:

•	Augment and improve our academic curricula and programs

Create new and revise existing academic programs. We continually strive to identify emerging industry trends in order to understand the evolving educational needs of our students and the employment market. We rapidly develop and introduce new programs in response to these needs with the assistance of our curriculum advisory teams, which consist of over 1,200 industry experts and employers. For example, during fiscal 2006, we introduced six new academic programs, including criminal justice, fashion and retail management, simulation and virtual environments, and community college executive leadership. We also regularly evaluate our existing program offerings and revise existing courses to meet changing market needs.

Rollout existing programs to additional schools. Our broad base of 72 schools enables us to drive growth through introducing programs that have been successful at one school to other schools within our systems. During fiscal 2006, we successfully rolled out 87 existing educational programs to additional schools. The rollout of existing programs at additional campuses allows us to drive enrollment growth at existing locations with minimal incremental costs, leverage existing curriculum development and quickly capitalize on identified market needs.

•	Continue to improve our marketing and student services

Increase and optimize the use of marketing resources. We continuously evaluate the efficiency of various marketing media channels by student, program, campus and school systems, which enables us to rapidly optimize the allocation of our marketing budget. We also put significant emphasis on recruiting qualified admission officers. During fiscal 2006, we increased the number of admissions officers at our schools by approximately 36%.

Continue to emphasize student services. In student services, we focus on student retention and assisting our students in obtaining full-time employment. We maintain dedicated career services personnel at our schools, who provide assistance by establishing relationships with potential employers and preparing students for interviews and post-graduate employment. We also evaluate the placement of our students from each of our programs to assist us in determining how to allocate our resources in the future. Our focus on student outcomes also helps us to maintain a strong student retention rate and manage our cohort loan default rates, enhancing profitability and regulatory compliance. It also helps us to attract new students, because approximately 26% of the new students at our Art Institutes first come to us through referrals, generally from satisfied existing students and alumnus.

•	Expand the number of online students. We believe that a significant growth opportunity exists in offering fully-online programs to students who may not otherwise have attended our schools. As the quality and acceptance of online education continues to increase, we continue to invest in both expanding our online course offerings and enhancing our online marketing presence. Online programs primarily target students who are not able to pursue campus-based post-secondary education, due to schedule and location constraints, and thus address an additional market beyond our campus-based target demographics. Online courses provide these students flexible schedules which can be tailored around a student’s working hours and can be combined with traditional on-campus classes. Online offerings represent an attractive avenue for growth that utilizes many of our existing education curricula while requiring less capital expenditures relative to campus-based expansion. Our online efforts continue to experience significant success, with approximately 4,100 students taking all of their courses online and approximately 9,100 students taking at least one of their courses online during the fall term of 2005, compared to approximately 2,500 and 6,400 students, respectively, during the same term in 2004.

•	Grow our portfolio of schools in a capital-efficient manner

Develop new school locations. We believe that there are many attractive opportunities available to us to develop new school locations in the United States. Prior to opening a new campus, we perform a detailed analysis of the geographic area, including ranking the statistical attractiveness of a metropolitan area based on population size and growth, the percentage of the population likely to pursue education in a particular program area and the level of unmet demand represented by a student population not served by existing local post-secondary educational institutions. In opening new campuses, we utilize our centralized infrastructure and existing curricula to cost-effectively expedite the opening and ramp-up of a location. Since the beginning of fiscal year 2005, we have opened eight new school locations.

Utilize shared services locations. Since fiscal 2004, we have combined the facilities and administrative functions of some of our schools that are located in the same geographic regions. The administrative services which are combined for two or more schools located within a single facility may include career services, finance, human resources and information technology, among other functions. Currently, 24 of our schools are in shared services locations, and we plan to continue to utilize this model for new campuses in order to minimize capital expenditures and operating expenses, and increase facility utilization.

Student Recruitment and Marketing

We use marketing tools such as the Internet, radio, local newspaper, television and print media advertising, telephone campaigns, and direct mail campaigns to attract new students to our schools. In addition, the general reputation of our schools and referrals from current students, alumni and employers is an important source of new students. We also employ approximately 150 representatives who make presentations at high schools to promote The Art Institutes. These representatives also participate in college fairs and other inquiry-generating activities. In fiscal 2006, representatives conducted over 20,000 high school visits and attended approximately 2,700 career events. We estimate that new students at the Art Institutes made their initial inquiry based on the following percentages in fiscal 2006 and 2005:

	Year ended June 30,
	2006	2005
Internet advertising and our websites	44%	35%
Referrals from other students and graduates	26%	30%
High school recruitment programs	15%	17%
Broadcast advertising	7%	9%
Print media	2%	3%
Direct mail campaigns	2%	2%
Other recruiting efforts	4%	4%

In recent years we have experienced significant increases in the number of inquiries from prospective students due to our increased reliance on marketing through internet advertising and our websites, which convert at a lower rate than other forms of marketing. We expect this increased reliance on the internet to obtain initial inquiries from students to continue.

Our internal advertising agency creates publications, television and radio commercials, videos and other promotional materials for our schools. The agency is also responsible for inquiry generation, media planning and placement, online marketing, website development and branding.

Student Admissions and Retention

The admissions and entrance standards of each school are designed to identify those students who are best equipped to meet the requirements of their chosen fields of study and successfully complete their programs. In evaluating prospective students, we seek individuals with, among other things, a strong desire to learn, passion for their area of interest, and initiative. We believe that a success-oriented student body results in higher retention and placement rates, increased student and employer satisfaction, and lower student default rates on government loans. To be qualified for admission to one of our schools, each applicant must have received a high school diploma or a General Education Development certificate. Our graduate and Doctorate programs require an undergraduate degree. Most of our schools interview prospective students to assess their qualifications, their interest in the programs offered by the school and their commitment to their education. In addition, the curricula, student services, education costs, available financial resources and student housing options, if applicable, are reviewed during interviews.

Due to our broad program offerings, our students come from a wide variety of backgrounds. The estimated average age of a new student at all of our schools during fiscal 2006 was 26 years old.

Our students may fail to finish their programs for a variety of personal, academic or financial reasons. To reduce the risk of student withdrawals, each of our schools devotes staff resources to advising students regarding academic and financial matters, part-time employment and, if applicable, housing. Remedial courses are mandated for our undergraduate and graduate students with lower academic skill levels and tutoring is encouraged for students experiencing academic difficulties. Our net annual persistence rate, which measures the number of students who are enrolled during a fiscal year and either graduate or advance to the next fiscal year, for all of our students was approximately 67.5% in fiscal 2006 as compared to 67.4% in fiscal 2005.

Education Programs

The relationship of each of our schools with potential employers for our students plays a significant role in the development and adaptation of school curriculum. Most of our schools have one or more program advisory boards composed of members of the local and regional communities or employers in the fields which we serve. These boards provide valuable input to the school’s education department, which allows the school to keep programs current and provide students with the training and skills that employers seek.

Our wide range of academic programs culminate in the awarding of diploma certificates through Doctorate degrees. In the fall of 2005, the enrollment by degree for all our schools was as follows:

•	Bachelor’s degrees—46%

•	Associate’s degrees—31%

•	Doctorate degrees—9%

•	Diploma and Certificates—9%

•	Master’s degrees—5%

The type of degrees and programs we offer vary by each of our schools. The following summarizes the programs offered at each of our educational systems. Not all programs are offered at each school location within an educational system.

The Art Institutes. The Art Institutes offer the following degree programs. For internal purposes, we classify the degree programs at The Art Institutes according to four “schools” or areas of study.

The School of Design

Associate’s Degree

Advertising

Graphic Design

Graphic Design Production

Industrial Design Technology

Interior Design

Interior Planning with AutoCAD

Home Furnishings Merchandising

Kitchen & Bath Design

Bachelor’s Degree

Advertising

Advertising Design

Design Management

Entertainment Design

Graphic Design

Illustration

Illustration & Design

Industrial Design

Industrial Design & Technology

Interior Design

Visual Communications

Web Design

Yacht & Marine Design

Master’s Degree

Graphic Design

Interior Design

The School of Fashion

Associate’s Degree

Accessory Design

Apparel Design

Apparel Accessory Design

Fashion Design

Fashion Marketing

Fashion Merchandising

Fashion Production

Visual Merchandising

Bachelor’s Degree

Apparel Design

Fashion Design

Fashion Marketing & Management

Fashion Marketing

Fashion Merchandising

Fashion & Retail Management

The School of Media Arts

Associate’s Degree

Animation

Animation Art & Design

Audio Production

Broadcasting

Digital Arts

Drafting Technology with AutoCAD

Interactive Media Design

Interactive Media Design Production

Photography

Photographic Imaging

Video Production

Bachelor’s Degree

Audio Production

Audio & Media Technology

Computer Animation

Digital Filmmaking & Video Production

Digital Media Production

Digital Photography

Film & Digital Production

Game Art & Design

Interactive Media Design

Media Arts & Animation

Photography

Photographic Imaging

Visual Effects & Motion Graphics

Visual & Game Programming

Visual & Entertainment Arts

Video Production

Master’s Degree

Computer Animation

Film

Visual Arts

The School of Culinary Arts

Arts Associate’s Degree

Culinary Arts

Culinary Arts & Restaurant Management

Hotel & Restaurant Management

Restaurant & Catering Management

Restaurant & Catering Operations

Baking and Pastry

Bachelor’s Degree

Culinary Management

Culinary Arts Management

Culinary Arts

Argosy University. The following degree programs are offered by Argosy University.

Psychology and Behavioral Sciences

Doctor of Psychology

Clinical Psychology

School Psychology

Doctor of Education

Counselor Education and Supervision

Counseling Psychology

Organizational Leadership

Pastoral Community Counseling

Master of Arts

Clinical Psychology

Clinical Psychology/Marriage and Family Therapy

Counseling Psychology

Counseling Psychology/Marriage and Family Therapy

Forensic Psychology

Guidance Counseling

Marriage and Family Therapy

Mental Health Counseling

Professional Counseling

Sport-Exercise Psychology

School Psychology

Education Specialist Degree

School Counseling

Bachelor of Arts

Psychology (degree completion)

Associate of Applied Science

Criminal Justice

Paralegal

Education

Doctor of Education

Instructional Leadership

Educational Leadership

Community College Executive Leadership

Master of Arts in Education

Instructional Leadership

Educational Leadership

Educational Specialist

Instructional Leadership

Educational Leadership

Business

Doctor of Business Administration

Master of Business Administration

Master of Science

Health Services Management

Management

Bachelor of Science

Business Administration (degree completion)

Associate of Applied Science

Accounting Technology

Business Management

Computer Programming and Applications

Computer Software Technology

Health Sciences

Associate of Applied Science

Diagnostic Medical Sonography

Histotechnology

Medical Assisting

Radiologic Technology

Veterinary Technology

Associate of Science

Dental Hygiene

Medical Laboratory Technician

Radiation Therapy

Western State College of Law

Law

Juris Doctor

Brown Mackie Colleges. Brown Mackie College schools offer the following primary degree programs.

Health Sciences

Associate’s Degrees

Administration in Gerontology

Healthcare Administration

Gerontology

Medical Assisting

Medical Office Management

Nursing

Occupational Therapy Assistant

Optical Science

Pharmacy Technology

Physical Therapist Assistant

Surgical Technology

Legal Studies

Associate’s Degrees

Criminal Justice

Paralegal

Business

Associate’s Degrees

Accounting Technology

Business Management

Sales and Marketing

Information Technology

Associate’s Degrees

Electronics

Computer Networking and Applications

Computer Programming and Applications

Computer Software Technology

Database Technology

Information Technology

Design Technologies

Associate’s Degrees

Audio/Video Production

Computer Aided Design and Drafting Technology

Graphic Design

South University. South University offers the following degree programs.

School of Health Professions

Master’s Degrees

Anesthesiologist Assistant

Business Administration

Nursing

Physician Assistant Studies

Professional Counseling

Bachelor’s Degrees

Health Science

Physician Assistant Studies

Nursing

RN-BSN

Associate’s Degrees

Allied Health Science

Medical Assisting

Physical Therapist Assisting

School of Pharmacy

Doctorate Degrees

Doctor of Pharmacy

School of Business

Master’s Degrees

Healthcare Administration

Criminal Justice

Masters in Business Administration

Bachelor’s Degrees

Business Administration

Criminal Justice

Graphic Design

Healthcare Management

Legal Studies

Information Technology

Associate’s Degrees

Accounting

Business Administration

Graphic Design

Information Technology

Paralegal Studies

Graduate Employment

We measure our success as an educator of students to a significant extent by the ability of our students to find jobs in their chosen field of employment upon graduation from our schools. Most of our schools provide career development instruction to our students in order to assist the students in developing essential job-search skills. In addition to individualized training in interviewing, networking techniques and resume-writing, most of our schools require students to take a career development course. Additionally, we provide ongoing placement resources to our students and recent graduates. Career services departments also assist current students in finding part-time employment while attending school. Students in certain of our Doctorate programs spend up to a year in a paid internship in their chosen field.

Each school’s career services department plays a role in marketing the school’s curriculum to the community in order to produce job leads for graduates. Career services advisors educate employers about the caliber of our graduates. These advisors participate in professional organizations, trade shows and community events to keep apprised of industry trends and maintain relationships with key employers. Career services staff visit employer sites to learn more about their operations and better understand their employment needs. As of June 30, 2006, the career services departments of our schools had approximately 220 employees. We estimate that our career services departments maintain contact with over 60,000 employers nationwide.

Based on information collected by us from graduating students and employers, we believe that of the approximately 12,300 undergraduate students who graduated from our schools during the calendar year ended December 31, 2005, approximately 88% of the available graduates obtained employment in their fields of study, or in related fields of study, within six months of graduation. The graduate employment rates presented in this prospectus exclude students who are pursuing further education, deceased, in active military service, who have medical conditions that prevent them from working, who are continuing in a career unrelated to their program of study because they currently earn salaries which exceed those paid to entry-level employees, or who are international students no longer residing in the United States. The average salary paid to our available graduating undergraduate students from The Art Institutes, the Brown Mackie Colleges and South University for calendar year 2005 who obtained employment in their fields of study, or in related fields of study, was approximately $28,700.

Accreditation

In the United States, accreditation is a process through which an institution submits itself to qualitative review by an organization of peer institutions. Accrediting agencies primarily examine the academic quality of the instructional programs of an institution, and a grant of accreditation is generally viewed as certification that an institution’s programs meet generally accepted academic standards. Accrediting agencies also review the administrative and financial operations of the institutions they accredit to ensure that each institution has the resources to perform its educational mission.

Pursuant to provisions of the Higher Education Act of 1965, as amended (“HEA”), the U.S. Department of Education relies on accrediting agencies to determine whether institutions’ educational programs qualify the institutions to participate in federal financial aid programs under Title IV of the HEA. The HEA and its implementing regulations specify certain standards that all recognized accrediting agencies must adopt in connection with their review of post-secondary institutions. All of our U.S. schools are accredited by an institutional accrediting agency recognized by the U.S. Department of Education.

In addition to the institutional accreditations described above, eight Art Institutes offer interior design programs that have programmatic accreditation by the Council for Interior Design Accreditation and fourteen Art Institutes offer culinary programs accredited by the American Culinary Federation. Ten Argosy University locations have received accreditation by the American Psychological Association for their Doctor of Psychology programs and one Argosy University location is accredited by the Council for Accreditation of Counseling and Related Educational Programs (CACREP). While these programmatic accreditations cannot be relied upon for our schools to obtain and maintain certification to participate in the Title IV programs they are commonly relied upon in the relevant professions as indicators of the quality of the academic program.

The following table shows the location of each of our schools at September 30, 2006, the name under which it operates, the year of its establishment, the date we opened or acquired it, and the institutional accrediting agency (for schools accredited by more than one recognized accrediting agency, the primary accrediting agency is listed first). No accreditation is shown for The Art Institute of Toronto as the Province of Ontario has no accreditation process for post-secondary schools. The Art Institute of Toronto is registered with the Ontario Ministry of Training, Colleges and Universities.

School	Location	Calendar Year Established	Fiscal Year EDMC Acquired/ Opened	Accrediting Agency
The Art Institutes
The Art Institute of Atlanta	Atlanta, GA	1949	1971	Commission on Colleges of the Southern Association of Colleges and Schools (“SACS”)
The Art Institute of California—Los Angeles	Los Angeles, CA	1997	1998	Accrediting Council of Independent Colleges and Schools (“ACICS”)
The Art Institute of California—Orange County	Orange County, CA	2000	2001	ACICS (as a branch of The Art Institute of California—Los Angeles)
The Art Institute of California—San Diego	San Diego, CA	1981	2001	Accrediting Commission of Career Schools and Colleges of Technology (“ACCSCT”)
The Art Institute of California—Inland Empire	San Bernardino, CA	2006	2006	ACCSCT (as a branch of The Art Institute of California-San Diego)
The Art Institute of California—San Francisco	San Francisco, CA	1939	1998	ACICS (as a branch of The Art Institute of California—Los Angeles)
The Art Institute of Charlotte	Charlotte, NC	1973	2000	ACICS
The Art Institute of Colorado	Denver, CO	1952	1976	ACICS
The Art Institute of Dallas	Dallas, TX	1964	1985	SACS
The Art Institute of Fort Lauderdale	Fort Lauderdale, FL	1968	1974	ACICS
The Art Institute of Houston	Houston, TX	1974	1979	SACS
The Art Institute of Indianapolis	Indianapolis, IN	2006	2006	ACCSCT (as a branch of The Art Institute of Las Vegas)
The Art Institute of Las Vegas	Las Vegas, NV	1983	2001	ACCSCT
The Art Institute of Tennessee—Nashville	Nashville, TN	2006	2007	SACS
The Art Institute of New York City	New York, NY	1980	1997	ACICS

School	Location	Calendar Year Established	Fiscal Year EDMC Acquired/ Opened	Accrediting Agency
The Art Institute of Ohio—Cincinnati	Cincinnati, OH	2004	2005	ACICS (as a branch of Brown Mackie College—Findlay)
The Art Institute of Philadelphia	Philadelphia, PA	1971	1980	ACICS
The Art Institute of Phoenix	Phoenix, AZ	1995	1996	ACICS (as a branch of The Art Institute of Colorado)
The Art Institute of Pittsburgh	Pittsburgh, PA	1921	1970	ACICS; candidate with Middle States Association of Colleges & Schools of the Commission on Higher Education
The Art Institute of Portland	Portland, OR	1963	1998	Northwest Commission on Colleges and Universities (“NWCCU”)
The Art Institute of Seattle	Seattle, WA	1946	1982	NWCCU
The Art Institute of Tampa	Tampa, FL	2004	2004	SACS (as a branch of the Miami International University of Art & Design)
The Art Institute of Toronto	Toronto, Ontario	1997	2002	None
The Art Institute of Vancouver	Vancouver, BC	1998	2003	Private Career Training Institutions Agency of British Columbia (“PCTIA”)
The Art Institute of Washington	Arlington, VA	2000	2001	SACS (as a branch of The Art Institute of Atlanta)
The Art Institutes International Minnesota	Minneapolis, MN	1964	1997	ACICS
Bradley Academy for the Visual Arts	York, PA	1952	2004	ACCSCT
California Design College	Los Angeles, CA	1991	2003	ACICS
The Illinois Institute of Art—Chicago	Chicago, IL	1916	1996	ACCSCT; Higher Learning Commission (HLC) of the North Central Association
The Illinois Institute of Art—Schaumburg	Schaumburg, IL	1983	1996	ACCSCT (as a branch of The Illinois Institute of Art-Chicago); HLC
Miami International University of Art & Design	Miami, FL	1965	2002	SACS
The New England Institute of Art	Boston, MA	1988	2000	New England Association of Schools and Colleges

Argosy University				HLC (all locations)
Argosy University/Atlanta	Atlanta, GA	1990	2002
Argosy University/Chicago	Chicago, IL	1976	2002
Argosy University/Dallas	Dallas, TX	2002	2002
Argosy University/Denver	Denver, CO	2006	2006
Argosy University/Honolulu	Honolulu, HI	1979	2002
Argosy University/Inland Empire	San Bernardino, CA	2006	2006
Argosy University/Nashville	Nashville, TN	2001	2001
Argosy University/Orange County	Orange, CA	1999	2002

School	Location	Calendar Year Established	Fiscal Year EDMC Acquired/ Opened	Accrediting Agency
Argosy University/Phoenix	Phoenix, AZ	1997	2002
Argosy University/San Diego	San Diego, CA	2006	2006
Argosy University/San Francisco	Point Richmond, CA	1998	2002
Argosy University/Santa Monica	Santa Monica, CA	2006	2006
Argosy University/Sarasota	Sarasota, FL	1969	2002
Argosy University/Schaumburg	Schaumburg, IL	1979	2002
Argosy University/Seattle	Seattle, WA	1997	2002
Argosy University/Tampa	Tampa, FL	1997	2002
Argosy University/Twin Cities	Eagan, MN	1961	2002
Argosy University/Washington D.C.	Arlington, VA	1994	2002

Western State University College of Law	Fullerton, CA	1966	2002	Commission on Colleges of the Western Association of Schools and Colleges; provisionally accredited by American Bar Association

South University				SACS (all locations)
South University/Savannah	Savannah, GA	1899	2004
South University/Montgomery	Montgomery, AL	1997	2004
South University/West Palm Beach	West Palm Beach, FL	1974	2004
South University/Columbia	Columbia, SC	1935	2004
South University/Tampa	Tampa, FL	2006	2006

Brown Mackie Colleges
Brown Mackie College—Akron	Akron, OH	1980	2004	ACICS (as a branch of Brown Mackie College—Cincinnati)
Brown Mackie College—Cincinnati	Cincinnati, OH	1927	2004	ACICS
Brown Mackie College—Findlay	Findlay, OH	1986	2004	ACICS
Brown Mackie College—Northern Kentucky	Ft. Mitchell, KY	1927	2004	ACICS (as a branch of Brown Mackie College—Cincinnati)
Brown Mackie College—North Canton	North Canton, OH	1984	2004	ACICS
Brown Mackie College—Atlanta	Norcross, GA	1969	2004	ACICS (as a branch of The Art Institute of Charlotte
Brown Mackie College—Lenexa	Lenexa, KS	1984	2004	HLC (as a branch of The Brown Mackie College—Salina)
Brown Mackie College—Salina	Salina, KS	1892	2004	HLC
Brown Mackie College—Merrillville	Merrillville, IN	1984	2004	ACICS
Brown Mackie College—Michigan City	Michigan City, IN	1890	2004	ACICS (as a branch of Brown Mackie College—Merrillville)

School	Location	Calendar Year Established	Fiscal Year EDMC Acquired/ Opened	Accrediting Agency
Brown Mackie College—Moline	Moline, IL	1985	2004	ACICS (as a branch of Brown Mackie College—Merrillville)
Brown Mackie College—Fort Wayne	Fort Wayne, IN	1991	2004	ACICS (as a branch of Brown Mackie College—South Bend)
Brown Mackie College—South Bend	South Bend, IN	1882	2004	ACICS
Brown Mackie College—Louisville	Louisville, KY	1935	2004	ACICS
Brown Mackie College—Hopkinsville	Hopkinsville, KY	1995	2004	ACICS (as a branch of Brown Mackie College—Louisville)
Brown Mackie College—Miami	Miami, FL	2004	2005	ACICS (as a branch of Brown Mackie College—Cincinnati)

Accrediting agencies monitor each educational institution’s performance across a broad range of areas. Monitoring is performed through generally annual self-reporting and through the conduct of periodic site visits by representatives of the accrediting agency and qualified persons from peer institutions. In the event an accrediting agency determines that such school’s performance in one or more areas falls below certain parameters, the accrediting agency may require the school to supply it with supplemental reports on the accrediting agency’s specific areas of concern until that school meets the accrediting agency’s performance guideline or standard. As of August 31, 2006, eleven of our schools were required to provide such supplemental reports. Of these eleven schools on supplement reporting status, six schools (including The Art Institute of Dallas which was placed on probation by SACS in December 2005) are required to request and receive permission from their accrediting agency prior to filing an application for a new location or program offering.

Student Financial Assistance

Many students at our U.S. schools rely, at least in part, on financial assistance to pay for the cost of their education. In the United States, the largest sources of such support are the federal student aid programs under Title IV of the HEA. Additional sources of funds include other federal grant programs, state grant and loan programs, private loan programs and institutional grants and scholarships. To provide students access to financial assistance resources available through Title IV programs, a school must be (i) authorized to offer its programs of instruction by the relevant agency of the states in which it is located, (ii) accredited by an agency recognized by the U.S. Department of Education, and (iii) certified as an eligible institution by the U.S. Department of Education. In addition, the school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students and remain in compliance generally with the Title IV program regulations. During fiscal 2006, approximately 68% of our net revenues were indirectly derived from Title IV programs.

As in the U.S., there are certain risks associated with operating post-secondary institutions in Canada, including but not limited to: failure of our schools to comply with extensive regulations, violations of which could result in financial penalties, restrictions on our operations, or loss of external financial aid funding for our students. The provinces or national government may change the law or reduce funding for student financial aid programs, which could harm our student population and revenue. If our schools do not maintain their approvals, they may not operate or participate in federal student financial aid programs. Government and regulatory agencies may conduct compliance reviews, bring claims or initiate litigation against us. During fiscal 2006, less than 2% of our net revenues were from our schools located in Canada.

Nature of Federal Support for Post-Secondary Education

While the states support public colleges and universities primarily through direct state subsidies, the federal government provides a substantial part of its support for post-secondary education in the form of grants and loans to students who can use this support at any institution that has been certified as eligible by the U.S. Department of Education. Students at our U.S. schools receive loans, grants and work-study funding to fund their education under several Title IV programs, of which the two largest are the Federal Family Education Loan (“FFEL”) program and the Federal Pell Grant (“Pell”) program. Our U.S. schools also participate in the Federal Supplemental Educational Opportunity Grant (“FSEOG”) program, the Federal Perkins Loan (“Perkins”) program, and the Federal Work-Study (“FWS”) program.

FFEL. The FFEL program consists of two types of loans: Stafford loans, which are made available to students regardless of financial need, and PLUS loans, which are made available to parents of undergraduate students classified as dependents and, as of July 1, 2006, graduate students. Under the Stafford loan program, an undergraduate student may borrow up to $3,500 for the first academic year, $4,500 for the second academic year and, in certain educational programs, $5,500 for each of the third and fourth academic years. Students who are classified as independent can obtain up to an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. Students enrolled in programs higher than a bachelor-level program can borrow up to $20,500 per academic year. Students enrolled in certain graduate-level health professions can receive an additional $12,500 per academic year. Prior to July 1, 2006, undergraduate students were only permitted to borrow up to $2,625 for the first academic year and $3,500 for the second academic year under the Stafford loan program. Students enrolled in programs higher than a bachelor-level were limited to borrowing up to $18,500 per academic year prior to July 1, 2006. Amounts received by students in our U.S. schools under the Stafford loan program equaled approximately 45% of our net revenues in fiscal 2006. Currently, PLUS loans may be obtained by the parent(s) of a dependent student in an amount not to exceed the difference between the total cost of that student’s education (including allowable educational expenses) and other aid to which that student is entitled. Amounts received by parents of students in our U.S. schools under the PLUS loan program in fiscal 2006 equaled approximately 14% of our net revenues in fiscal 2006.

Pell. Pell grants are the primary component of the Title IV programs under which the U.S. Department of Education makes grants to students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit. During fiscal 2006, Pell grants ranged up to $4,050 per year, depending on student need and other factors. Amounts received by students enrolled in our U.S. schools in fiscal 2005 under the Pell program represented approximately 8% of our net revenues in fiscal 2006.

FSEOG. FSEOG awards are designed to supplement Pell grants for the neediest students. FSEOG grants at our schools generally range in amount from $300 to $1,200 per year. However, the availability of FSEOG awards is limited by the amount of those funds allocated to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. We are required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants and scholarships and, in certain states, portions of state grants and scholarships. Amounts received by students in our U.S. schools under the FSEOG program in fiscal 2006 represented less than 1% of our net revenues.

Perkins. Eligible undergraduate students may borrow up to $4,000 under the Perkins program during each academic year, with an aggregate maximum of $20,000. Eligible graduate students may borrow up to $6,000 in Perkins loans each academic year, with an aggregate maximum of $40,000. Perkins loans have a 5% interest rate and repayment is delayed until nine months after a student ceases enrollment as at least a half-time student. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account, with 75% of new funding contributed by the U.S. Department of Education and the remainder by the applicable school. Subsequent federal capital contributions, which must be matched by school funds, may be received if an institution meets certain requirements. Each school collects payments on

Perkins loans from its former students and re-lends those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During fiscal 2006, we collected approximately $8.2 million from our former students. We were not required to make any matching contributions in fiscal 2006. The Perkins loans disbursed to students in our U.S. schools in fiscal 2006 represented less than 1% of our net revenues

Federal Work-Study. Under the Federal Work-Study program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. Most of our schools participate in the Federal Work-Study program. In order to participate in the program, each year a school must have at least 7% of the school’s Federal Work-Study program allocation paid to students performing community service work and at least one student in a literacy job. In fiscal 2006, ten of our schools did not meet this requirement. To our knowledge, there have not been any penalties assessed to schools who have not met this requirement, but we cannot be assured that a penalty will not be assessed in the future. In fiscal 2005, Federal Work-Study funds represented less than 1% of our net revenues.

New Title IV Programs. Effective July 1, 2006, Congress enacted two new Title IV federal aid programs, the Academic Competitive Grant (ACG) and the National SMART (Science and Mathematics Access to Retain Talent) Grant. Both these new programs require students to be eligible for a Pell grant and to attend school on a full-time basis. The ACG is designed for students in degree programs who have recently graduated from a high school with a rigorous curriculum. Students may receive a maximum of $750 of ACG during their first academic year and $1,300 during their second academic year. The National SMART Grant is designed for students in their third or fourth academic year with a cumulative grade point average of 3.0 or greater in certain designated bachelor degree or higher programs. Eligible students students may receive up to $4,000 in each of their third and fourth academic year.

Legislative Action. Political and budgetary concerns can significantly affect the Title IV programs. The U.S. Congress generally reauthorizes the HEA approximately every six years. The next reauthorization of the HEA is being discussed in Congress and may result in numerous legislative changes. In addition, the U.S. Congress determines federal appropriations for Title IV programs on an annual basis. The U.S. Congress can also make changes in the laws affecting Title IV programs in those annual appropriations bills and in other laws it enacts between HEA reauthorizations. Since a significant percentage of our revenue is derived from Title IV programs, any action by the U.S. Congress that significantly reduced Title IV program funding or the ability of our schools or students to participate in the Title IV programs would have a material adverse effect on our business, results of operations or financial condition. Legislative action also could increase our administrative costs and require us to adjust our practices in order for our schools to comply fully with Title IV program requirements.

Other Financial Assistance Sources

Students at several of our U.S. schools participate in state grant programs. In fiscal 2006, approximately 3% of our net revenues were indirectly derived from state grant programs. In addition, certain students at some of our U.S. schools receive financial aid provided by the U.S. Department of Veterans Affairs, the U.S. Department of the Interior (Bureau of Indian Affairs) and the Rehabilitative Services Administration of the U.S. Department of Education (vocational rehabilitation funding). In fiscal 2006, financial assistance from such federal programs equaled less than 1% of our net revenues. Our schools also provide institutional grants and scholarships to qualified students. In fiscal 2006, institutional scholarships had a value equal to approximately 2% of our net revenues.

We have also arranged alternative supplemental loan programs that allow students to repay a portion of their loans after graduation and allow students with lower than average credit ratings to obtain loans. The primary objective of these loan programs is to lower the monthly payments required of students. Such loans are without recourse to us or our schools. In fiscal 2006, alternative loans represented approximately 19% of our net revenues as compared to approximately 15% of net revenues in fiscal 2005.

Availability of Lenders

A limited number of lending institutions provide a substantial majority of the federally guaranteed loans obtained by our students to help pay their direct costs of attendance. While we believe that other lenders or the Federal Direct Loan program would be willing to make federally guaranteed student loans to our students if federally guaranteed loans were no longer available from our current lenders, there can be no assurances in this regard. In addition, the HEA requires the establishment of lenders of last resort in every state to ensure that loans are available to students at any school that cannot otherwise identify lenders willing to make federally guaranteed loans to its students.

We estimate that three student loan guaranty agencies guaranteed over 90% of all federally guaranteed student loans made to students enrolled at our U.S. schools during fiscal 2006. We believe that other guaranty agencies would be willing to guarantee federal loans to our students if any of the three current agencies ceased guaranteeing those loans or reduced the volume of loans they guarantee, although there can be no assurances in this regard.

Federal Oversight of Title IV Programs

Our U.S. schools are subject to audits or program compliance reviews by various external agencies, including the U.S. Department of Education, its Office of Inspector General, and state, guaranty and accrediting agencies. The HEA and its implementing regulations also require that an institution’s administration of Title IV program funds be audited annually by an independent accounting firm. If the U.S. Department of Education or another regulatory agency determines that an institution has improperly disbursed Title IV or state program funds or violated a provision of the HEA or state law or their implementing regulations, the affected institution may be required to repay such funds to the U.S. Department of Education or the appropriate state agency or lender and may be assessed an administrative fine. Although we endeavor to comply with the all federal and state laws and implementing regulations, we cannot guarantee that our interpretation of the relevant rules will be upheld by the U.S. Department of Education, other agencies, or upon judicial review.

If the U.S. Department of Education is dissatisfied with an institution’s administration of the Title IV programs, it can also transfer the institution from the advance system of receiving Title IV program funds to the cash monitoring or reimbursement method of payment, under which a school may have to advance its own funds to students and provide documentation to the U.S. Department of Education that the funds were properly disbursed prior to receiving reimbursement from the Title IV programs.

Violations or alleged violations of Title IV program requirements also could subject us to other civil and criminal sanctions, including a proceeding to impose a fine, place restrictions on an institution’s participation in Title IV programs or terminate its eligibility to participate in Title IV programs. The U.S. Department of Education also may initiate an emergency action to temporarily suspend an institution’s participation in Title IV programs without advance notice if it determines that a regulatory violation creates an imminent risk of material loss of public funds.

The HEA requires each accrediting agency recognized by the U.S. Department of Education to undergo comprehensive periodic review by the U.S. Department of Education to ascertain whether such accrediting agency is adhering to required standards. We are not aware of any reason that any of the agencies that accredit our institutions would not be approved as a result of such review. In any event, if an accreditation agency is not approved by the U.S. Department of Education, the HEA grants affected institutions reasonable opportunity to apply for accreditation from a different agency.

Cohort Default Rates. If, at any given point, an institution’s FFEL cohort default rate equals or exceeds 25% for each of the three most recent federal fiscal years, it will no longer be eligible to participate in the Title IV programs for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. If, at any given point, an institution’s Perkins cohort default rate equals or exceeds 50% for each of the three most recent federal fiscal years it will no longer be eligible to participate in the Perkins programs for the remainder of the federal fiscal year in which the U.S. Department of Education determines that such institution has lost its eligibility and for the two subsequent federal fiscal years.

None of our schools has had an FFEL cohort default rate of 25% or greater for any of the last three consecutive federal fiscal years. The most recent year for which FFEL cohort default rates have been calculated is the official rates for federal fiscal year 2004. The official combined FFEL cohort default rate for borrowers at our schools for federal fiscal year 2004 was 5.8% and our individual schools’ rates ranged from 1.4% to 13.9%.

If an institution’s FFEL cohort default rate equals or exceeds 25% in any of the three most recent federal fiscal years, or if its cohort default rate for loans under the Perkins program exceeds 15% for the most recent federal award year (July 1 through June 30), that institution may be placed on provisional certification status for up to three years. Provisional certification does not by itself limit an institution’s access to Title IV program funds, but does subject that institution to closer review by the U.S. Department of Education and possible summary adverse action if that institution commits a material violation of Title IV program requirements.

To our knowledge, the U.S. Department of Education considers provisional certification based on an institution’s exceeding the cohort default rate thresholds described in the previous paragraph only when that institution is otherwise subject to a U.S. Department of Education renewal of certification review. As of June 30, 2006, 20 of our schools had Perkins cohort default rates in excess of 15% for students who were to begin repayment during the federal award year ending June 30, 2006, the most recent year for which such rates have been calculated. Funds from the Perkins program did not exceed 3% of these schools’ net revenues in fiscal 2006. None of these schools has been placed on provisional certification solely for this reason. During the year ended June 30, 2006, six of our schools that recently entered the Perkins program had Perkins cohort default rates which exceeded 50% for such year. Each of these schools had less than 20 students in the cohort year.

Each of our schools whose students participate in the FFEL program maintains a student loan default management plan if its default rate equals or exceeds 5%. Those plans provide for extensive loan counseling, methods to increase student persistence and completion rates and graduate employment rates, strategies to increase graduate salaries and, for most schools, the use of external agencies to assist the school with loan counseling and loan servicing after a student ceases to attend that school. These activities are in addition to the loan servicing and collection activities of FFEL lenders and guaranty agencies. The historical default rates experienced by Argosy University and Western State University College of Law have been quite low, and therefore these schools have engaged in significantly fewer default management activities.

Regulatory Oversight. The U.S. Department of Education is required to conduct periodic reviews to determine whether to renew the eligibility and certification of every institution participating in Title IV programs. Generally such reviews occur every three to six years. A denial of renewal of certification precludes a school from continuing to participate in Title IV programs. Currently all of our schools are operating under a Temporary Provisional Program Participation Agreement with the U.S. Department of Education due to the change in control which occurred in connection with the Transactions.

Financial Responsibility Standards. All institutions participating in Title IV programs must satisfy certain standards of financial responsibility. Institutions are evaluated for compliance with these requirements as part of the U.S. Department of Education’s renewal of certification process, and also annually as each institution submits its audited financial statements to the U.S. Department of Education. For the year ended June 30, 2006, we believe that, with the exception of three schools, on an individual institution basis, each of our schools then participating in Title IV programs satisfied the financial responsibility standards. At our consolidated parent company level, our financial statements will not satisfy the financial responsibility standards for the fiscal year ended June 30, 2006 and for the foreseeable future. Following the Transactions, the U.S. Department of Education separately considered our and our schools’ compliance with the financial responsibility requirements at our consolidated parent company level. We were required by the U.S. Department of Education to post a

$87.9 million letter of credit on October 12, 2006 and are subject to provisional certification and additional financial and cash monitoring with respect to our disbursement of Title IV funds due to EDMC’s failure on a consolidated basis to satisfy the financial responsibility standards after the completion of the Transactions. The letter of credit, provisional certification and financial and heightened cash monitoring will be in effect until at least March 2008 and may continue beyond that date.

Return of Title IV Funds. Institutions that receive Title IV funds must follow requirements that ensure the return to the federal student financial aid programs of all unearned funds of a student who withdraws from a program. If refunds are not properly calculated and timely paid, institutions are subject to adverse actions by the U.S. Department of Education. We have posted letters of credit for three of our schools because independent audits indicated that they had exceeded federal thresholds for allowable number of late refunds during at least one of their two most recent fiscal years. Our 2006 annual financial aid compliance audits have not been completed, therefore the number of schools requiring a letter of credit may increase. We have instituted practices and procedures at recently acquired schools to expedite refunds of FFEL program funds, including payment of refunds by electronic fund transfers.

Administrative Capability Requirements. Regulations of the U.S. Department of Education specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. These criteria require, among other things, that the institution comply with all applicable federal student financial aid regulations; have capable and sufficient personnel to administer the Title IV programs; have acceptable methods of defining and measuring the satisfactory academic progress of its students; provide financial aid counseling to its students; and submit all reports and financial statements required by the regulations. If an institution fails to satisfy any of these criteria, the U.S. Department of Education may require the repayment of federal student financial aid funds; transfer the institution from the advance system of payment of Title IV program funds to the cash monitoring or reimbursement method of payment; place the institution on provisional certification status; or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

Restrictions on Operating Additional Schools. The HEA generally requires that certain educational institutions be in full operation for two years before applying to participate in Title IV programs. However, under the HEA and applicable regulations, an institution that is certified to participate in Title IV programs may establish an additional location and apply to participate in Title IV programs at that location without reference to the two-year requirement if such additional location satisfies all other applicable requirements. In addition, a school that undergoes a change of ownership resulting in a change in control (as defined under the HEA) must be reviewed and recertified for participation in Title IV programs under its new ownership. Following the Transactions, the Department issued Temporary Provisional Program Participation Agreements allowing each of our school’s students to continue to receive federal funding, subject to the Department’s final review of the applications submitted by the schools for new Provisional Program Participation Agreements following the Transactions. We currently are awaiting issuance of the new Provisional Program Participation Agreements but anticipates that all of our schools will be provisionally certified due to the Transactions. During the time a school is provisionally certified, it may be subject to summary adverse action for a material violation of Title IV program requirements and may not establish additional locations without prior approval from the U.S. Department of Education. However, provisional certification does not otherwise limit an institution’s access to Title IV program funds. Our expansion plans are based, in part, on our ability to add additional locations and acquire schools that can be recertified. The U.S. Department of Education has informed us that it will not seek to impose growth restrictions on any of our schools solely as a result of the Transactions.

The “90/10 Rule.” Under a provision of the HEA commonly referred to as the “90/10 Rule,” an institution will cease to be eligible to participate in Title IV programs if, on a cash accounting basis, more than 90% of its revenues for the prior fiscal year were derived from Title IV programs. Any school that violates the 90/10 Rule immediately becomes ineligible to participate in Title IV programs and is unable to apply to regain eligibility until the following fiscal year. For our schools that disbursed federal financial aid during fiscal 2006, the percentage of revenues derived from Title IV programs ranged from approximately 45.7% to 85.9%, with a weighted average of approximately 65%.

Restrictions on Payment of Bonuses, Commissions or Other Incentives. An institution participating in the Title IV programs may not provide any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. Effective July 2003, the U.S. Department of Education published new regulations to attempt to clarify this so-called “incentive compensation” law. The new regulations identify twelve compensation arrangements that the U.S. Department of Education has determined are not in violation of the incentive compensation law, including the payment and adjustment of salaries, bonuses and commissions in certain circumstances. The new regulations do not establish clear criteria for compliance in all circumstances, and the Department has announced that it will no longer review and approve individual schools’ compensation plans prior to their implementation. Although we can not provide any assurances that the U.S. Department of Education will not find deficiencies in our compensation plans, we believe that our current compensation plans are in compliance with the HEA and the new regulations promulgated by the Department of Education.

State Authorization and Accreditation Agencies

Each of our U.S. schools is authorized to offer education programs and grant degrees or diplomas by the state in which such school is located. The level of regulatory oversight varies substantially from state to state. In some states, the schools are subject to licensure by the state education agency and also by a separate higher education agency. State laws may establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit our ability to obtain authorization to operate in certain states or to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the U.S. Department of Education.

Each of our U.S. schools is accredited by a national or regional accreditation agency recognized by the U.S. Department of Education, and some educational programs are also programmatically accredited. The level of regulatory oversight and standards can vary based on the agency. Certain accreditation agencies prescribe standards that are different from those prescribed by the U.S. Department of Education.

If a school does not meet its accreditation or state requirements, its accreditation and/or state licensing could be limited, modified, suspended or terminated. Failure to maintain licensure or institutional accreditation makes a school ineligible to participate in Title IV programs.

Certain of the state authorizing agencies and accrediting agencies with jurisdiction over our schools also have requirements that may, in certain instances, limit our ability to open a new school, acquire an existing school, establish an additional location of an existing school, or add new educational programs.

Canadian Regulation and Financial Aid

Our Canadian schools are subject to regulation in the provinces in which they operate and in the provinces in which they recruit students. Depending on their province of residence, our Canadian students may receive loans under the federally funded Canada Student Loan Program and/or provincial funding from their province of residence. Canadian schools must meet eligibility standards to administer these programs and must comply with all relevant statutes, rules, regulations, and requirements. We believe our Canadian schools currently hold all necessary registrations, approvals, and permits and meet all eligibility requirements to administer these governmental financial aid programs. If our Canadian schools cannot meet these and other eligibility standards or fail to comply with applicable requirements, it could have a material adverse effect on our business, results of operations or cash flows, or financial condition.

The British Columbia government, through its Ministry of Advanced Education, regulates private career colleges through an arms length accreditation and registration body called the Private Career Training Institutions

Agency of British Columbia (“PCTIA”) and provides financial assistance to eligible students through the British Columbia Student Assistance Program (“BCSAP”). In Ontario, the government regulates private career colleges through the Ministry of Training Colleges and Universities and provides student assistance through the Ontario Student Assistance Program (“OSAP”). In both provinces, the student aid programs are substantially the same and include two main components a federal component under the Canada Student Loan Program, which is combined with a provincial portion and administered through the respective provincial OSAP or the BCSAP programs. In order to maintain the right to administer student assistance; our schools must abide by the rules, regulations, and administrative manuals and Memorandum of Agreements with the Canada Student Loan Program and the respective OSAP/BCSAP Student Loans Plans.

Institutions cannot automatically acquire student aid designation through the acquisition of other student aid eligible institutions. In the event of a change of ownership, including a change in controlling interest, the respective ministries as well as OSAP or BCSAP, as applicable, require evidence of the institution has continued capacity and a formal undertaking to comply with registration and student aid eligibility requirements. Given that the provincial governments and PCTIA (in the case of British Columbia) periodically revise their respective regulations and other requirements and change their respective interpretations of existing laws and regulations, we cannot assure you that the provincial governments and/or PCTIA will agree with our interpretation of each requirement.

Canadian schools are required to audit their administration of student aid programs annually or as otherwise directed by OSAP or BCSAP, as the case may be. We believe we have complied with these requirements.

Employees

At September 30, 2006, we employed approximately 7,000 full time employees, of whom approximately 2,000 were faculty members, and approximately 1,800 part-time employees excluding student employees, of whom approximately 1,600 were faculty members. In addition, we also had approximately 3,000 adjunct faculty members at September 30, 2006. Adjunct faculty members work on a term-to-term basis, while part-time faculty members work a regular part-time schedule. We had approximately 3,000 part-time student employees as of September 30, 2006, including approximately 1,500 under the federal work-study program.

Competition

The post-secondary education market is highly fragmented and competitive. Our schools compete for students with traditional public and private two-year and four-year colleges and universities and other proprietary schools, including those that offer distance learning programs. Many public and private colleges and universities, as well as other private career-oriented schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and both public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to proprietary schools. Accordingly, public and private institutions may have facilities and equipment superior to those in the proprietary sector, and can often offer lower effective tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than we do.

Seasonality in Results of Operations

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of our business has decreased over the last several years due to an increased percentage of students at our schools enrolling in bachelor’s programs and the effect of recent acquisitions.

Properties

Our corporate headquarters are located in Pittsburgh, Pennsylvania. At September 30, 2006, our schools were located in major metropolitan areas in 24 states and two Canadian provinces. Typically, an Art Institute occupies an entire building or several floors or portions of floors in a building. Argosy University campuses, the Brown Mackie Colleges and South University schools are smaller and typically located in office or commercial buildings.

We currently lease most of our administrative and educational facilities under operating lease arrangements. We own a student housing facility in Fort Lauderdale, Florida; buildings occupied by The Art Institutes of Pittsburgh, Colorado and Seattle, by Western State University College of Law in Fullerton, California, by Argosy University in Egan, Minnesota and Sarasota, Florida, and by the Brown Mackie Colleges in Lenexa, Kansas and Akron, Ohio. At September 30, 2006, we owned approximately 0.6 million square feet and leased approximately 3.6 million square feet. The leases typically have remaining terms ranging from less than one year to 20 years.

Many of our facility leases contain provisions prohibiting a change in control of the lessee or permitting the landlord to terminate the lease upon a change in control of the lessee. The Merger Agreement requires us to use commercially reasonable efforts to obtain consents from our landlords, but these consents are not a condition to closing of the Merger. Based primarily upon our belief that (1) we maintain good relations with the substantial majority of our landlords, (2) most of our leases are at market rates and (3) we have historically been able to secure suitable leased property at market rates when needed, we believe that these provisions will not, individually or in the aggregate, have a material adverse effect on our business or financial position.

Legal Proceedings

We are a defendant in certain legal proceedings arising out of the conduct of our business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

MANAGEMENT

Our executive officers and directors together with their ages as of September 15, 2006 are as follows:

Name (1)	Age	Position
John R. McKernan, Jr.	58	Chairman of the Board of Directors and Chief Executive Officer
Joseph A. Charlson	36	Senior Vice President—Strategic Marketing and Chief Marketing Officer
John M. Mazzoni	43	President, The Art Institutes
Stacey R. Sauchuk	46	Senior Vice President—Academic Programs and Student Affairs
John T. South, III	59	Senior Vice President and Chancellor, South University
Stephen J. Weiss	43	President, EDMC Online Higher Education
Edward H. West	40	Executive Vice President and Chief Financial Officer
Adrian M. Jones	42	Director
Leo F. Mullin	64	Director
Paul J. Salem	42	Director
Peter O. Wilde	38	Director

(1)	Leeds Equity Partners has the right to appoint a representative on our Board of Directors subject to the receipt of any required approvals pursuant to the terms of the shareholders’ agreement we entered into with the Sponsors upon the closing of the Transactions. Jeffrey T. Leeds currently serves as an observer at the Board meetings on behalf of Leeds Equity Partners under the terms of that agreement.

John R. McKernan, Jr. became our Chief Executive Officer on September 1, 2003. Mr. McKernan joined us as our Vice Chairman and a member of the Board of Directors in June 1999 and continues to serve as Vice Chairman. In March 2003 he became our President and served in that office until September 11, 2003. Mr. McKernan served as Governor of the State of Maine from 1987 to 1995.

Joseph A. Charlson was hired as Senior Vice President—Strategic Marketing in February 2005, was appointed Chief Marketing Officer in August 2005 and named an executive officer in September 2005. Prior to joining us, Mr. Charlson was a Strategy Lead and then Senior Manager—Pharmacy at Target Corporation from July 2003 through February 2005, a management consultant with McKinsey & Company from August 2001 through July 2003 and President of United States Building Technology Inc. from January 1997 through January 2001.

John M. Mazzoni has been our President of The Art Institutes since October 17, 2005. Mr. Mazzoni has been with us for 18 years. From March 2005 to October 2005, he served as Senior Vice President Group Operations. From August 2004 to March 2005, he served as Group Vice President for EDMC. From July 2001 through August 2004 he served as Group Vice President for The Art Institutes. From August 1987 through July 2001, he held several senior management level positions in the areas of Operations, Finance and Information Systems. Prior to joining us, he held a Financial Systems positions at Mellon Bank, NA.

Stacey R. Sauchuk has been our Senior Vice President—Academic Programs and Student Affairs since July 2003 and was appointed as an executive officer in September 2005. Ms. Sauchuk was our Group Vice President from August 2001 through July 2003 and President of The Art Institute of Philadelphia from January 1997 through July 2000. From August 2000 through July 2001, Ms. Sauchuk was an executive search consultant with Witt/Kieffer.

John T. South, III, joined us in July 2003 when we acquired South University, which was owned by Mr. South. Mr. South has served as Chancellor of South University since October 2001 and was appointed the Chairman of the Board of Trustees of Argosy University in February 2006. In his current role with us, Mr. South also oversees the Brown Mackie Colleges. Prior to our acquisition of South University, Mr. South was stockholder and CEO of various affiliated private colleges and Chief Executive Officer of South University since 1975. Mr. South also served as President of South University prior to being appointed Chancellor in October

2001. From 1971 to 1975, he was a banking officer with Citizens and Southern National Bank in Atlanta, Ga. From 1969 to 1971, Mr. South served as a First Lieutenant in the U.S. Army. Mr. South currently is on the advisory board of Sun Trust Bank of Savannah.

Stephen J. Weiss joined us as President, EDMC Online Higher Education in October 2003. Prior to joining us, Mr. Weiss served as President and Chief Operating Officer of Capella Education Company from October 1998 to June 2003 and Director, Education Business Unit of Honeywell Corporation from July 1997 to October 1998. Mr. Weiss also serves on the board of directors of AWS Convergence Technologies and on the advisory board of Rittenhouse Capital Partners.

Edward H. West became our Executive Vice President and Chief Financial Officer upon the consummation of the Transactions. Mr. West is the former Chairman and Chief Executive Officer of ICG Commerce, a position he held from 2002 until 2006. Prior to joining ICG Commerce, Mr. West served as President and Chief Operating Officer from 2001 to 2002 and Chief Financial Officer of Internet Capital Group from 2000 to 2001. Prior to joining Internet Capital Group, Mr. West was an employee of Delta Air Lines from 1994 to 2000, and most recently served as its Executive Vice President and Chief Financial Officer. Mr. West currently serves on the board of Entercom Communications Corp. and chairs its Audit Committee.

Adrian M. Jones joined Goldman, Sachs & Co. in 1994, and has been a Managing Director within the Principal Investment Area of its Merchant Banking Division since 2002. He serves on the board of directors of Autocam Corporation, Burger King Holding Inc. and Signature Hospital Holding, LLC.

Leo F. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is also a Director of Johnson & Johnson, BellSouth Corporation, the Juvenile Diabetes Research Foundation and The Field Museum. He is a member of The Business Council and a member of the Advisory Board of the Carter Center.

Paul J. Salem is a Senior Managing Director and a co-founder of Providence Equity. Prior to Providence Equity in 1992, Mr. Salem worked for Morgan Stanley & Co. in corporate finance and mergers and acquisitions. Prior to that time, Mr. Salem spent four years with Prudential Investment Corporation, an affiliate of Prudential Insurance, where his responsibilities included leveraged buyout transactions and establishing Prudential’s European investment office.

Peter O. Wilde is a Managing Director of Providence Equity. Prior to joining Providence Equity in 2002, Mr. Wilde had been a General Partner at BCI Partners, where he began his career in private equity investing in 1992. Mr. Wilde is also a director of Kerasotes Theatres, Inc., Medical Media Holdings, Pluris Inc. and Survey Sampling International and is chairman of Colorado Cinema Group and The Vendome Group.

Providence Equity and Goldman Sachs each have the right to appoint two representatives to our Board of Directors under the terms of an agreement entered into among our shareholders. The shareholders agreement also provides that Leeds Equity Partners has the right to appoint a representative on our Board of Directors subject to the receipt of any required approvals. Jeffrey T. Leeds currently serves as an observer at the Board meetings on behalf of Leeds Equity Partners under the terms of the shareholders agreement.

Executive Compensation

Summary Compensation Table

The following table contains certain information about compensation earned during the last three fiscal years by our chief executive officer, six other executive officers who were the most highly compensated during fiscal 2006 (two of whom have left) and our new Executive Vice President and Chief Financial Officer who was hired on June 1, 2006 (the “Named Executive Officers”).

Long Term Compensation (1)
	Annual Compensation				Restricted Stock Award(s) ($)	Securities Underlying Options (#)
	Fiscal Year	Salary ($)	Bonus ($)	Other Compensation ($)			All Other Compensation ($) (2)
John R. McKernan, Jr. Chairman and Chief Executive Officer	2006 2005 2004	$452,607 452,747 390,209	$783,390 640,967 637,327	— — —	$1,306,875 — —	— 9,254 350,000	$109,683 10,350 13,275

J. William Brooks President and Chief Operating Officer(3)	2006 2005 2004	363,603 368,440 191,576	490,236 314,331 313,159	— — —	307,500 — 3,083,000	— — 334,766	1,442,907 11,359 2,406

Joseph A. Charlson Senior Vice President— Strategic Marketing and Chief Marketing Officer(4)	2006 2005	235,651 78,282	215,929 90,000	— —	153,750 —	— 15,000	11,203 —

John M. Mazzoni President, The Art Institutes	2006 2005 2004	254,965 215,089 200,104	315,017 142,028 171,819	— — —	305,820 — —	— — 25,000	23,725 13,373 10,728

John T. South(5) Senior Vice President and Chancellor, South University	2006 2005 2004	261,950 260,337 233,334	307,790 231,019 251,064	109,794 110,044 98,328	243,600 — —	— — 16,000	36,254 15,056 549

Stephen J. Weiss President—EDMC Online Higher Education(6)	2006 2005 2004	260,202 261,511 178,519	244,637 208,769 157,500	— — —	169,125 — —	— — 30,000	18,584 7,809 405

Edward H. West Executive Vice President and Chief Financial Officer(7)	2006	20,769	225,000	—	—	—	—

(1)	Shares of common stock underlying options have been adjusted for a two-for-one stock split which occurred on December 22, 2003. Restricted stock grants are valued based on the closing price of the Predecessor’s stock on Nasdaq on the day of the grant.
(2)	Such amounts represent, to the extent applicable, our matching contributions to our deferred compensation and retirement plans, the dollar value of life insurance premiums we paid with respect to term life insurance and severance benefits received in connection with the Transactions.

	Deferred Compensation Plan	Retirement Plan	Group Life Insurance Premiums	Severance Payments	Total
John R. McKernan, Jr.	$99,135	$9,888	$660	—	$109,683
J. William Brooks	43,361	5,952	660	1,392,934	1,442,907
Joseph A. Charlson	—	10,585	618	—	11,203
John M. Mazzoni	15,666	7,399	660	—	23,725
John T. South, III	26,443	9,151	660	—	36,254
Stephen J. Weiss	11,945	5,979	660	—	18,584
Edward H. West	—	—	—	—	—
(3)	Mr. Brooks served as President and Chief Financial Officer until June 30, 2006.
(4)	Mr. Charlson was hired as Senior Vice President of Marketing in February 2005.

(5)	We reimburse Mr. South for up to $107,000 per year of expenses incurred in connection with business use of a plane owned in part by Mr. South and for certain private club dues under the terms of his employment agreement.
(6)	Mr. Weiss was hired as President, EDMC Online Higher Education in October 2003.
(7)	Mr. West was hired as Executive Vice President – Chief Financial Officer on June 1, 2006.

Employment Agreements

In connection with the Transactions, we introduced an equity incentive plan and entered into new employment agreements with Mr. McKernan and Mr. West. Additionally, we currently have employment agreements with Joseph A. Charlson, John M. Mazzoni, Stacey R. Sauchuk and John T. South, as well as several other of our officers.

McKernan Employment Agreement. We entered into an employment agreement with Mr. McKernan, dated as of June 1, 2006 (the “McKernan Agreement”). The McKernan Agreement cancelled and superseded Mr. McKernan’s prior employment agreement, dated as of August 5, 2003. The McKernan Agreement is for a five-year term, unless Mr. McKernan is terminated as described below. Under the terms of the McKernan Agreement, Mr. McKernan serves as Chief Executive Officer and Chairman of the Board of Directors. He currently receives a base salary at an annual rate of approximately $550,000, subject to review and discretionary increases by the Board of Directors, plus incentive compensation and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. McKernan also purchased $3,000,000 of our common stock pursuant to a purchase agreement with Goldman Sachs and Providence Equity. We granted Mr. McKernan time-vesting and performance-vesting options to purchase 342,105 shares of common stock.

We may terminate the McKernan Agreement with or without cause and Mr. McKernan may resign in each case, other than a termination for cause, upon 30 days advance written notice to the other party. Upon an eligible termination for any reason, Mr. McKernan will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements.

If Mr. McKernan is terminated during his term other than for cause (as defined in the McKernan Agreement), or by Mr. McKernan for good reason, Mr. McKernan is entitled to a lump sum severance payment of (i) one and one-half times (or three times if the date of termination is within the first two-year period, or if it is in anticipation of or within two years following a change of control) the sum of Mr. McKernan’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason,” as that term is used above, includes (i) any material diminution of authorities, titles or offices, (ii) any change in the reporting structure such that Mr. McKernan reports to someone other than the Board of Directors, (iii) a relocation of primary place of employment by more than 50 miles, (iv) a material breach of ours of any material obligation to Mr. McKernan and (v) any failure of ours to obtain the assumption in writing of its obligation to perform the McKernan Agreement by any successor following a change of control.

After June 1, 2007, the Board of Directors may request Mr. McKernan to serve as Chairman of the Board of Directors and no longer serve as our Chief Executive Officer. If this occurs, Mr. McKernan will continue being our employee in addition to serving as Chairman of the Board of Directors for the remaining term of his employment agreement, but his work hours will be reduced to 30 hours per week and his salary will be decreased by 40%.

In addition, the McKernan Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. McKernan’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rata annual bonus payment based on his target annual bonus for the year of such termination.

The McKernan Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of twenty-four months following termination of employment.

West Employment Agreement. We entered into an employment agreement with Edward H. West, dated as of June 1, 2006 (the “West Agreement”), under which Mr. West serves as our Executive Vice President and Chief Financial Officer. The West Agreement is for a term of three years ending on June 1, 2009 and is subject at the end of that initial term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. Mr. West currently receives a base salary at an annual rate of $450,000, which is reviewed annually and may be adjusted upward by the Board of Directors, plus an annual bonus and a signing bonus of $225,000 and other employee benefits under the various benefit plans and programs we maintain for our employees.

Mr. West also purchased $500,000 of EDMC common stock pursuant to a purchase agreement with Goldman Sachs and Providence Equity. We granted Mr. West time-vesting and performance-vesting options to purchase 136,842 shares of our common stock.

We may terminate the West Agreement with or without cause and Mr. West may resign in each case, other than a termination for cause, upon 30 days advance written notice to the other party. Upon an eligible termination for any reason, Mr. West will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. Under the West Agreement, if Mr. West is terminated during his term other than for cause (as defined in the West Agreement), or by Mr. West for good reason, Mr. West is entitled to a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is within the first two-year period, or if it is in anticipation of or within two years following a change of control) the sum of Mr. West’s base salary plus the target annual bonus and (ii) a pro-rata annual bonus based on his target annual bonus. “Good reason,” as that term is used above, includes (i) any material diminution of authorities, titles or offices, (ii) any change in the reporting structure such that Mr. West reports to someone other than the Board of Directors, (iii) a relocation of primary place of employment by more than 50 miles, (iv) a material breach of ours of any material obligation to Mr. West and (v) any failure of ours to obtain the assumption in writing of its obligation to perform the West Agreement by any successor following a change of control.

In addition, the West Agreement will terminate prior to its scheduled expiration date in the event of death or disability. In the event of Mr. West’s death during the employment term, we will continue to pay any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements in addition to a pro-rata annual bonus payment based on his target annual bonus for the year of such termination.

The West Agreement contains non-competition, non-solicitation and confidentiality covenants. The non-competition provision continues for a period of eighteen months following termination of employment.

Other Employment Agreements. Our employment agreements with Mr. Charlson and Ms. Sauchuck are dated as of September 28, 2005 and our employment agreements with Mr. South and Mr. Mazzoni are dated as of July 14, 2003 and October 12, 2005, respectively. Those agreements include terms similar to the West Agreement, except that such agreements provide for (i) an initial three-year term, with successive automatic one year extensions under terms similar to the West Agreement, (ii) each such officer’s individual position and current compensation, (iii) 12 months of severance and continued fringe benefits following an eligible termination, (iv) continued vesting of outstanding stock awards for a period of 12 months, (v) payment of two times the officer’s salary and average incentive compensation upon an eligible termination in anticipation of or within a two-year period following a change in control of EDMC (including the Merger), (vi) continuation of the non-solicitation and non-competition provisions for a period of twelve months (rather than 18 months) following termination of employment and (vii) the definition of “good reason” is more narrow from the executive’s perspective (making it more difficult for the executive to resign for good reason). Mr. South’s agreement also provides that we will reimburse him for certain private club dues and up to $107,000 per fiscal year in business expenses incurred in connection with use of an airplane of which he is a co-owner. We expect to enter into new employment agreements with all of our executive officers, including Mr. Charlson, Ms. Sauchuck, Mr. South, Mr. Mazzoni and Mr. Weiss.

Option Exercises and Sales of Restricted Shares

All outstanding restricted shares and options to acquire shares of common stock of the Predecessor, to the extent not vested before closing of the Transactions, became fully vested and immediately exercisable as a result of the Transactions.

The following table contains, for each of the named executive officers, (1) the number of shares of common stock of the Predecessor subject to options that had previously vested and had become exercisable before closing of the Transactions, (2) the value of such vested options, based on the Transactions consideration of $43.00 per share, (3) the number of shares of common stock of the Predecessor subject to options that became fully vested and exercisable as a result of the Transactions, (4) the value of such options that vested as a result of the Transactions, based on the Transactions consideration of $43.00 per share, (5) the total number of shares subject to previously vested options and options that vested as a result of the Transactions, and (6) the total realized from the exercise of stock options in connection with the Transactions, based on the Transactions consideration of $43.00 per share.

							Total
	Previously Vested Options				Options That Vested as a Result of the Transactions		Total Shares (#)	Total Realized Value ($)
	Shares (#)		Value ($)		Shares (#)	Value ($)
John R. McKernan, Jr.	529,854		$12,650,385		100,000	$1,442,000	629,854	$14,092,385
J. William Brooks	222,383	(1)	2,766,714	(1)	117,383	1,427,964	339,766	4,194,678
Joseph A. Charlson	7,500		91,050		7,500	91,050	15,000	182,100
John M. Mazzoni	29,000		430,500		—	—	29,000	430,500
John T. South, III	16,000		204,000		—	—	16,000	204,000
Stephen J. Weiss	30,000		382,500		—	—	30,000	382,500
Edward H. West(2)	—		—		—	—	—	—

(1)	Includes vested options to purchase 5,000 shares of common stock at $30.25 per share held by Mr. Brooks’ wife who was also employed by the Predecessor.
(2)	Mr. West was not employed by the Predecessor.

The following table contains, for each of the named executive officers, (1) the number of restricted shares that had previously vested and had become exercisable before closing of the Transactions, (2) the value of such vested restricted shares, based on the Transactions consideration of $43.00 per share, (3) the number of restricted shares that became fully vested and exercisable as a result of the Transactions, (4) the value of such restricted shares that vested as a result of the Transactions, based on the Transactions consideration of $43.00 per share, (5) the total number of restricted shares that previously vested and restricted shares that vested as a result of the Transactions, and (6) the total realized from the sale of restricted shares in connection with the Transactions, based on the Transactions consideration of $43.00 per share.

			Restricted Shares That Vested as a Result of the Transactions		Total
	Previously Vested Restricted Shares				Total Shares (#)	Total Realized Value ($)
	Shares (#)	Value ($)	Shares (#)	Value ($)
John R. McKernan, Jr.	—	—	42,500	$1,827,500	42,500	$1,827,500
J. William Brooks(1)	46,514	2,000,102	44,034	1,893,462	90,548	3,893,564
Joseph A. Charlson	—	—	5,000	215,000	5,000	215,000
John M. Mazzoni	—	—	10,000	430,000	10,000	430,000
John T. South, III	—	—	7,500	322,500	7,500	322,500
Stephen J. Weiss	—	—	5,500	236,500	5,500	236,500
Edward H. West(2)	—	—	—	—	—	—

(1)	Includes 700 unvested restricted shares held by Mr. Brooks’ wife who was also employed by the Predecessor.
(2)	Mr. West was not employed by the Predecessor.

PRINCIPAL STOCKHOLDERS

All of the outstanding stock of Education Management Finance Corp. is owned by Education Management LLC, which is wholly-owned by Education Management Holdings LLC. The following table presents information regarding the beneficial ownership of the equity securities of Education Management Corporation, parent of Education Management Holdings LLC, as of September 15, 2006 by each person who is known by us to beneficially own more than 5% of the equity securities of Education Management Corporation, by each of our directors, by each of the named executive officers, and by all of our directors and executive officers as a group. No outstanding options held by our executive officers were exercisable within 60 days of September 15, 2006.

Name and Address of Beneficial Owner (1)	Number of Shares Owned	Percentage of Outstanding Shares Owned
Providence Equity Funds (2)	8,965,000	34.5%
Goldman Sachs Capital Partners Funds (3)(4)	8,965,000	34.5%
GS EDMC Investors, LP (4)	1,600,000	6.2%
GS Private Equity Partners Fund (5)	1,400,000	5.4%
Leeds Equity Partners (6)	2,000,000	7.7%
John R. McKernan, Jr.	60,000	*
J. William Brooks	—	*
Joseph A. Charlson	—	*
Adrian M. Jones (3)(4)	10,565,000	40.6%
John M. Mazzoni	—	*
Leo F. Mullin	—	*
Paul J. Salem (2)	8,965,000	34.5%
John T. South, III	—	*
Stephen J. Weiss	—	*
Edward H. West	10,000	*
Peter O. Wilde (2)	8,965,000	34.5%
All executive officers and directors as a group (11 persons)	19,600,000	75.4%

*	Less than 1%.
(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management LLC, 210 Sixth Avenue, 33rd Floor, Pittsburgh, PA 15222.
(2)	Includes (i) 7,223,957 shares of common stock of held by Providence Equity Partners V, LP (“PEP V”), whose general partner is Providence Equity GP V LP, whose general partner is Providence Equity Partners V L.L.C. (“PEP V LLC”); (ii) 1,141,053 shares of common stock held by Providence Equity Partners V-A LP (“PEP V-A),” whose general partner is Providence Equity GP V LP, whose general partner is PEP V LLC; (iii) 598,071 shares of common stock held by Providence Equity Partners IV LP (“PEP IV”), whose general partner is Providence Equity Partners GP IV LP, whose general partner is Providence Equity Partners IV L.L.C. (“PEP IV LLC”), and (iv) 1,929 shares of common stock held by Providence Equity Operating Partners IV LP (“PEOP IV” and, collectively with PEP IV, PEP V and PEP V-A, the “Providence Equity Funds”), whose general partner is Providence Equity Partners GP IV LP, whose general partner is PEP IV LLC. PEP V LLC, may be deemed to share beneficial ownership of the shares owned by PEP V and PEP V-A. PEP V LLC disclaims this beneficial ownership. PEP IV LLC may be deemed to share the beneficial ownership of PEP IV and PEOP IV. PEP IV LLC disclaims this beneficial ownership. Mr. Salem is a member of PEP V LLC and PEP IV LLC and may also be deemed to possess indirect beneficial ownership of the securities owned by the Providence Equity Funds, but disclaim such beneficial ownership. Mr. Wilde is a limited partner of Providence Equity Partners GP IV LP and Providence Equity Partners GP V LP and disclaims beneficial ownership of any securities owned by such limited partnerships. The address of Mr. Salem, Mr. Wilde and each of the entities listed in this footnote is c/o Providence Equity Partners Inc., 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(3)	Consists of 4,720,611 shares owned by GS Capital Partners V Fund, L.P., 2,438,470 shares owned by GS Capital Partners Fund V Offshore Fund, L.P., 1,618,762 shares owned by GS Capital Partners V Institutional, L.P. and 187,157 shares owned by GS Capital Partners V GmbH & Co. KG (collectively, the “Goldman Sachs Capital Partners Funds”).
(4)	The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the 10,565,000 shares of common stock which are collectively owned directly or indirectly by the Goldman Sachs Capital Partners Funds and GS EDMC Investors, LP, of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Capital Partner Funds and GS EDMC Investors, LP. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Capital Partner Funds and GS EDMC Investors, LP share voting power and investment power with certain of their respective affiliates. Adrian M. Jones is a managing director of Goldman, Sachs & Co. Each of Mr. Jones, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the common shares owned directly or indirectly by the Goldman Sachs Capital Partners Funds and GS EDMC Investors, LP, except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Capital Partners Funds, The Goldman Sachs Group, Inc., Goldman Sachs & Co. and Mr. Jones is 85 Broad Street, 10th Floor, New York, New York 10004.
(5)	Consists of 427,926 shares owned by GS Private Equity Partners 2000, L.P., 150,626 shares owned by GS Private Equity Partners 2000 Offshore, L.P., 166,192 shares owned by GS Private Equity Partners 2000 – Direct Investment Fund, L.P., 59,656 shares owned by GS Private Equity Partners 2002, L.P., 229,774 shares owned by GS Private Equity Partners 2002 Offshore, L.P., 51,850 shares owned by GS Private Equity Partners 2002 – Direct Investment Fund, L.P., 26,380 shares owned by GS Private Equity Partners 2002 Employee Fund, L.P., 18,554 shares owned by GS Private Equity Partners 2004, L.P., 120,705 shares owned by GS Private Equity Partners 2004 Offshore, L.P., 34,596 shares owned by Multi-Strategy Holdings, LP, 83,372 shares owned by GS Private Equity Partners 2004 – Direct Investment Fund, L.P. and 30,369 shares owned by GS Private Equity Partners 2004 Employee Fund, L.P. (collectively, the “GS Private Equity Partners Funds”). The Goldman Sachs Group, Inc., and certain of its affiliates, including Goldman Sachs Asset Management, L.P., may be deemed to directly or indirectly own in the shares of common stock which are owned by the GS Private Equity Partners Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. are the general partner, managing limited partner or the managing partner. Goldman Sachs Asset Management, L.P. is the investment manager for certain of the GS Private Equity Partners Funds. Goldman Sachs Asset Management, L.P. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman Sachs Asset Management, L.P. and the GS Private Equity Partners Funds share voting power and investment power with certain of their respective affiliates. Each of The Goldman Sachs Group, Inc. and Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the common shares owned directly or indirectly by the GS Private Equity Partners Funds except to the extent of their pecuniary interest therein, if any. The address of Goldman Sachs Asset Management, L.P. and the GS Private Equity Partner Funds is 32 Old Slip, 9th Floor, New York, New York 10004.
(6)	Shares are owned by Leeds Equity Partners IV, L.P., whose general partner is Leeds Equity Associates IV, L.L.C. Jeffrey T. Leeds, who serves as an observer at our Board meetings, is the President of Leeds Equity Advisors, Inc., which is the Managing Member of Leeds Equity Associates IV, L.L.C. The address of Leeds Equity Partners IV, L.P., Leeds Equity Associates IV, L.L.C., Leeds Equity Advisors, Inc. and Mr. Leeds is 350 Park Avenue, 23rd Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders’ Agreement

In connection with the Transactions, investment funds designated by the Sponsors acquired shares of capital stock of EDMC. Simultaneously with the closing of the Transactions, we and the Sponsors entered into a shareholders’ agreement. The shareholders’ agreement contains agreements among the parties with respect to the election of our directors, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. The shareholders’ agreement does not permit either Sponsor to elect more than two members of the Board or to control the votes of the other Sponsor’s shares. The management participants who hold shares of capital stock (including through the exercise of options) and the Co-Investors are parties to the agreement.

Leeds Equity Partners has the right to appoint a representative on our Board of Directors subject to the receipt of any required approvals. Jeffrey T. Leeds currently serves as an observer at the Board meetings on behalf of Leeds Equity Partners under the terms of the agreement.

Sponsor Management Agreement

Upon completion of the Transactions, we and EDMC entered into a management agreement with affiliates of each of the Sponsors pursuant to which such entities or their affiliates provide management services. Pursuant to such agreement, affiliates of the Sponsors receive an aggregate annual management fee equal to $5.0 million and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement. In addition, pursuant to such agreement, affiliates of the Sponsors also receive aggregate transaction fees of approximately $40.2 million in connection with services provided by such entities related to the Transactions. Finally, the management agreement provides that affiliates of the Sponsors are entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction. The management agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. The term of the management agreement is ten years from the date of the closing of the Merger.

Upon a change of control in our ownership or a public offering of our equity that meets certain conditions, and in recognition of facilitation of such change of control or public offering by affiliates of the Sponsors, these affiliates of the Sponsors may elect to receive, in lieu of annual payments of the management fee, a single lump sum cash payment equal to the then-present value of all then-current and future management fees payable under this agreement, calculated using discount rates equal to the yield on U.S. treasury securities with a maturity on or near the tenth anniversary of the closing date of the Merger. The lump sum payment would only be payable to the extent that it is permitted under the indentures and other agreements governing our indebtedness.

Leeds Equity Partners received a pro rata portion of the management and transaction fees paid to the Sponsors after the Sponsors each sold $50.0 million of EDMC shares to Leeds Equity Partners in July 2006.

Other Relationships

South University, which is a wholly-owned subsidiary of EDMC, leases two of the buildings it occupies from two separate entities owned by the John T. South, III, who is one of our executive officers. Total rental payments, which are included in educational services on the consolidated statements of income, under these arrangements were approximately $1.5 million and $1.4 million for the fiscal years ended June 30, 2006 and 2005, respectively.

Historical Transactions with Management

Robert B. Knutson, who served as our Chairman of the Board until the Merger, and Albert Greenstone, a director emeritus until the Merger, are limited partners, with no managerial authority, in AIPH Limited

Partnership, which is the general partner of The Art Institute of Philadelphia Limited Partnership (the “Lessor”). The Art Institute of Philadelphia, a division of a wholly-owned subsidiary of EDMC, leases one of its buildings from the Lessor for approximately $720,000 annually. The Art Institute of Philadelphia is the general partner of AIPH Limited Partnership and consolidates both AIPH Limited Partnership and the Lessor in its financial statements.

J. William Brooks, who served as our President and Chief Operating Officer until June 30, 2006, is married to Nancy Brooks, who we employed as Vice President of Marketing—Brown Mackie College until June 30, 2006. Ms. Brooks received compensation of $128,265 during fiscal 2006 in connection with her employment. Ms. Brooks did not report to Mr. Brooks and he was not responsible for determining her annual compensation or bonus.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Overview

In connection with the Transactions, we entered into a senior secured credit facility with Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners. Credit Suisse Securities (USA) LLC acted as sole and exclusive syndication agent. Merrill Lynch Capital Corporation and Bank of America, N.A. acted as documentation agents.

The senior secured credit facilities provide senior secured financing of $1,485.0 million, consisting of:

•	a $1,185.0 million term loan facility; and

•	a $300.0 million revolving credit facility.

Education Management LLC is the primary borrower under the senior secured credit facilities. We also have the ability to designate one or more of our other subsidiaries as borrowers under the revolving credit facility. The revolving credit facility includes borrowing capacity for letters of credit and for borrowings on same-day notice referred to as the swingline loans.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to LIBOR plus an applicable margin or, at our option, an applicable margin plus an alternative base rate determined by reference to the higher of (x) the prime rate as published in The Wall Street Journal and (y) the federal funds rate plus  1/2 of 1%. The initial applicable margin for borrowings is, under the revolving credit facility, 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings and, under the term loan facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for borrowings under the senior secured credit facilities may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced to 0.375% subject to our attaining certain leverage ratios. We must also pay customary letter of credit fees.

Prepayments

The senior secured credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 0% if our total leverage ratio is less than a specified threshold) of the annual consolidated excess cash flow of Education Management Holdings LLC and its subsidiaries;

•	100% of the net cash proceeds of all nonordinary course asset sales or other dispositions of property by Education Management Holdings LLC and its subsidiaries (including insurance and condemnation), if we do not commit to reinvest those proceeds in assets useful to our business within one year, which period may be extended for another 180 days so long as there is in effect a contractual commitment to reinvest such proceeds;

•	100% of the net cash proceeds of any incurrence of debt by Education Management Holdings LLC and its subsidiaries, other than debt permitted under the senior secured credit agreement.

The foregoing mandatory prepayments are applied to the term loan facility as directed by us.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We are required to repay installments on the loans under the term loan facility in quarterly principal amounts equal to 0.25% of their initial total funded principal amount calculated as of the closing date for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit agreement are unconditionally guaranteed by Education Management Holdings LLC and each existing and future direct and indirect domestic subsidiary of Education Management Holdings LLC other than any (x) subsidiary that owns or operates a school, (y) or any inactive subsidiary that has less than $100,000 of assets and (z) any direct or indirect domestic subsidiary of a foreign subsidiary of Education Management Holdings LLC, referred to, collectively, as the Guarantors.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of us and each Guarantor, subject to certain exceptions:

•	a pledge of 100% of the capital stock of Education Management LLC, 100% of the capital stock of each Guarantor and 66% of the capital stock of each of our foreign subsidiaries that are directly owned by Education Management LLC or one of the Guarantors; and

•	a security interest in, and mortgages on, substantially all tangible and intangible assets of Education Management LLC and each Guarantor.

Certain Covenants and Events of Default

The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness (including the exchange senior subordinated notes);

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	enter into certain restrictive agreements;

•	amend agreements governing our subordinated indebtedness (including the exchange senior subordinated notes) and our constitutive documents;

•	change the nature of our business; and

•	change the status of Education Management Holdings LLC as a passive holding company.

In addition, the senior secured credit agreement will require us to maintain the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The senior secured credit agreement contains certain customary affirmative covenants and events of default.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

Education Management LLC, Education Management Finance Corp. and the guarantors of the notes have entered into registration rights agreements with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The outstanding notes were issued on June 1, 2006.

Under the circumstances set forth below, Education Management LLC, Education Management Finance Corp. and the guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreements;

•	if the exchange offers are not consummated within 300 days after the date of issuance of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it within 30 days after the consummation of the exchange offers; or

•	if any holder that participates in the exchange offers does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

Under each registration rights agreement, if Education Management LLC and Education Management Finance Corp. fail to complete the applicable exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the issue date (the “target registration date”), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, Education Management LLC and Education Management Finance Corp. will accept for exchange in the applicable exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Education Management LLC and Education Management Finance Corp. will issue exchange notes in identical principal amount to outstanding notes surrendered in the applicable exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange senior notes, the exchange senior notes and the exchange senior subordinated notes will be issued under and entitled to the benefits of the same indentures that authorized the issuance of the outstanding senior notes, the outstanding senior notes and the outstanding senior subordinated notes. For a description of the indentures, see “Description of the Notes and Description of the Subordinated Notes.”

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $375 million aggregate principal amount of the 8 3/4% Senior Notes due 2014 are outstanding and $385 million aggregate principal amount of the 10 1/4% Senior Subordinated Notes due 2016 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers. Education Management LLC and Education Management Finance Corp. intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indentures relating to such holders’ series of outstanding notes and the applicable registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the applicable registration rights agreement.

Education Management LLC and Education Management Finance Corp. will be deemed to have accepted for exchange properly tendered outstanding notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, Education Management LLC and Education Management Finance Corp. expressly reserves the right to amend or terminate the applicable exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on             , 2006. However, if we, in our sole discretion, extend the period of time for which the applicable exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Education Management LLC and Education Management Finance Corp. reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the applicable exchange offer);

•	to extend either exchange offer or to terminate either exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offers” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the applicable registration rights agreement, to amend the terms of either exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If Education Management LLC and Education Management Finance Corp. amend an exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, Education Management LLC and Education Management Finance Corp. will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend any of the exchange offers as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, Education Management LLC and Education Management Finance Corp. will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

Education Management LLC and Education Management Finance Corp. expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, Education Management LLC and Education Management Finance Corp. may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. Education Management LLC and Education Management Finance Corp. will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

Education Management LLC and Education Management Finance Corp. expressly reserve the right to amend or terminate either exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. Education Management LLC and Education Management Finance Corp. will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and Education Management LLC and Education Management Finance Corp. may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If Education Management LLC and Education Management Finance Corp. fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, Education Management LLC and Education Management Finance Corp. will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

•	In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, Education Management LLC and Education Management Finance Corp. will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Education Management LLC and Education Management Finance Corp. will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. Education Management LLC and Education Management Finance Corp. reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither Education Management LLC, Education Management Finance Corp., the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

•	Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offers. The Bank of New York also acts as trustee under the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York 101 Barclay Street—Floor 8W New York, NY 10286 Attn: Telephone: 212-815-5098	212-298-1915 To Confirm by Telephone: 212-815-5098	The Bank of New York 101 Barclay Street—Floor 8W New York, NY 10286 Attn: Telephone: 212-815-5098

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

Each of the registration rights agreements provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the term “Company” refers to Education Management LLC and not any of its Affiliates. “EM Finance” and “Co-Issuer” refer only to Education Management Finance Corp. and not any of its Affiliates, and “Issuers” refers to both of them.

The Issuers are jointly and severally liable for all obligations under the Notes. EM Finance is a Wholly-Owned Subsidiary of the Company that was incorporated in Delaware as a special purpose finance subsidiary to facilitate the offering of the outstanding Notes and other debt securities of the Company. The Company believes that some prospective purchasers of the Notes may be restricted in their ability to purchase debt securities of partnerships or LLCs such as the Company unless the securities are jointly issued by a corporation. EM Finance will not have any substantial operations or assets and will not have any revenues. Accordingly, you should not expect the Company to participate in servicing the principal and interest obligations on the Notes.

The Issuers issued $375,000,000 aggregate principal amount of 8 3/4% senior notes due 2014 (the “Existing Senior Notes”) and $385,000,000 aggregate principal amount of 10 1/4% senior subordinated notes due 2016 (the “Existing Senior Subordinated Notes” and together with the Senior Notes, the “Existing Notes”). In the prospectus, we are offering to exchange the Existing Senior Notes for identical principal amounts of exchange senior notes (the “Exchange Senior Notes, and together with the Existing Senior Notes, the “Senior Notes”) and we are offering to exchange the Existing Senior Subordinated Notes for identical principal amounts of exchange senior subordinated notes due 2016 (the “Exchange Senior Subordinated Notes,” and together with the Existing Senior Subordinated Notes, the “Senior Subordinated Notes”). The Existing Senior Notes were, and the Exchange Senior Notes will be, issued under an Indenture dated June 1, 2006 (the “Senior Indenture”) among the Issuers, the Guarantors and The Bank of New York, as trustee (the “Trustee”). The Existing Senior Subordinated Notes were, and the Exchange Senior Subordinated Notes will be, issued under an Indenture dated June 1, 2006 (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee. The outstanding Existing Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the outstanding Notes include those stated in the Indentures and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indentures, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indentures because they, not this description, define your rights as Holders of the Notes. You may request copies of the Indentures at our address set forth under the heading “Prospectus Summary.”

Brief Description of Senior Notes

The Senior Notes are:

•	unsecured senior obligations of the Issuers;

•	pari passu in right of payment with or senior to all other Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities);

•	effectively subordinated to all secured Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness, and to all liabilities of non-guarantor subsidiaries of the Issuers;

•	senior in right of payment to any existing and future Subordinated Indebtedness (as defined with respect to the Senior Notes) of the Issuers, including the Senior Subordinated Notes;

•	initially guaranteed on an unsecured senior basis by all of the Company’s existing and future direct and indirect domestic Restricted Subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets; and

•	entitled to registration rights pursuant to a Registration Rights Agreement.

Brief Description of Senior Subordinated Notes

The Senior Subordinated Notes are:

•	unsecured senior subordinated obligations of the Issuers;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities and the Senior Notes);

•	effectively subordinated to all secured Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities), to the extent of the value of the assets securing such Indebtedness, and to all liabilities of non-guarantor subsidiaries of the Issuers;

•	senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the Senior Subordinated Notes) of the Issuers;

•	initially guaranteed on an unsecured senior subordinated basis by all of the Company’s existing and future direct and indirect domestic Restricted Subsidiaries, other than any subsidiary that owns or operates a school; and

•	entitled to registration rights pursuant to a Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally, guarantee the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under each Indenture and series of the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the applicable Indenture by executing such Indenture. The Guarantors will guarantee the Senior Notes on an unsecured senior basis and the Senior Subordinated Notes on an unsecured senior subordinated basis.

All existing Restricted Subsidiaries, other than as detailed below, guarantee the Notes. Under certain circumstances, future Subsidiaries of the Company will also guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured obligation of each Guarantor and will be effectively subordinated to all Secured Indebtedness of each such entity. The Guarantees of the Senior Notes are pari passu in right of payment with or senior to all Indebtedness of each such entity and the Guarantees of the Senior Subordinated Notes are subordinated in right of payment to all existing and future Senior Indebtedness of each such entity. The Notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuers that do not Guarantee the Notes.

Not all of the Company’s existing Subsidiaries Guarantee the Notes. None of the Company’s existing Foreign Subsidiaries, non-Wholly-Owned Subsidiaries or Subsidiaries that directly own or operate a school guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. Although the Indentures limit the incurrence of Indebtedness by non-Guarantor Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the Indentures do not impose any limitation on the incurrence by non-Guarantor Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indentures. For the year ended June 30, 2006, the guarantor subsidiaries accounted for approximately $4.1 million, or 0.3%, of our net revenue, and a loss approximately $0.7 million, or 1.4%, of our total EBITDA, in each case for the three-months ended September 30, 2006, and approximately $2.5 million, less than 0.1%, of our total assets, and approximately $1.1 million, or less than 0.1%, of our total liabilities, in each case as of September 30, 2006.

The obligations of each Guarantor under its Guarantees are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the applicable Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payment on the notes.”

A Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor which sale, exchange or transfer is made in compliance with the provisions of the applicable Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

I the proper designation of such Guarantor as an Unrestricted Subsidiary under the applicable Indenture; or

(d) the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the applicable Indenture being discharged in accordance with the terms of such Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the applicable Indenture relating to such transaction have been complied with.

Ranking

Senior Notes

The payment of the principal of, premium, if any, and interest on the Senior Notes and the payment of any Guarantee on the Senior Notes are pari passu with or senior to all other Indebtedness of the Issuers or the relevant Guarantor, as the case may be, but are effectively subordinated to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of March 31, 2006, the Company had $1,185.0 million of consolidated Indebtedness (excluding letters of credit) that would have been pari passu with the Senior Notes (all of which would have been secured Indebtedness, consisting entirely of Secured Indebtedness under the Senior Credit Facilities). Subject to the limits described below, the Issuers may incur additional Secured Indebtedness.

Senior Subordinated Notes

The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes and the payment of any Guarantee thereof are subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities and the Senior Notes.

The Senior Subordinated Notes are subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future Senior Indebtedness and effectively subordinated to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. See “—Senior Notes” above.

Although the Indentures contain limitations on the amount of additional Indebtedness that the Issuers and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuers maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes is the Trustee.

The Issuers maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time and makes payments on and facilitate transfer of Notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. The Issuers or any of their Subsidiaries may act as a paying agent or registrar.

Subordination of the Senior Subordinated Notes

Only Indebtedness of the Issuers or Guarantors that is Senior Indebtedness ranks senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Indenture. The Senior Subordinated Notes and Guarantees in all respects rank pari passu with all other Senior Subordinated Indebtedness of the relevant Issuer and Guarantor, respectively.

Neither Issuer nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Senior Subordinated Notes (or pay any other Obligations relating to the Senior Subordinated Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of either Issuer, is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of either Issuer, occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuers are permitted to pay the Senior Subordinated Notes if the Issuers and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers are not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuers and related Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuers (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In connection with the Senior Subordinated Notes, in the event of any payment or distribution of the assets of either Issuer upon a total or partial liquidation, dissolution, reorganization, insolvency or bankruptcy of or similar proceeding relating to such Issuer or its property:

(1) the holders of Senior Indebtedness of such Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of such Issuer is paid in full in cash, any payment or distribution to which Holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Senior Subordinated Notes are required to hold it in trust for the holders of Senior Indebtedness of such Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Subordinated Indenture upon the failure of the Issuers to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the Representative with respect thereto unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuers is outstanding, neither the Issuers nor any Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all the holders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Subordinated Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee of the Senior Subordinated Notes are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers’ obligations under the Senior Subordinated Notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of Senior Subordinated Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Subordinated Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuers or a Guarantor who are holders of Senior Indebtedness of the Issuers or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Senior Subordinated Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indentures. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

Senior Notes

The Issuers issued $375,000,000 of Senior Notes in this offering. The Senior Notes mature on June 1, 2014. Interest on the Senior Notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2006 to the Holders of Senior Notes of record on the immediately preceding May 15 and November 15. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Subordinated Notes

The Issuers issued $385,000,000 of Senior Subordinated Notes in this offering. The Senior Subordinated Notes mature on June 1, 2016. Interest on the Senior Subordinated Notes accrues at the rate of 10 1/4% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2006 to the Holders of Senior Subordinated Notes of record on the immediately preceding May 15 and November 15. Interest on the Senior Subordinated Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Senior Subordinated Notes is computed on the basis of a 360 day year comprised of twelve 30-day months.

Additional Notes

Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Senior Notes (“Additional Senior Notes”) or additional Senior Subordinated Notes (“Additional Senior Subordinated Notes” and together with the Additional Senior Notes, “Additional Notes”) from time to time after this offering under the Indentures. The Notes issued under either Indenture and any Additional Notes subsequently issued under such Indenture will be part of the same issue of Notes of such series and will be treated as a single class with the Notes of such series for all purposes under the applicable Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Notes,” “Senior Subordinated Notes” and “Notes” for all purposes of the Indentures and this “Description of Notes” include any Additional Notes that are actually issued.

Payment of Principal and Interest

Principal of, premium, if any, and interest on the Notes is payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York is the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Senior Notes

General

At any time prior to June 1, 2010 the Issuers may redeem all or a part of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the Senior Notes, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 1, 2010 the Issuers may redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to the registered address of each Holder, at a redemption price (expressed as a percentage of the principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2010	104.375%
2011	102.188%
2012 and thereafter	100.000%

Upon Certain Equity Offerings

In addition, until June 1, 2009, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Senior Notes issued by them at a redemption price equal to 108.75% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of Senior Notes originally issued under the Senior Indenture and any Additional Senior Notes that are Senior Notes issued under the Senior Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Senior Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Senior Subordinated Notes

General

At any time prior to June 1, 2011 the Issuers may redeem all or a part of the Senior Subordinated Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price equal to 100% of the Senior Subordinated Notes, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable Redemption Date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after June 1, 2011 the Issuers may redeem the Senior Subordinated Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, at a redemption price (expressed as a percentage of the principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2011	105.125%
2012	103.417%
2013	101.708%
2014 and thereafter	100.000%

Upon Certain Equity Offerings

In addition, until June 1, 2009, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes issued by them at a redemption price equal to 110.25% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the aggregate principal amount of Senior Subordinated Notes originally issued under the Subordinated Indenture and any Additional Senior Subordinated Notes that are Senior Subordinated Notes issued under the Subordinated Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Senior Subordinated Notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

Each Indenture provides that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Notes issued under such Indenture as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes issued under such Indenture pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control in the case of the Senior Notes and 60 days in the case of the Senior Subordinated Notes, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the applicable Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities and Senior Notes limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit the Issuers from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing the Senior Subordinated Notes, the Issuers could seek the consent of their lenders and the holders of the Senior Notes to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuers’ failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Subordinated Indenture would restrict payments to the Holders of Senior Subordinated Notes under certain circumstances. The Senior Credit Facilities will provide that certain change of control events with respect to the Issuers would constitute a default thereunder. If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Issuers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Such restrictions in each of the Indentures can be waived only with the consent of the Holders of a majority in principal amount of then outstanding Notes issued under such Indenture. Except for the limitations contained in such covenants, however, the Indentures does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuers to make an offer to repurchase the Notes as described above.

The provisions under each of the Indentures relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes issued under such Indenture.

Asset Sales

Each Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that, for purposes of this provision and for no other purpose, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes issued under such Indenture or, in the case of liabilities of a Guarantor, the Guarantee of such Guarantor, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause I that is at that time outstanding, not to exceed 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) in the case of the Senior Indenture, any Secured Indebtedness, and in the case of the Subordinated Indenture, Senior Indebtedness (and in each case to correspondingly reduce commitments with respect thereto);

(b) Obligations under Indebtedness ranking pari passu with such Notes (and to correspondingly reduce commitments with respect thereto) or reduce Obligations under such Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an Asset Sale Offer (in accordance with the procedures set forth below)); provided that in the case of a reduction of Obligations other than under the Notes the Company shall use commercially reasonable efforts to equally and ratably reduce Obligations under such Notes as provided under “Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Senior Subordinated Notes to purchase their Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Senior Subordinated Notes that would otherwise be prepaid, or

(c) Indebtedness of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary,

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Notes issued under such Indenture and, if required by the terms of any Indebtedness that is pari passu with such Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes of such series and such Pari Passu Indebtedness that is an integral multiple of $1,000 (but in minimum amounts of $2,000) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the applicable Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the applicable Indenture, with a copy to the Trustee.

Each Indenture provides that, to the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in such Indenture. If the aggregate principal amount of Notes issued under an Indenture or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds under the applicable Indenture shall be reset at zero. Additionally, the Issuers, at their option, may make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation of such Asset Sale Offer, any Net Proceeds not required to be used to purchase Senior Notes shall not be deemed Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indentures.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indentures, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indentures by virtue thereof.

The Senior Credit Facilities and Senior Notes limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Senior Subordinated Notes pursuant to this Asset Sales covenant. In the event the Issuers are prohibited from purchasing the Senior Subordinated Notes, the Issuers could seek the consent of their lenders and the holders of the Senior Notes to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuers’ failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Subordinated Indenture would restrict payments to the Holders of the Senior Subordinated Notes under certain circumstances.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued by them under either Indenture at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes under the applicable Indenture at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indentures. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Note of the same series in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indentures. During any period of time that: (i) the Notes issued under the applicable Indenture have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under such Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets— The Company”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(8) “—Limitations on Layering”; and

(9) “Repurchase at the Option of Holders—Change of Control.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under such Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under such Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indentures with respect to Notes of the affected series; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted in compliance with the covenants set out below) and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, a majority of such class is owned by the Company or another Restricted Subsidiary and the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends pursuant to clause (b)), (5), (6), (9) and (14) (to the extent not deducted in calculating Consolidated Net Income) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication)

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning April 1, 2006, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’ Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company as equity (other than Disqualified Stock), Equity Interests of any direct or indirect parent company of the Company (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such parent company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than net cash proceeds (i) to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (ii) contributed by a Subsidiary or (iii) constituting an Excluded Contribution; plus

(d) 100% of the aggregate amount received (which amount shall not increase Consolidated Net Income) in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date or, without duplication, (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $40.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, except to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the applicable Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuers or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company as common equity (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuers or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount or accreted value of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums) and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee issued under such Indenture at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company as equity (other than Disqualified Stock), Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $60.0 million or (y) 1.5% of Total Assets at the time made;

(12) any Restricted Payment made as part of the Transactions and the fees and expenses related thereto or owed to Affiliates (including dividends to any direct or indirect parent of the Company to permit payment by such parent of such costs), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Company, would be permitted by) the covenant described under “—Transactions with Affiliates”;

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes issued under the Indenture governing such Notes that are tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses, other than to Affiliates of the Company (it being understood that Goldman, Sachs & Co., shall not be deemed an Affiliate of the Company for this purpose solely as a result of the equity ownership of the Company’s direct or indirect parent by its Affiliates), related to any unsuccessful equity or debt offering of such parent entity; and

(15) the distribution, dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which (i) are cash and/or Cash Equivalents or (ii) were contributed to such Unrestricted Subsidiary in anticipation of such distribution, dividend or other payment, as determined in good faith by the Company);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11) and (15), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’ Subsidiaries were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indentures.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further that the maximum amount that Restricted Subsidiaries that are not Guarantors may incur pursuant to the foregoing shall not exceed $50.0 million.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,685.0 million outstanding at any one time, less principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from an Asset Sale;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes) and any notes (including Guarantees thereof) issued in exchange for the Notes pursuant to the Registration Rights Agreement or similar agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Indebtedness Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)) not to exceed the greater of (x) $160.0 million and (y) 4% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction, or is created within 270 days thereafter (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (4));

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor is expressly subordinated in right of payment to the Notes issued under such Indenture; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes of such Guarantor issued under such Indenture; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below, including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes issued under such Indenture or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not an Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company, that is not an Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that, with respect to the Senior Indenture, subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness and that, with respect to the Subordinated Indenture, subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under any Senior Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indentures; provided that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the applicable Indenture,

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; or

(c) any incurrence by EM Finance of Indebtedness as a co-issuer of Indebtedness of the Company that was permitted to be incurred by another provision of this covenant; and

(18) Indebtedness of Foreign Subsidiaries of the Company incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) 5.0% of the Total Assets of the Foreign Subsidiaries (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18)).

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred

Stock described in clauses (1) through (18) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above;

provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant but will be included as Fixed Charges.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

Senior Notes

The Company will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens), on any asset or property of the Company, the Co-Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness or other Indebtedness that is subordinated or junior in right of payment to the Senior Notes and related Guarantees, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Notes and the related Guarantees and (b) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (other than Subordinated Indebtedness or Indebtedness referred to in clauses (7), (8) or (9) of such covenant); provided that, with respect to Liens securing Obligations permitted under this subclause (b), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0.

Senior Subordinated Notes

The Company will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or any related Guarantee, on any asset or property of the Company, the Co-Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Subordinated Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Company or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes issued under the applicable indenture and the Registration Rights Agreement pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the applicable Indenture, the applicable Notes and the Registration Rights Agreement; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures.

The Successor Company will succeed to, and be substituted for the Company, under the Indentures, the Guarantees and the Notes, as applicable.

Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company, solely for the purpose of reincorporating the Company in the United States or any State thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuers and its Restricted Subsidiaries is not increased thereby.

Guarantors

Subject to certain limitations described in the Indentures governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any State thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the applicable Indenture and such Guarantor’s related Guarantees pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indentures; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indentures, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indentures and such Guarantor’s Guarantees. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

EM Finance

EM Finance shall not consolidate with, merge into, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Person, or permit any Person to merge with or into EM Finance unless:

(1) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States of America or any jurisdiction thereof (which may be the continuing Person as a result of such transaction) shall expressly assume, by a supplemental Indenture, executed and delivered to the Trustee and in form and substance satisfactory to the Trustee, all of the obligations of an issuer under the notes, the Indentures and the Registration Rights Agreement; or

(2) after giving effect thereto, at least one obligor on the notes shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof; and

(3) immediately after such transaction, no Default or Event of Default will have occurred and be continuing.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the disinterested members of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indentures described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Issuers, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the applicable Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant;

(11) payments by the Company or any of its Restricted Subsidiaries to any of the Investors (or their Affiliates) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(12) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith; and

(13) investments by the Investors in securities of the Issuers or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuers or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b) the Indentures and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries or other Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business; and

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuers, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than EM Finance, a Guarantor or a Foreign Subsidiary guaranteeing Indebtedness of another Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to each of the Indentures providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company, the Co-Issuer or any Guarantor:

(a) if the Senior Subordinated Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the Subordinated Indenture supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Senior Subordinated Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes issued under such Indenture, or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to such series of Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Layering

The Subordinated Indenture provides that the Company will not, and will not permit the Co-Issuer or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Company, the Co-Issuer or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be.

The Subordinated Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, each Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Issuers will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company’s parent is a guarantor of the Senior Subordinated Notes, the Indentures permit the Issuers to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offers or the effectiveness of the shelf registration statement (1) by the filing with the SEC of any registration statement and any amendments thereto, with such financial information that satisfy Regulation S-X of the Securities Act or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the Company’s website (or that of any of its parent companies) or providing such reports the Trustee, with financial information that satisfied Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above.

Limitation on Business Activities of EM Finance

EM Finance may not hold any assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor with respect to the Notes or any other Indebtedness issued by the Company, and may engage in any activities directly related thereto or necessary in connection therewith. EM Finance shall be a Wholly-Owned Subsidiary of the Company at all times.

Events of Default and Remedies

Each Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under such Indenture (whether or not prohibited by the subordination provisions of the Subordinated Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes issued under such Indenture (whether or not prohibited by the subordination provisions of the Subordinated Indenture);

(3) failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes issued under such Indenture to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the applicable Indenture or the Notes issued thereunder;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries

or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of such Indenture or the release of any such Guarantee in accordance with such Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under an Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes issued thereunder may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued thereunder to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Subordinated Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration of the Senior Subordinated Notes shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuers and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company, all outstanding Notes will become due and payable without further action or notice. The Indentures provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

Each Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive any existing Default and its consequences under such Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note of such series held by a non-consenting

Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of each Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under either Indenture at the request or direction of any of the Holders of the Notes issued thereunder unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the applicable Indenture or the related Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes of such series have requested the Trustee to pursue the remedy;

(3) Holders of the Notes of such series have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under each Indenture the Holders of a majority in principal amount of the total outstanding Notes issued thereunder are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of such series or that would involve the Trustee in personal liability.

Each Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with such Indenture, and the Issuers are required, within 30 days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor or any of their parent companies has any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under each Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes issued thereunder. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to either series of Notes and have each Guarantor’s obligation discharged with respect to its Guarantee of such Notes (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of such series of Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due solely out of the trust created pursuant to the applicable Indenture;

(2) the Issuers’ obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the applicable Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all the restrictive covenants that are described in the applicable Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs with respect to an Indenture, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes of such series, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the applicable Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the applicable Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the applicable Indenture) to which, the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when either:

(1) all Notes theretofore authenticated and delivered under such Indenture, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes issued under such Indenture not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes issued under such Indenture, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes issued under such Indenture not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the applicable Indenture or the Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the applicable Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(c) the Issuers have paid or caused to be paid all sums payable by it under the applicable Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes issued under such Indenture at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, each Indenture, the Notes issued thereunder and any Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes issued thereunder then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes, and any existing Default or compliance with any provision of the applicable Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued thereunder, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the applicable Notes).

Each Indenture provides that, without the consent of each affected Holder of Notes issued thereunder, an amendment or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any such Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of such Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the applicable Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders of such series of Notes;

(5) make any such Note payable in money other than that stated therein;

(6) make any change in the provisions of the applicable Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes issued thereunder;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder of such Notes to receive payment of principal of, or interest on such Holder’s applicable Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change in the subordination provisions thereof that would adversely affect the Holders of such Notes; or

(10) except as expressly permitted by the applicable Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes issued thereunder.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indentures to which it is a party) and the Trustee may amend or supplement each Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the applicable Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the applicable Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the applicable Indenture;

(11) to conform the text of the applicable Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of such Indenture, Guarantee or Notes;

(12) to make any amendment to the provisions of the applicable Indenture relating to the transfer and legending of Notes as permitted by the applicable Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the applicable Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(13) to make any other modifications to the Notes or the Indentures of a formal, minor or technical nature or necessary to correct a manifest error, so long as such modification does not adversely affect the rights of any Holder of the Notes in any material respect.

The consent of the Holders is not necessary under either Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

Each Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Each Indenture provides that the Holders of a majority in principal amount of the outstanding Notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indentures at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

Each Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in each Indenture. For purposes of each Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 1, 2010 in the case of the Senior Notes and June 1, 2011 in the case of the Senior Subordinated Notes (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through June 1, 2010 in the case of the Senior Notes and June 1, 2011 in the case of the Senior Subordinated Notes (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points in the case of the Senior Notes and 50 basis points in the case of the Senior Subordinated Notes; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets; and

(j) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) United States dollars;

(2) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Company” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Company” shall be deemed to mean the board of directors of the Company when the fair market value is equal to or in excess of $50.0 million (unless otherwise expressly stated).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) any Additional Interest with respect to either series of Notes, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (z) any expensing of bridge, commitment and other financing fees; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions to the extent incurred on or prior to June 30, 2007), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans and other restructuring costs, shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded, and

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(11) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all goodwill, tradenames, patents, unamortized debt discount and expense and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of such date to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and any such Indebtedness of another Person guaranteed, or secured by a lien on any assets of, the Company or any of its Restricted Subsidiaries) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Subordinated Indenture, the principal amount of which is $50.0 million or more and that has been designated by the Company as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes issued under such Indenture or the date the applicable Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the applicable Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (other than any such non-cash charges that represent an accrual or reserve for potential cash items in any future period, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under clause (3) of “Certain Covenants—Transactions with Affiliates”; plus

(i) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement reducing Consolidated Net Income, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company as equity (other than Disqualified Stock) or net cash proceeds of an issuance of Equity Interest of the Company

(other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments” and the calculation set forth in clause (12) under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock”; plus

(j) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable,

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock (excluding Disqualified Stock) of the Company or any of its direct or indirect parent companies to the extent contributed to the Company as common equity, other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires, defeases or extinguishes any Indebtedness (other than Indebtedness repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, defeasance or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indentures.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the applicable Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Investors” means Goldman Sachs Capital Partners, Providence Equity Partners, Inc. (and Leeds Equity Partners, if it exercises the option to purchase equity of the Company’s parent outstanding on the Issue Date) and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means June 1, 2006.

“Issuers” has the meaning set forth in the first paragraph under “General”.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Secured Indebtedness, in the case of the Senior Notes, and Senior Indebtedness, in the case of the Senior Subordinated Notes, required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the applicable Issuer.

“Officer’s Certificate” means a certificate signed on behalf of each Issuer by an Officer of such Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct parent) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(14) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(15) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (9) of such paragraph).

“Permitted Junior Securities” means:

(1) Equity Interests in the Company, any Guarantor or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Subordinated Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Senior Subordinated Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Issuers or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of the issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1) (“Credit Facility Indebtedness”), (4), 12(b) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuers or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the applicable Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of an Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuers’ clients;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6) (other than Liens securing Credit Facility Indebtedness), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the applicable Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuers or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(26) during a Suspension Period only, Liens securing Indebtedness, and Indebtedness represented by Sale and Leaseback Transactions, in an amount that does not exceed 15% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. Additionally, solely for purposes of this definition and the covenant described under “Certain Covenants—Liens,” any Indebtedness incurred during a Suspension Period that could have been incurred in compliance with an applicable provision under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Incurrence of Disqualified Stock and Preferred Stock,” were such covenant in effect at such time, may be deemed by the Company to have been so incurred.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make ratings on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit and Guaranty Agreement to be entered into as of the Issue Date by and among Holdco, the Company, the Guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and the Agents party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means, with respect to the Subordinated Indenture:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the applicable Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Subordinated Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Subordinated Indenture; provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Subordinated Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness of their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have received a certificate from an officer of the Issuers to the effect that the incurrence of such Indebtedness does not violate the provisions of the applicable Indenture.

“Senior Subordinated Indebtedness” means, with respect to the Subordinated Indenture:

(1) with respect to the Issuers, Indebtedness which ranks equal in right of payment to the Senior Subordinated Notes issued by the Issuers; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Senior Subordinated Notes.

“Significant Subsidiary” means (i) the Co-Issuer or (ii) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and the Company or one of its direct or indirect parent companies as in effect on the Issue Date.

“Subordinated Indebtedness” means, with respect to each Indenture,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes issued under such Indenture, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes issued under such Indenture.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transactions” means the merger contemplated by the Transaction Agreement, the issuance of the Senior Notes and the Senior Subordinated Notes and borrowings under the Senior Credit Facilities on the Issue Date to finance the merger and repay certain debt as described in the prospectus under “The Merger.”

“Transaction Agreement” means the Agreement and Plan of Merger dated as of March 3, 2006 between Education Management Corporation and EM Acquisition Corporation, as the same may be amended prior to the Issue Date.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 1, 2010 in the case of the Senior Notes or June 1, 2011 in the case of the Senior Subordinated Notes; provided, however, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFERS

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The outstanding notes or the exchange notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must, however, determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that the purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a note who is subject to Section 406 of ERISA and/or Section 4975 of the Code or any similar law (“Plan Investor”) will be deemed to have represented to us, by its acquisition and holding of the note, that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. The sale of any notes to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offers, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers. who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the registered exchange offers we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange offers will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Education Management LLC at June 30, 2006 and for the period from June 1, 2006 to June 30, 2006 and the consolidated financial statements of Education Management Corporation and Subsidiaries at June 30, 2005 and for the period from July 1, 2005 to May 31, 2006 and for the years ended June 30, 2005 and 2004 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statements, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by them and their guarantor subsidiaries by Section 13 of the Exchange Act, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

EDUCATION MANAGEMENT LLC

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Education Management LLC

We have audited the accompanying consolidated balance sheet of Education Management LLC as of June 30, 2006 (Successor Company) and the consolidated balance sheet of Education Management Corporation and Subsidiaries as of June 30, 2005 (Predecessor Company), and the related consolidated statements of operations, shareholders’ equity, and cash flows of Education Management LLC for the period from June 1, 2006 to June 30, 2006 (Successor Company), and the consolidated statements of operations, shareholders’ equity, and cash flows of Education Management Corporation and Subsidiaries for the period from July 1, 2005 to May 31, 2006, and for the years ended June 30, 2005 and 2004 (Predecessor Company). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Education Management LLC at June 30, 2006 (Successor Company) and the consolidated financial position of Education Management Corporation and Subsidiaries at June 30, 2005 (Predecessor Company), and the consolidated results of Education Management LLC’s operations and their cash flows for the period from June 1, 2006 to June 30, 2006 (Successor Company), and the results of Education Management LLC’s operations and their cash flows for the period from July 1, 2005 to May 31, 2006, and for the years ended June 30, 2005 and 2004 (Predecessor Company), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2(p) to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective July 1, 2005.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Education Management LLC’s internal control over financial reporting as of June 30, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 11, 2006 (not presented herein) expressed an unqualified opinion thereon.

Pittsburgh, Pennsylvania

September 11, 2006

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	Successor	Predecessor
	As of June 30,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$263,296	$171,974
Restricted cash	10,036	4,892

Total cash, cash equivalents and restricted cash	273,332	176,866

Receivables:
Trade, net of allowances of $35,392 and $32,824	50,404	49,481
Notes, advances and other	7,828	8,487
Inventories	6,169	5,598
Deferred income taxes	23,645	13,870
Prepaid income taxes	26,635	16,173
Other current assets	15,190	9,203

Total current assets	403,203	279,678

Property and equipment, net	376,136	325,796
Other long-term assets	80,691	18,294
Intangible assets, net	517,383	17,499
Goodwill	2,568,034	314,760

Total assets	$3,945,447	$956,027

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,795	$4,151
Revolver	160,000	62,000
Accounts payable	41,522	30,112
Accrued liabilities	75,948	52,581
Unearned tuition	36,641	29,411
Advance payments	110,390	54,383

Total current liabilities	437,296	232,638

Long-term debt, less current portion	1,937,170	4,269
Deferred income taxes	220,402	2,145
Deferred rent	61,051	45,369
Other long-term liabilities	6,769	5,596
Shareholders’ equity:
Predecessor:
Preferred Stock, par value $.01 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $0.01 per share; 120,000,000 shares authorized; 75,128,629 issued	—	751
Additional paid-in capital	—	328,972
Treasury stock 190,234 shares at cost	—	(1,791)
Retained earnings	—	331,956
Accumulated other comprehensive income	—	6,122

Total Predecessor shareholders’ equity	—	666,010

Successor:
Capital contribution from Education Management Holdings LLC	1,300,000	—
Accumulated deficit	(19,659)	—
Accumulated other comprehensive income	2,418	—

Total Successor shareholders’ equity	1,282,759	—

Total liabilities and shareholders’ equity	$3,945,447	$956,027

The accompanying notes to consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Net revenues	$74,397	$1,095,763	$1,019,338	$853,019

Costs and expenses:
Educational services	64,683	644,644	640,445	546,132
General and administrative	25,967	278,500	203,813	166,990
Amortization of intangible assets	1,709	3,960	6,492	6,911

Total Costs and Expenses	92,359	927,104	850,750	720,033

Income (loss) before interest and income taxes	(17,962)	168,659	168,588	132,986
Interest (income) expense, net	14,106	(5,350)	(220)	2,475

Income (loss) before income taxes	(32,068)	174,009	168,808	130,511
Provision (benefit) for income taxes	(12,409)	73,603	67,234	53,497

Net income (loss)	$(19,659)	$100,406	$101,574	$77,014

The accompanying notes to consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Cash flows from operating activities:
Net income (loss)	$(19,659)	$100,406	$101,574	$77,014
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	5,676	58,936	58,166	48,376
Landlord allowances for tenant improvements	—	1,353	14,629	1,533
Amortization of intangibles	1,709	3,960	6,492	6,911
Non-cash charges in deferred rent	(407)	(2,127)	(692)	1,861
Non-cash charges related to lease accounting—(Note 2i)	—	—	3,821	—
Stock-based compensation expense	—	32,219	1,044	871
Excess tax benefits from share based payments	—	(5,462)	—	—
Deferred income taxes	1,199	(8,423)	424	(2,232)
Changes in current assets and liabilities:
Restricted cash	(5,293)	149	1,522	(5,819)
Receivables	14,675	(12,993)	(5,703)	(5,226)
Inventories	(363)	(182)	(545)	(128)
Other assets	(3,589)	(3,008)	(1,826)	3,154
Accounts payable	(1,533)	8,782	2,117	4,126
Accrued liabilities	(26,965)	77,286	(1,611)	27,370
Unearned tuition	(52,348)	59,440	8,927	(146)
Advance payments	64,539	(8,672)	4,158	8,611

Total adjustments	(2,700)	201,258	90,923	89,262

Net cash flows (used in) provided by operating activities	(22,359)	301,664	192,497	166,276

Cash flows used for investing activities:
Acquisition of Predecessor, net of cash acquired	(3,526,171)	—	—	—
Acquisition of subsidiaries, net of cash acquired	—	(1,333)	(12,298)	(157,777)
Expenditures for property, equipment & curriculum development	(7,664)	(57,932)	(74,883)	(82,268)
Landlord allowances for tenant improvements	—	(1,353)	(14,629)	(1,533)
Investment in marketable securities	—	(832,221)	(266,195)	—
Redemption of marketable securities	—	832,221	266,195	—
Other items, net	(233)	4,203	3,711	1,664

Net cash flows used in investing activities	(3,534,068)	(56,415)	(98,099)	(239,914)

Cash flows from financing activities:
Borrowings under revolving credit facility	210,000	—	72,500	608,245
Payments on revolving credit facility	(50,000)	(62,000)	(135,600)	(518,145)
Changes in debt balances	(91)	(3,603)	2,935	(78)
Excess tax benefits from share based payments	—	5,462	—	—
Borrowings for the acquisition of Predecessor	1,945,000	—	—	—
Debt issue costs	(59,574)	—	—	—
Capital contribution from Education Management Holdings LLC	1,300,000	—	—	—
Net proceeds received from stock option and award plans	100,186	16,450	21,169	12,018
Other	—	530	—	—

Net cash flows provided by (used in) financing activities	3,445,521	(43,161)	(38,996)	102,040
Effect of exchange rate changes on cash and cash equivalents	124	16	(156)	(631)
Net change in cash and cash equivalents	(110,782)	202,104	55,246	27,771
Cash and cash equivalents, beginning of year	374,078	171,974	116,728	88,957

Cash and cash equivalents, end of year	$263,296	$374,078	$171,974	$116,728

The accompanying notes to consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

Supplemental Disclosures of Cash Flow Information (in thousands):

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Cash paid during the period for:
Interest	$175	$674	$1,108	$1,779
Income taxes	1,001	41,037	80,182	34,233
Noncash investing and financing activities:
Expenditures in Accounts payable and Accrued liabilities at end of period for property, plant and equipment	$10,772	$8,165	$6,310	$6,538
Tax benefit for options exercised	—	5,462	10,441	10,460
Proceeds from stock option and award plans:
Proceeds received from issuance of shares and stock options exercised	$100,186	$21,912	$31,610	$22,478
Excess tax benefit for options exercised	—	(5,462)	(10,441)	(10,460)

Total proceeds from stock option and award plans	$100,186	$16,450	$21,169	$12,018

Cash paid for acquisition of subsidiaries
Fair value of:
Assets acquired	$—	$—	$—	$190,210
Liabilities assumed	—	—	—	(14,515)

	—	—	—	175,695
Cash acquired	—	—	—	(6,918)
Notes payable	—	—	11,000	(11,000)
Transaction and Merger expense	—	—	32	—
Contingent payments made	—	1,333	1,266	—

Net cash paid for acquisitions	$—	$1,333	$12,298	$157,777

The accompanying notes to consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)

	Common Stock at Par Value	Additional Paid-in Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total
Predecessor
Balance, June 30, 2003	$722	$272,702	$(1,495)	$153,368	$2,482	$427,779
Comprehensive income:
Net income	—	—	—	77,014	—	77,014
Foreign currency translation	—	—	—	—	545	545

Comprehensive income	—	—	—	—	—	77,559
Issuance of restricted stock	—	871	—	—	—	871
Exercise of stock options	13	10,101	—	—	—	10,114
Tax effect on stock option exercises	—	10,460	—	—	—	10,460
Stock issued under employee stock purchase plan	—	1,904	—	—	—	1,904

Balance, June 30, 2004	735	296,038	(1,495)	230,382	3,027	528,687
Comprehensive income:
Net income	—	—	—	101,574	—	101,574
Foreign currency translation	—	—	—	—	3,095	3,095

Comprehensive income	—	—	—	—	—	104,669
Shares exchanged under stock based plan	—	—	(296)	—	—	(296)
Issuance of restricted stock	1	1,044	—	—	—	1,045
Exercise of stock options	15	18,779	—	—	—	18,794
Tax effect on stock option exercises	—	10,441				10,441
Stock issued under employee stock purchase plan	—	2,670	—	—	—	2,670

Balance, June 30, 2005	751	328,972	(1,791)	331,956	6,122	666,010
Comprehensive income:
Net income	—	—	—	100,406	—	100,406
Foreign currency translation	—	—	—	—	2,348	2,348

Comprehensive income	—	—	—	—	—	102,754
Shares exchanged under stock based plan	—	—	(351)	—	—	(351)
Issuance of restricted stock	—	942	—	—	—	942
Restricted stock expense	—	17,176	—	—	—	17,176
Stock option expense	—	14,080	—	—	—	14,080
Exercise of stock options	8	15,338	—	—	—	15,346
Tax effect on stock compensation	—	5,463	—	—	—	5,463
Stock issued under employee stock purchase plan	1	1,985	—	—	—	1,986

Balance, May 31, 2006	$760	$383,956	$(2,142)	$432,362	$8,470	$823,406

Successor
Capital contribution from Education Management Holdings LLC	$—	$1,300,000	$—	$—	$—	$1,300,000
Comprehensive loss:
Net loss	—	—	—	(19,659)	—	(19,659)
Foreign currency translation	—	—	—	—	(66)	(66)
Unrealized gain on interest rate swaps, net of tax	—	—	—	—	2,484	2,484
Comprehensive loss	—	—	—	—	—	(17,241)

Balance, June 30, 2006	$—	$1,300,000	$—	$(19,659)	$2,418	$1,282,759

The accompanying notes to consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, GOVERNANCE AND CHANGE IN OWNERSHIP:

(a) Description of Business

Education Management LLC and its subsidiaries (the Company) is among the largest providers of postsecondary education in North America, with more than 72,000 active students as of the fall of 2005. The Company offers education through four different educational systems including online platforms at three of the four educational systems (Art Institutes, Argosy University, Brown Mackie Colleges and South University). The schools provide students a wide variety of programmatic and degree choices in a flexible learning environment. The curriculum is designed with a distinct emphasis on applied career-oriented content and is primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

(b) Government Regulations

Each of the Company’s schools located in the United States is recognized by accreditation agencies and by the U.S. Department of Education, enabling students to access federal student loans, grants and other forms of public and private financial aid. Participating institutions are required to administer Title IV program funds in accordance with the Higher Education Act and U.S. Department of Education regulations and must use diligence in approving and disbursing funds and servicing loans. In the event a participating institution does not comply with federal requirements or if student loan default rates are at a level that exceeds certain thresholds set by statute and regulation, that institution could lose its eligibility to participate in Title IV programs or could be required to repay funds determined to have been improperly disbursed. Most of the students that attend the Company’s schools participate in federal and state financial aid and assistance programs.

(c) Change in Ownership

The Company is a wholly owned subsidiary of Education Management Holdings LLC, which is wholly owned by Education Management Corporation (EDMC or the Predecessor). On June 1, 2006, EDMC was acquired by a consortium of private equity investment funds led by Providence Equity Partners and Goldman Sachs Capital Partners (together, the Sponsors). The acquisition was accomplished through the merger of EM Acquisition Corporation into EDMC, with EDMC being the surviving company (the Transaction). Although EDMC continued as the same legal entity after the Transaction, EDMC contributed substantially all of its assets and liabilities to the Company in connection with the Transaction.

Pursuant to the terms of the merger agreement, all outstanding shares of EDMC’s common stock were cancelled in exchange for $43.00 per share in cash by investment funds designated by the Sponsors. The Sponsors, together with certain other investors, became the owners of EDMC. The Transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”. See Note 3. The accompanying consolidated balance sheets and consolidated statements of operations, cash flows and shareholders’ equity are presented for the Predecessor and Successor periods, which relate to the periods preceding the Transaction (July 1, 2003 through May 31, 2006) and the period after completion of the Transaction (June 1, 2006 through June 30, 2006), respectively. Accordingly, the Predecessor periods included in the consolidated financial statements relate to EDMC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and a controlled entity. All significant intercompany transactions and balances have been eliminated.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unless otherwise specified, any reference to a “year” is to a fiscal year ended June 30th. Certain prior year balances have been reclassified to conform to the current year presentation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Estimates are used when accounting for the allowance for doubtful accounts, the allocation of purchase price to the estimated fair value of assets acquired during business combinations, depreciation, amortization, employee benefit expenses, contingencies, revenue, expenses and income tax obligations, among others during the reporting periods. Actual amounts realized and ultimately paid could differ from these estimates.

(c) Concentration of Credit Risk

The Company’s accounts receivable balances at each balance sheet date consist of amounts related to revenue from current or former students for classes which have occurred or for prior periods of occupancy in student housing facilities for which payment has not been received, along with obligations of current students for tuition, housing and other items related to academic terms in progress for which payment has not been received.

The Company extends unsecured credit for tuition and fees to a significant portion of the students enrolled at the Company’s institutions. The trade receivable balances are comprised of individually insignificant amounts due primarily from students throughout the United States and Canada. The Company determines its allowance for doubtful accounts for most locations primarily by categorizing gross receivables based upon the enrollment status (in-school student vs. out-of-school student) of the student and establishing a reserve based on the likelihood of collection, which is based upon historical experience. Student accounts are monitored through an aging process whereby past due accounts are pursued. When certain criteria are met (primarily aging past the due date by more than four months) and internal collection measures have been taken without success, the accounts of out-of-school students are placed with an outside collection agency. Student accounts in collection are fully reserved and evaluated on a case-by-case basis before being written off. If current collection trends differ significantly from historic collections, an adjustment would be required to the allowance. Historically, however, the allowance has been within the Company’s estimate of uncollectible accounts.

(d) Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. These investments are stated at cost, which, based upon the scheduled maturities, approximates market value.

Many of the schools hold funds from the United States government under various student aid grant and loan programs in separate bank accounts, and serve as trustee for the Department of Education or respective lender, guaranty agency or student borrower, as applicable. The funds held in these bank accounts are not shown as cash or restricted cash on the consolidated balance sheet until the authorization and disbursement process has occurred. Once the authorization and disbursement process to the student has been completed, the funds are transferred to unrestricted accounts and become available for use in current operations. This transfer generally occurs for the period of the academic term for which such funds were authorized with no term being more than 16 weeks in length.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U.S. Department of Education regulations require Title IV program funds received by the Company’s institutions in excess of the charges applied to the relevant students at that time to be, with these students’ permission, maintained and classified as restricted. In addition, some states have similar requirements. Restricted cash balances include $5.3 million and $1.7 million of these amounts at June 30, 2006 and 2005 respectively.

Restricted cash balances also include amounts held in escrow related to the acquisition of South University and for other encumbrances. The Company held $1.4 million and $2.7 million at June 30, 2006 and 2005, respectively, in escrow for future contingent payments related to the South University acquisition. These funds will be transferred to the previous owner upon the satisfaction of certain conditions primarily relating to the development and performance of certain health profession programs. Restricted cash balances also include $2.8 million at June 30, 2006 held to collateralize outstanding letters of credit under the Predecessor’s revolving credit facility. Outstanding letters of credit were previously collateralized by the Predecessor’s undrawn revolving credit facilities. An endowment of $0.5 million required by state law for two of the Company’s schools is also included in restricted cash at June 30, 2006 and 2005 respectively.

(e) Inventories

Inventories consist mainly of textbooks and supplies held for sale to students enrolled in the Company’s educational programs. Inventories are valued at the lower of cost (first-in, first-out) or market.

(f) Property and Equipment

Property and equipment are recorded at their estimated cost less accumulated depreciation. Buildings are depreciated over the estimated useful life of 30 years using the straight-line method. Leasehold improvement and capitalized lease costs are amortized over the shorter of the original lease term exclusive of any renewal periods, or their estimated useful lives. The majority of the Company’s property and equipment are depreciated over estimated useful lives ranging from three to ten years using the straight-line method. Accelerated depreciation methods are generally used for income tax purposes. The Predecessor applied the straight-line method using the half year convention which was not materially different than using the date the assets were placed in service.

(g) Capitalization of Internally Developed Software Cost

Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” requires the capitalization of direct costs incurred in connection with developing or obtaining software for internal use, including external direct costs of materials and services and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. See Note 4.

(h) Leases

The Company and its subsidiaries lease certain classroom, dormitory and office space as well as equipment and automobiles under operating leases. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease according to SFAS No. 13, “Accounting for Leases”, as amended. The Company also leases space from time to time on a short-term basis in order to provide specific courses or programs.

Certain of the Company’s lease agreements include tenant improvement allowances. These tenant improvement allowances are recorded as a leasehold improvement asset in property and equipment and a related deferred rent liability on the consolidated balance sheet. Leasehold improvement assets are amortized on a straight-line basis over the shorter of the term of the lease or useful life of the asset as additional depreciation expense while deferred rent liabilities are amortized over the term of the lease as a reduction to rent expense.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain of the Company’s lease agreements include rent escalation clauses, which if fixed and determinable, are recognized on a straight-line basis over the life of the lease in accordance with SFAS No. 13, as amended. Lease terms generally range from one to twenty years with one or more renewal options. For leases with renewal options, the Company records rent expense and amortizes the leasehold improvements on a straight-line basis over the original lease term, exclusive of the renewal period. When a renewal occurs, the Company records rent expense over the new term.

In March 2005, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 47, Accounting for Conditional Assets Retirement Obligations—An Interpretation of FASB Statement No. 143 which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 and therefore is applicable to the year ended June 30, 2006. The Company adopted FIN 47 in the period ended June 30, 2006 and recorded an asset of $3.1 million in capitalized lease cost and a corresponding liability in deferred rent.

During the third quarter of fiscal 2005, the Predecessor initiated a review of all of its current real estate operating leases and determined that its previous method of accounting for landlord incentives and allowances was not in accordance with guidance issued by the Securities and Exchange Commission in February 2005. The Predecessor had historically accounted for tenant improvement allowances as reductions to the related leasehold improvement asset when cash was received from the landlord. Similarly, these reimbursements were reflected as reductions to capital expenditures in investing activities on the consolidated statements of cash flows. In the past, when tenant improvement allowances were paid directly by the landlord, no accounting entries were made. At March 31, 2005, the Predecessor determined that the appropriate interpretation of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” requires these allowances to be recorded as a leasehold improvement asset and deferred rent liability on the consolidated balance sheet and as both an investing activity (addition to property and equipment, net) and component of operating activities on the consolidated statements of cash flow. Both items are amortized as a component of educational services expense. The net impact of these accounting adjustments resulted in additional net leasehold improvements and deferred rent liabilities of approximately $35.7 million and $39.5 million, respectively, at March 31, 2005. This adjustment includes approximately $14.6 million of reimbursements from landlords used to fund leasehold improvements. These reimbursements are reflected as an increase to cash flows from operations and an offsetting increase to expenditures for property and equipment (investing activities) in the accompanying consolidated statements of cash flows for fiscal 2005. The Predecessor also reviewed its leases to account for rent holidays and, and in some cases, corrected its accounting to expense rent charges from the date where the Predecessor had “possession and control” of the facility. Amortization expense for the nine months ended March 31, 2005 reflected an increase of approximately $19.5 million, while rent expense was reduced by approximately $15.7 million. The net result was a non-cash, pretax charge of approximately $3.8 million ($2.3 million after tax) reflected in educational services expense in the fiscal 2005 third quarter.

For the fiscal quarter beginning on January 1, 2006, the Predecessor adopted the FASB Staff Position FAS 13-1 “Accounting for Rental Costs incurred during a Construction Period”, which requires companies to expense rental costs associated with ground or building operating leases that are incurred during a construction period.

(i) Goodwill and Intangible Assets

The Company evaluates the recoverability of the goodwill and indefinite lived intangible assets attributable to each reporting unit as required under SFAS No. 142, “Goodwill and Other Intangible Assets”, by comparing

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the fair value of each reporting unit with its carrying value. The evaluation is performed at least annually and additionally when potential impairment indicators exist as required by SFAS No. 142. Management applies judgment when performing these evaluations to determine the financial projections used to assess the fair value of each reporting unit. The fair market value of the reporting units is estimated by applying multiples to earnings before interest, taxes and depreciation. To validate the multiples used, the Company compares the multiples to recent identified transactions where similar businesses were sold.

Effective April 1, 2005, the Predecessor changed its regional structure to form seven operating divisions by geographic locations within North America. These regions were the Northeast, Southeast, North Central, Central, South Central, Northwest and Southwest regions. Due to the reorganization of the division structure, the Predecessor reallocated goodwill for impairment testing purposes based upon the new operating division structure in the fiscal fourth quarter of 2005. In connection with the reallocation of goodwill, the Predecessor performed an impairment test as of April 1, 2005 and determined goodwill was not impaired. Shortly thereafter, in July 2005, the Predecessor refined the regional structure from seven to six operating divisions. At that time, the Predecessor completed its annual impairment test for the fiscal year beginning July 1, 2005 and determined goodwill was not impaired. The Successor maintained the same organizational structure as the Predecessor relative to determination of reporting units at June 30, 2006.

The Company evaluates the recoverability of property and equipment and intangible assets with finite lives whenever events or changes in circumstances indicate the carrying amount of any such assets may not be fully recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Changes in circumstances may include economic conditions or operating performance. When impairment indicators arise from changing conditions, the Company performs an evaluation based upon assumptions about the estimated future cash flows. If the projected undiscounted future cash flows are less than the carrying value, the Company determines the fair value of the asset based upon a discounted cash flow model or a third-party valuation. When utilizing a discounted cash flow model to determine fair value, if the discounted cash flows are less than the carrying value of the asset, an impairment loss is recognized. See Note 5 for additional information regarding the change in estimates for useful lives and fair market values of as a result of business combination accounting.

(j) Segment Reporting

At June 30, 2006, the Company operated 71 schools in North America as part of a single operating segment. The majority of the Company’s schools provide services to students utilizing similar delivery methods resulting in similar long term financial performance characteristics. The Company does not rely on any major customers as a source of revenues. The Company believes that it meets the criteria for aggregating the operations into a single reporting segment. Effective July 17, 2006, the Company reorganized its operations to a divisional structure aligned by educational systems from the existing regional management structure. The Company is currently assessing the impact this change will have on segment reporting, if any.

(k) Self-Insurance Accruals

The Company self-insures a significant portion of expected losses under medical benefit programs offered to employees. The Company also insures against a large portion of its workers’ compensation claims expense. Accruals recorded for health care benefits were $3.2 million and $3.0 million at June 30, 2006 and 2005 respectively based upon estimates of the ultimate costs to settle unpaid incurred claims, both reported and unreported. These estimates were based upon information received through third parties.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l) Foreign Currency Translation

The financial position and results of operations of the Company’s foreign subsidiaries are measured in the functional currency of these entities, Canadian dollars. Accordingly, the assets and liabilities of the foreign subsidiaries are translated to U.S. dollars using the exchange rates in effect as of the balance sheet date. Revenues and expenses are translated into U.S. dollars using the average monthly exchange rates. Translation adjustments resulting from this process are recorded as a separate component of shareholders’ equity designated as accumulated other comprehensive income in the consolidated balance sheet. Transaction gains or losses during the years presented in the financial statements were not material.

(m) Revenue Recognition

The Company’s net revenues consist of tuition and fees, student housing fees, bookstore sales, restaurant sales in connection with culinary programs, workshop fees, finance charges related to credit extended to students and sales of related study materials, reduced for student refunds and scholarships.

Tuition revenue varies based on the average tuition charge per credit hour, type of program, specific curriculum, the average student population and number of credit hours taken. The Company derived 92.2% of its net revenues from tuition and fees during the Successor period June 1, 2006 through June 30, 2006. Net revenues from tuition and fees represented 91.1%, 90.6% and 90.8% for the Predecessor period July 1, 2005 through May 31, 2006, fiscal 2005 and fiscal 2004, respectively. Bookstore and housing revenue are largely a function of the average student population.

The Company bills tuition and housing revenues at the beginning of an academic term and recognizes the revenue on a pro rata basis over the term of instruction or occupancy. For most of the Company’s programs, the academic terms and fiscal quarters are the same. Thus, unearned tuition is not significant at the end of a fiscal quarter. However, Argosy University, the Brown Mackie Colleges and to a lesser degree South University and certain Art Institutes have educational programs with academic terms with starting and ending dates that differ from the Company’s fiscal quarters. Therefore, at the end of each fiscal quarter, the Company has tuition from these academic terms where the associated revenue has not yet been earned in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”. Advance payments represent that portion of payments received but not earned and are reflected as a current liability in the accompanying consolidated balance sheets. These payments are typically related to future academic periods and are for the most part refundable.

If a student withdraws prior to the end of an academic term, the Company will refund tuition already paid that, pursuant to the respective institution’s refund policy and applicable federal and state law and accrediting agency standards, the institution is not entitled to retain.

(n) Costs and Expenses

Educational services expense consists primarily of costs related to the development, delivery and administration of the Company’s education programs. Major cost components are faculty compensation, administrative salaries, costs of educational materials, facility leases and school occupancy costs, information systems costs and bad debt expense, along with depreciation and amortization of property and equipment.

General and administrative expense consists of marketing and student admissions expenses and certain central staff departmental costs such as executive management, finance and accounting, legal, corporate development and other departments that do not provide direct services.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising costs are expensed in the fiscal year incurred and classified as general and administrative expense in the accompanying consolidated statements of operations. The Company’s advertising expense was $10.8 million for the successor period June 1, 2006 through June 30, 2006. The Predecessor recorded advertising expense of $80.6 million for the period July 1, 2005 through May 31, 2006, $63.5 million for fiscal 2005 and $46.2 million for fiscal 2004.

(o) Contingencies

The Company accrues for costs associated with contingencies related to matters affecting the Company when such costs are probable and reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies”. The Company adjusts such accruals as circumstances change or develop.

(p) Stock Compensation

Predecessor:

EDMC maintained a 1996 Stock Incentive Plan, 2003 Incentive Plan and Employee Stock Purchase Plan for directors, executive management and key personnel. Prior to July 1, 2005, EDMC accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation”. No option-based employee compensation cost was recognized in the statements of operations for the years ended June 30, 2005 or 2004, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

EDMC recorded compensation expense for stock options beginning July 1, 2005, when the Predecessor adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment,” using the modified-prospective transition method. Under that transition method, compensation cost recognized during the Predecessor period from July 1, 2005 through May 31, 2006 includes (a) compensation cost for all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods were not restated.

As a result of adopting SFAS No. 123(R), income before taxes and net income for the predecessor period July 1, 2005 through May 31, 2006 was $14.1 million and $8.1 million lower, respectively than if EDMC had continued to account for share-based compensation under APB Opinion No. 25.

Prior to the consummation of the Transaction, $18.7 million of compensation costs related to stock options and restricted stock was recorded as compensation expense. In connection with the Transaction, the remaining unrecognized compensation cost of $13.5 million was recorded as compensation expense resulting in a total non-cash charge under SFAS No. 123(R) of $32.2 million during the period from July 1, 2005 to May 31, 2006.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on the Predecessor’s net income if the Predecessor had applied the fair value recognition provisions of SFAS No. 123(R) to options granted under the Company’s stock option plans in all periods presented (dollars in thousands).

	Eleven Months ended May 31, 2006	Year ended June 30,
		2005	2004
Net income:
As reported	$100,406	$101,574	$77,014
Add: Stock-based employee compensation expense included in reported net income, net of tax	—	626	542
Deduct: Impact of SFAS 123(R), net of tax	—	(17,108)	(16,003)

Pro forma net income	$100,406	$85,092	$61,553

Weighted average fair value of options granted	$14.50	$11.75	$16.58

The Predecessor estimated the fair value of each option award on the date of grant using a Black-Scholes option valuation model and the assumptions in the following table. The risk free interest rate for the periods within the contractual life of the option was generally based on United States Treasury yields at the date of grant. The Predecessor assumed no dividend since it had historically not paid and did not expect to pay dividends in the immediate future. The Predecessor used historical option exercise and termination data behavior to estimate the expected life of an option grant. Expected volatilities were based on historical volatility of the Predecessor’s stock price.

	Eleven Months ended May 31, 2006	Year ended June 30,
		2005	2004
Risk-free interest rate	3.94%	3.62%	2.86%
Expected dividend yield	—	—	—
Expected life of options (years)	4.5	4.5	4.5
Expected volatility rate	30.90%	39.70%	53.80%

Prior to the adoption of SFAS No. 123(R), the Predecessor presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the statements of cash flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows, with a corresponding reduction in operating cash flows. The total income tax benefit recognized in the statement of operations for share-based compensation plans was $11.8 million for the period July 1, 2005 through May 31, 2006.

Successor:

In August 2006, the Company’s board of directors approved the 2006 Stock Option Plan for executive management and key personnel. No options under this plan were awarded as of June 30, 2006.

(q) Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires the recognition of deferred income tax assets and liabilities with respect to expected future income tax consequences of temporary differences between financial reporting and income tax reporting by applying enacted statutory

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

income tax rates applicable to future years to differences between the financial statement carrying amounts and the income tax basis of existing assets and liabilities. SFAS 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred income tax asset will not be realized.

(r) Recently Issued Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principles as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 eliminates the requirement to include the cumulative effect of changes in accounting principle in the income statement and instead requires that changes in accounting principle be retroactively applied. A change in accounting estimate continues to be accounted for in the period of change and future periods if necessary. A correction of an error continues to be reported by restating prior period financial statements. SFAS No. 154 is effective for the Company after July 1, 2006.

On July 13, 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the potential impact of FIN No. 48, if any.

3. BUSINESS COMBINATION:

The Transaction was completed on June 1, 2006 and was financed by a combination of equity invested by the Sponsors and other investors, borrowings under the Company’s senior secured credit facilities, the issuance by the Company and Education Management Finance Corporation of Senior Notes due 2014 and Senior Subordinated Notes due 2016 and EDMC’s cash on hand. See Note 6 for a description of the Company’s indebtedness. These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all EDMC’s shares of common stock that were issued and outstanding, immediately prior to the completion of the Transaction.

Sources and Uses:

The sources and uses of the funds for the Transaction are shown in the table below (in thousands):

Sources of funds:		Uses of funds:
Revolving credit facility	$50,000	Equity purchase price (2)	$3,380,598
Cash and cash equivalents from Predecessor (1)	374,078	Cash and cash equivalents to Successor (1)	147,750
Senior Secured term loan facilities, due 2013 at 7.63%	1,185,000	Debt issuance costs	59,574
Senior Notes due 2014 at 8.75%	375,000	Transaction costs in purchase price (3)	45,387
Senior Subordinated Notes due 2016 at 10.25%	385,000	Transaction costs incurred by Predecessor (4)	30,279
Equity contribution by Sponsors and other investors	1,300,000	Prepaid advisory fees (See Note 8)	2,932
		Other	2,558

Total sources of funds	$3,669,078	Total uses of funds	$3,669,078

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Excludes restricted cash.
(2)	The holders of outstanding shares of common stock were paid $43.00 in cash per share, in connection with the Transaction. There were no outstanding shares of preferred stock at the date of the Transaction. The equity purchase price is reduced by the stock option proceeds of $100.2 million.
(3)	Represents fees and expenses associated with the Transaction paid by the Successor including accounting, legal and investment banking fees, (including transaction fees paid to affiliates of the Sponsors); as well as other transaction costs and professional fees.
(4)	Represents fees and expenses associated with the Transaction paid by the Predecessor, including investment banking, legal and other professional fees.

Preliminary Purchase Price Allocation:

The purchase price included the $3.4 billion purchase of the outstanding common stock and settlement of stock options outstanding, and transaction costs of $105.0 million, of which $59.6 million was allocated to the cost of issuing debt while the remaining $45.4 million was included in the overall purchase price.

Under business combination accounting, the total purchase price was allocated to the Company’s net tangible and identifiable intangible assets based on their estimated fair values established by an independent appraisal firm as of June 1, 2006 as set forth below. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon valuation data at the date of the Transaction and the estimates and assumptions are subject to change.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

Property and equipment	$368,665
Other long-term assets	17,202
Intangible assets	518,666
Goodwill	2,568,034
Net current assets acquired	340,179
Deferred income tax liabilities	(217,625)
Deferred rent and other long-term liabilities	(63,895)
Debt assumed	(5,055)

Total purchase allocation	$3,526,171

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the allocation of purchase price to tangible and identifiable intangible assets, other than goodwill, is as follows:

Asset Class	FMV (in thousands)	Weighted- Average Life
Property and Equipment:
Land	$17,805	Indefinite
Buildings and improvements	71,880	26.6
Leasehold improvements and capitalized lease costs	145,362	10.3
Furniture and equipment	44,173	3.2
Technology and other equipment	64,170	3.1
Software-internal	2,417	1.5
Software-external	10,616	5.9
Library books	12,242	3.4

Total	368,665

Intangible Assets:
Tradename-Art Institute	$330,000	Indefinite
Licensing, Accreditation & Title IV Program Participation	114,000	Indefinite
Student relationships	39,000	4.5
Favorable leases	16,235	6.0
Programs	10,000	6.4
Online curriculum	6,431	3.3
Tradename-Argosy University	3,000	9.0

Total	$518,666

Unaudited pro forma financial information:

The following unaudited pro forma results of operations (in millions) assume that the Transaction occurred as of the beginning of each of the periods presented and were reflected in the Company’s results from that date. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Transaction had actually occurred at the beginning of each period presented, nor of the results that may be obtained in the future. The pro forma adjustments include the effect of purchase accounting adjustments, transaction costs (including stock-based compensation charges due to the acceleration of stock options in connection with the Transaction), interest expense and related tax effects.

	Year ended June 30,
	2006	2005
Revenue	$1,170,160	$1,019,338
Net loss	(33,396)	(56,409)

Transaction Costs incurred by Predecessor:

During the period from June 1, 2005 through May 31, 2006, the Predecessor recorded costs associated with the Transaction of $52.8 million. These costs consist of $29.4 million of accounting, investment banking, legal and other professional fees and $9.9 million of employee compensation and payroll taxes; and a $13.5 million non-cash charge for stock compensation resulting from the acceleration of stock options and restricted stock.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. PROPERTY AND EQUIPMENT:

Property and equipment consisted of the following at June 30 (in thousands):

	Successor 2006		Predecessor 2005
Asset Class		Useful Life		Useful Life
Land	$17,805		$13,069
Buildings and improvements	72,133	15 to 41	79,649	15 to 30
Leasehold improvements and capitalized lease costs	154,024	1 to 20	215,296	1 to 20
Furniture and equipment	45,273	1 to 7	71,848	7
Technology and other equipment	65,727	1 to 7	123,335	3 to 5
Software-internal	2,467	1 to 4	3,825	4
Software-external	11,538	1 to 9	13,738	3 to 10
Library books	12,845	1 to 7	17,160	10

Total	381,812		537,920
Less accumulated depreciation	5,676		212,124

Property and Equipment, net	$376,136		$325,796

The useful lives of the assets acquired by the Successor as part of the Transaction set forth above were established as a result of the allocation of fair values at June 1, 2006.

Depreciation and amortization expense was $5.7 million for the Successor period June 1, 2006 through June 30, 2006, $58.9 million for the Predecessor period July 1, 2005 through May 31, 2006, $54.0 million for fiscal 2005 and $48.4 million for fiscal 2004.

During fiscal 2005, the Predecessor recognized fixed asset impairment charges of approximately $1.6 million related to fixed assets of certain schools in the U.S. and Canada. The Predecessor’s review, based on consideration of the then current fiscal year operating results and the forecasted operating results of these locations, indicated that the estimated future cash flows were insufficient to recover the carrying value of long-lived assets. Accordingly, the Predecessor adjusted the carrying value of these long-lived assets, including leasehold improvements, to management’s estimated fair value, which was based upon fair market valuations performed by a third party and other analysis. Additionally, the Predecessor recorded a charge of $2.6 million in fiscal 2005 based on the result of detailed fixed asset physical inventory and valuation procedures.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. GOODWILL AND INTANGIBLE ASSETS:

The changes in the carrying amount of goodwill are as follows (in thousands):

Predecessor:
Balance as of June 30, 2004	$311,525
Contingent payments	1,525
Foreign currency translation	1,710

Balance as of June 30, 2005	$314,760
Acquisitions and contingent payments	1,333
Foreign currency translation	2,391

Balance as of May 31, 2006	$318,484

Successor:
Acquisition of predecessor	$2,562,974
Additional adjustments to fair value subsequent to transaction	5,060

Balance as of June 30, 2006	$2,568,034

Identifiable intangibles other than goodwill consisted of the following at June 30 (in thousands):

	Successor 2006			Predecessor 2005
Asset Class	Gross Carrying Amount	Accumulated Amortization	Useful life	Gross Carrying Amount	Accumulated Amortization	Useful life
Tradename-Art Institute	$330,000	$—	Indefinite	$—	$—	—
Tradename-Other	3,000	(28)	9.0	500	—	Indefinite
Licensing, Accreditation & Title IV Program Participation	114,000	—	Indefinite	5,153	(1,590)	2 to 17
Curriculum and programs	16,861	(369)	4 to 8	17,942	(7,367)	3 to 17
Student contracts, applications & relationships	39,000	(912)	2 to 9	12,556	(11,377)	0.5 to 4
Favorable leases and other	16,231	(400)	1 to 12	3,792	(2,110)	3 to 11

Total Intangible Assets	$519,092	$(1,709)		$39,943	$(22,444)

Capitalized costs associated with the internal development of online curriculum and programs, which are included in curriculum and programs in the above table were $0.4 million for the Successor period June 1, 2006 through June 30, 2006, $3.0 million for the Predecessor period July 1, 2005 through May 31, 2006, $3.6 million for fiscal 2005 and $2.0 million for fiscal 2004. Amortization of intangible assets was $1.7 million for the Successor period June 1, 2006 through June 30, 2006, $4.0 million for the Predecessor period July 1, 2005 through May 31, 2006, $6.5 million for fiscal 2005 and $6.9 million for fiscal 2004.

State authorizations and accreditations of the Company’s schools are renewed over time in cycles ranging from every year to up to every ten years depending upon government and accreditation regulations. The Company considers these renewal processes to be a routine aspect of the overall business and therefore assigned them an indefinite life.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization expense for amortizable intangible assets for the next five fiscal years and thereafter is as follows (in thousands):

2007	$18,839
2008	17,641
2009	15,484
2010	6,040
2011 and thereafter	15,379

Total	$73,383

6. DEBT AND DERIVATIVE INSTRUMENTS:

On June 1, 2006, in connection with the Transaction, the Company (i) entered into a new $1,485.0 million senior secured credit facility, consisting of a $1,185.0 million term loan facility with a seven year maturity and a $300.0 million revolving credit facility with a six year maturity, and (ii) issued an aggregate of $760.0 million of senior notes and senior subordinated notes. Borrowings on the revolving credit facility outstanding at June 30, 2006 are classified as short-term debt on the balance sheet as they were repaid on July 3, 2006.

Short-Term Debt:

At June 30, 2006, $160.0 million was outstanding under the $300.0 million revolving credit facility. The revolving credit facility bears interest at prime plus margin of 1.25% at June 30, 2006. The applicable margin for borrowings under the revolving credit facility can change dependent on certain leverage ratios. The Company is obligated to pay a 0.50% rate per annum commitment fee on undrawn amounts under the revolving credit facility. This commitment fee may change based on certain leverage ratios. The revolving credit facility is secured by certain of the Company’s assets and is subject to the Company’s satisfaction of certain covenants and financial ratios described below.

Prior to the completion of the Transaction, the Predecessor’s revolving credit facility allowed for borrowings up to $250.0 million. The agreement contained customary covenants that, among other matters, required EDMC to meet specified financial ratios, restrict the repurchase of common stock and limit the incurrence of additional indebtedness. Outstanding letters of credit of $2.9 million at June 30, 2005 reduced the availability of borrowings under the revolving credit facility. At June 30, 2005, EDMC had $62.0 million outstanding under this facility and was in compliance with all covenants under the agreement. The availability of borrowings under the revolving credit agreement was approximately $185 million at June 30, 2005.

Relevant information regarding borrowings under the revolving credit facility and the prior revolving credit agreement is reflected below (in thousands):

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Outstanding borrowings, end of period	$160,000	$—	$62,000	$125,100
Approximate average outstanding balance throughout the period	$12,333	$—	$300	$26,121
Approximate maximum outstanding balance during the period	$160,000	$—	$125,100	$125,100
Weighted average annual interest rate for the period	9.47%	—	4.16%	2.25%

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Term Debt:

The Company had the following long-term debt obligations as of June 30 (in thousands):

	Successor 2006	Predecessor 2005
Senior Secured term loan facilities, due 2013 at 7.63%	$1,185,000	$—
Senior Notes due 2014 at 8.75%	375,000	—
Senior Subordinated Notes due 2016 at 10.25%	385,000	—
Capital leases	3,101	3,058
Mortgage debt of consolidated entities	1,864	5,362

	1,949,965	8,420
Less current portion	12,795	4,151

Long term debt, less current portion	$1,937,170	$4,269

Senior Secured Credit Facility. The Company issued $1,185.0 million of term loans on June 1, 2006 under the senior secured credit facility. The term loans bear interest at a rate equal to LIBOR plus an applicable margin or, at the Company’s option, an applicable margin plus an alternative base rate determined by reference to the higher of (1) the prime rate of interest quoted in the Wall Street Journal Money Rates Section and (2) the federal funds rate plus  1/2 of 1%. The applicable margin for borrowings under the secured credit facility may be reduced subject to satisfying certain leverage ratios.

All obligations under the senior secured credit facilities, including the revolving credit facility, are unconditionally guaranteed by Education Management Holdings LLC and all of the Company’s subsidiaries other than subsidiaries that own or operate a school and inactive subsidiaries that have less than $100,000 of assets. The senior secured credit facilities are secured by pledges of the capital stock of the Company and each guarantor and a security interest in, and mortgages on, substantially all the tangible and intangible assets of the Company and each guarantor.

The senior secured credit facilities require the Company to prepay outstanding term loans, subject to certain exceptions, with excess cash flow and in the event of certain asset sales, casualty and condemnation events and issuances of debt. In addition, the Company is required to make installment payments on the outstanding term loans in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on June 1, 2013.

The Company utilizes interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the floating rate portion of its term debt. On June 6, 2006, the Company entered into two five year interest rate swap agreements, for the total notional amount of $750 million, in order to hedge a portion of its exposure to variable interest payments associated with the senior secured credit facilities. The interest rate swaps are for $375.0 million effective July 1, 2006 and $375.0 million effective July 3, 2006. Under the terms of the interest rate swaps, the Company receives payments based on variable interest rates based on the three month LIBOR and makes payments based on a fixed rate of 5.397%. The net receipt or payment from the interest rate swap agreements is recorded in interest expense. The interest rate swaps are designated and qualify as cash flow hedges under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. As such, the swaps are accounted for as an asset or a liability in the consolidated balance sheet at fair value, net of tax. The fair value of the swap agreements are estimated based on current settlement prices and quoted market prices of comparable contracts. For the period ended June 30, 2006, the Company recorded an unrealized after-tax gain of $2.5 million in other comprehensive income (loss) related to the change in market value on the swap agreements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to incur additional indebtedness, pay dividends and distributions on or repurchase capital stock, create liens on assets, enter into sale and leaseback transactions, repay subordinated indebtedness, make investments, loans or advances, make capital expenditures, engage in certain transactions with affiliates, amend certain material agreements, change its lines of business, sell assets and engage in mergers or consolidations. In addition, the Company is required to satisfy and maintain a maximum total leverage ratio and a minimum interest coverage ratio under the senior secured credit facilities.

Senior Notes Due 2014 and Senior Subordinated Notes 2016. The Company issued the senior notes due 2014 and senior subordinated notes due 2016 on June 1, 2006 in connection with the closing of the Transaction. The senior notes due 2014 and senior subordinated notes due 2016 are guaranteed by all of the Company’s subsidiaries other than any subsidiary that owns or operates a school or has been formed for such purpose and has no material assets.

The $375.0 million of senior notes due 2014, which bear interest at 8.75%, are senior unsecured obligations that rank senior in right of payment to future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes, including the senior subordinated notes due 2016. The senior notes (i) rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary of the Company that is not a guarantor of the senior notes.

The $385.0 million of senior subordinated notes due 2016, which bear interest at 10.25%, are unsecured senior subordinated obligations that are subordinated in right of payment to the existing and future senior debt, including the senior secured credit facilities and the senior notes due 2014. The senior subordinated notes (i) are senior in right of payment to all future subordinated debt, (ii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iii) are structurally subordinated to all obligations of each subsidiary of the Company that is not a guarantor of the senior subordinated notes.

Interest on the senior notes due 2014 and senior subordinated notes due 2016 is payable semi-annually commencing on December 1, 2006. The senior notes due 2014 and senior subordinated notes due 2016 are redeemable in whole or in part, at the option of the Company, at any time at varying redemption prices that generally include premiums, which are defined in the applicable indentures. In addition, upon a change of control, the Company is required to make an offer to redeem all of the senior notes and senior subordinated notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.

The indentures governing the senior notes due 2014 and senior subordinated notes due 2016 contain a number of covenants that restrict, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares, pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, make certain investments, enter into certain types of transactions with affiliates, create liens securing certain debt without securing the senior notes due 2014 or senior subordinated notes due 2016, as applicable, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and designate its subsidiaries as unrestricted subsidiaries.

Other Indebtedness. The Company has a 1% general partnership interest in a consolidated entity that has an outstanding mortgage on one of the Company’s leased facilities in the amount of approximately $1.9 million as

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of June 30, 2006. The Company would be required to perform under these guarantees if the subsidiary could not satisfy the obligations. The Company has no guarantees for any unconsolidated entities.

As of June 30, 2006, future annual principal payments on long-term debt related instruments are as follows (in thousands):

2007	$ 12,795
2008	12,910
2009	12,838
2010	12,567
2011 and thereafter	1,898,855

Total	$1,949,965

Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of financial instruments as of June 30:

	Successor 2006		Predecessor 2005
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fair value of interest rate swaps	$ 4,424	$ 4,424	—	—
Variable rate debt	1,185,000	1,189,444	—	—
Fixed rate debt	764,965	756,440	$8,420	$8,420

The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability will be settled in cash, approximated carrying values because of the short-term nature of these instruments. The derivative financial instrument is carried at fair value, which is based on the amount the Company would pay to terminate the agreement. The fair value and carrying amounts of the Company’s long-term debt are approximately equivalent. The fair value of the debt was determined based on a valuation provided by a qualified third party.

7. COMMITMENTS AND CONTINGENCIES:

The Company leases certain classroom, dormitory and office space as well as equipment and automobiles under operating leases that expire on various future dates. Rent expense under these leases was $8.6 million for the Successor period June 1, 2006 through June 30, 2006, $84.0 million for the Predecessor period July 1, 2005 through May 31, 2006, $73.8 million for fiscal 2005 and $80.5 million for fiscal 2004. Rent expense includes short-term commitments for student housing of $2.5 million for the Successor period June 1, 2006 through June 30, 2006, $27.3 million for the Predecessor period July 1, 2005 through May 31, 2006, $26.7 million for fiscal 2005 and $23.8 million for fiscal 2004. Certain of the Company’s operating leases contain provisions for escalating payments and options for renewal.

As of June 30, 2006, the approximate annual minimum future commitments under noncancelable, long-term operating leases are as follows (in thousands):

2007	$ 99,382
2008	85,195
2009	77,155
2010	61,237
2011 and thereafter	279,984

$602,953

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Predecessor had a management incentive compensation plan that provided for the awarding of cash bonuses to management personnel using formalized guidelines based upon the operating results of individual schools and the Company as well as other qualitative factors. The Company assumed the previous management compensation plan at the date of the Transaction. These amounts are reflected in accrued liabilities in the accompanying consolidated balance sheets.

The Art Institute of Dallas has been placed on probation by the Commission on Colleges of the Southern Association of Colleges and Schools (the “Commission”) due to the school’s failure to satisfactorily document clearly identified expected outcomes and assessments for its programs and services as required by the Commission’s institutional effectiveness comprehensive standard. The Commission, in connection with reaffirming the accreditation of The Art Institute of Dallas for a ten year period in December 2003, required the school to provide evidence of compliance with this standard by December 2005. The probationary period is through at least December 2006 and may be extended for an additional year for good cause. The Commission may remove its grant of accreditation to The Art Institute of Dallas if the school does not satisfactorily address the issues raised by the Commission. As of October 2005, approximately 1,300 students attended The Art Institute of Dallas, which is one of 32 Art Institute schools.

In addition to the matters described above, the Company is a defendant in certain legal proceedings arising out of the conduct of our business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

8. RELATED-PARTY TRANSACTIONS:

In connection with the Transaction, the Company paid the Sponsors $40.7 million in fees and expenses for financial and structural advice and analysis as well as assistance with due diligence investigations and debt financing negotiations. This amount has been allocated as debt issuance costs or included in the overall purchase price of the Transaction. Under the terms of an agreement between the Company and the Sponsors, the Company has agreed to pay the Sponsors advisory fees of $5.0 million annually. As of June 30, 2006, other current assets includes $2.5 million relating to prepaid advisory fees. This agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

South University, a wholly owned subsidiary of the Company, leases two of the buildings it occupies from two separate entities owned by the President of South University, who became an employee of the Company after the purchase of South University in July 2003. Total rental payments, which are included in educational services on the consolidated statements of operations, under these arrangements, were approximately $0.1 million for the Successor period June 1, 2006 through June 30, 2006, $1.4 million for the Predecessor period July 1, 2005 through May 31, 2006, $1.4 million for fiscal 2005 and $0.8 million for fiscal 2004.

9. EMPLOYEE BENEFIT PLANS:

The Company sponsors a retirement plan that covers substantially all employees. The Company currently matches 100% of employee contributions to the retirement plan for up to 3% of compensation and 50% of employee contributions between 4% and 6% of compensation. The provisions of the retirement plan allow forfeitures of unvested balances to be used to reduce the Company’s matching contributions. The Company recorded expense relating to the retirement plan of approximately $0.7 million for the Successor period June 1, 2006 through June 30, 2006, $8.5 million for the Predecessor period July 1, 2005 through May 31, 2006, $6.7 million for fiscal 2005 and $4.4 million for fiscal 2004.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. OTHER LONG-TERM ASSETS:

Other long-term assets consist of the following at June 30 (in thousands):

	Successor 2006	Predecessor 2005
Deferred debt fees	$58,935	$1,295
Deferred compensation plan	6,431	5,418
Cash value of life insurance, face value of $7,815 at June 30, 2006 and $7,580 at June 30, 2005	5,126	4,839
Fair value of interest rate swaps	4,424	—
Investments in federal Perkins Loan Program, net of allowance for estimated future loan losses of $1,682 and $1,682, respectively	3,718	3,718
Other	2,057	3,024

Total	$80,691	$18,294

11. ACCRUED LIABILITIES:

Accrued liabilities consist of the following at June 30 (in thousands):

	Successor 2006	Predecessor 2005
Payroll and related taxes	$32,417	$28,677
Interest	13,594	169
Advertising	7,993	4,256
Professional fees	4,208	2,479
Self-insurance accrual	3,173	3,044
Capital expenditures	2,789	2,474
Other taxes	2,378	2,247
Office services, equipment and supplies	1,801	898
Rent	573	1,423
Other	7,022	6,914

Total	$75,948	$52,581

12. TAXES

The composition of income (loss) before taxes from domestic and foreign locations is as follows (in thousands):

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Income (loss) before taxes:
Domestic	$(34,170)	$169,759	$172,838	$138,888
Foreign	2,102	4,250	(4,030)	(8,377)

	$(32,068)	$174,009	$168,808	$130,511

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the income tax provision (benefit) reflected in the accompanying consolidated statements of operations are as follows (in thousands):

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
Current taxes (benefit):
Federal	$(10,211)	$67,823	$54,445	$42,744
State & Local	(3,397)	14,203	12,365	12,985
Tax benefit of stock options	(39,656)	(5,000)	(10,441)	(10,460)

Total current tax provision (benefit)	(53,264)	77,026	56,369	45,269
Deferred tax provision	1,199	(8,423)	424	(2,232)
Tax benefit of stock options	39,656	5,000	10,441	10,460

Total provision (benefit) for income taxes	$(12,409)	$73,603	$67,234	$53,497

The provision (benefit) for income taxes reflected in the accompanying consolidated statements of operations varies from the amounts that would have been provided by applying the United States federal statutory income tax rate to earnings before income taxes as shown below:

	Successor	Predecessor
	Period from June 1, 2006 through June 30, 2006	Period from July 1, 2005 through May 31, 2006	For the fiscal years ended June 30,
			2005	2004
U.S. Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. federal income tax benefit	16.2%	7.1%	4.7%	4.5%
Increase (decrease) in valuation allowance	(10.3%)	3.4%	0.6%	3.1%
Stock options	0.0%	(5.5%)	0.0%	0.0%
Permanent items	(2.1%)	2.3%	0.0%	0.0%
Other, net	(0.1%)	0.0%	(0.5%)	(1.6%)

Effective income tax rate	38.7%	42.3%	39.8%	41.0%

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net deferred income tax assets (liabilities) consist of the following:

	Successor 2006	Predecessor 2005
Current deferred tax assets:
Allowance for doubtful accounts	$14,175	$13,480
Restricted stock and stock options	10,025	—
Other	1,337	390

Gross current deferred tax assets	25,537	13,870
Less valuation allowance	(1,892)

Total current deferred tax assets	$23,645	$13,870

Noncurrent deferred tax assets:
Deferred liabilities	$7,316	$5,255
Property and Equipment	—	4,658
Foreign and state net operating losses	6,498	9,698
Other	540	958

Gross noncurrent deferred tax assets	14,354	20,569
Less valuation allowance	(9,734)	(8,666)

Total noncurrent deferred tax assets	$4,620	$11,903

Noncurrent deferred tax liabilities:
Intangibles	$216,307	$14,048
Property and Equipment	6,775	—
Interest rate swap agreement	1,940	—

Total noncurrent deferred tax liabilities	$225,022	$14,048

Total net noncurrent deferred tax liabilities	$220,402	$2,145

The Company and its immediate parent, Education Management Holdings LLC (Holdings), were organized as single member limited liability companies. As such, the Company and Holdings are disregarded entities for federal and state income tax purposes. The predecessor consolidated group with EDMC as the parent company remains in tact for federal income tax purposes and EDMC remains the corporate taxpayer for state income tax purposes. EDMC will report in its federal and state income tax returns all of the income and expense of Holdings and the Company. Therefore, the consolidated income tax provision is computed on a basis similar to that of the Predecessor and reflects the consolidated income tax provision of EDMC and subsidiaries.

The Company recorded its assets and liabilities at fair market value in conjunction with the Transaction. As part of the business combination accounting, deferred tax liabilities of approximately $218.0 million were recorded related to the book write-up of tangible and intangible property to fair market value. Additionally, deferred tax assets of $45.0 million were recorded with respect to the business combination accounting write-up of the deferred tax asset associated with restricted stock and stock options and write-downs pertaining to unfavorable leases. Also, as a result of anticipated future state tax net operating losses arising from interest expense on acquisition-related debt, the Company has established a valuation allowance of $4.1 million against various deferred tax assets because the Company has determined that it is currently “more likely than not” that those deferred tax assets will not be realized. The overall net deferred tax impact resulting from the business combination accounting was the creation of a net deferred tax liability of $177.1 million.

At June 30, 2006, the Company had state net operating loss carry forwards of approximately $68.2 million available to offset future taxable income and a related deferred tax asset of $4.9 million. The carry forwards

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expire at varying dates beginning in fiscal 2007 through fiscal 2026. The Company has determined that it is currently “more likely than not” that the deferred tax assets associated with $53.7 million of its state net operating loss carry forwards will not be realized and has established a valuation allowance equal to the gross deferred tax asset balance of $4.0 million related to these net operating loss carry forwards. In addition, certain of the Company’s state net operating losses may be subject to annual limitation due to these states’ adoption of the ownership change limitations imposed by Internal Revenue Code Section 382 or similar state provisions, which could result in the expiration of these state net operating loss carry forwards before they can be utilized.

At June 30, 2006, the Company had Canadian net operating loss carry forwards of approximately $5.1 million available to offset future taxable income and a related deferred tax asset of $1.6 million. The carry forwards expire at varying dates beginning in fiscal 2009 through fiscal 2016. At June 30, 2006, the Company had additional Canadian deferred tax assets of $2.0 million related to temporary items. The Company has determined that it is currently “more likely than not” that the deferred tax assets related to its Canadian net operating losses and temporary items will not be realized and has established a valuation allowance equal to the gross deferred tax assets.

13. STOCK-BASED COMPENSATION:

The Predecessor maintained a 1996 Stock Incentive Plan and a 2003 Incentive Plan for directors, executive management and key personnel, which provided for the issuance of stock-based incentive awards. An aggregate of 12,000,000 and 5,400,000 shares of Common Stock were reserved for issuance under the 1996 Stock Incentive Plan and 2003 Stock Incentive Plan, respectively. Prior to fiscal 2004, options issued to employees under the 1996 Incentive Plan provide for time-based vesting over three and four years. The majority of the grants made to employees in fiscal 2004, and all grants for fiscal 2005 and the period from July 1, 2005 through May 31, 2006 provide for time-based vesting over two years.

The Predecessor also had two non-qualified management stock option plans under which options to purchase shares of Common Stock were granted to management employees prior to 1996. All outstanding options under these non-qualified plans were fully vested prior to fiscal 2004. Under the terms of the plans, the Board of Directors granted options to purchase shares at prices representing the fair market value of the shares at the time of the grant. The maximum term of all equity awards was ten years and it was the Predecessor’s policy to issue new shares upon share option exercises.

During the period from July 1, 2005 through May 31, 2006, the Predecessor granted shares of restricted stock to non-employee directors, executive management and key personnel under the 2003 Incentive Plan. The restricted stock awards entitled the holder to shares of common stock as the award vested, including in connection with a change in control of the Predecessor. The Predecessor measured the fair value of restricted stock awards based upon the market price of the underlying common stock at the date of grant. Restricted stock expense was amortized over the applicable vesting period using the straight line method. As of the date of the Transaction, 561,768 shares of restricted stock were outstanding all of which vested in connection with the Transaction. The Predecessor recognized $18.1 million of expense related to restricted stock awards for the period ended May 31, 2006.

The Predecessor also maintained an employee stock purchase plan. The employee stock purchase plan allowed eligible employees of the Predecessor to purchase, at a discount, up to an aggregate of 3,000,000 shares of common stock through periodic payroll deduction. The Predecessor issued 70,496, 110,155, and 81,239 shares of common stock under the employee stock purchase plan in fiscal 2006, 2005, and 2004, respectively. The purchase price discount for participants in the employee stock purchase plan was 15% during fiscal 2004 and 2005. The discount percentage was reduced to 5% in July 2005.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The retirement plan had an ESOP feature which permitted the Predecessor to make contributions of its common stock to the ESOP for the benefit of its employees. The Predecessor was under no further obligation to make ESOP contributions to the Plan, but may have done so at its discretion. The Predecessor did not make any ESOP contributions during the period July 1, 2005 through May 31, 2006, fiscal 2005, or fiscal 2004.

Summary of Stock Options:

	Predecessor
	Period from July 1, 2005 through May 31, 2006		For the fiscal years ended June 30,
			2005		2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of period	5,318,964	$22.28	6,848,039	$20.23	5,632,654	$11.84
Granted	32,575	32.16	276,088	30.57	3,124,214	29.68
Exercised	807,113	18.44	1,514,629	13.39	1,404,317	9.57
Forfeited	153,602	29.20	290,534	28.39	504,512	18.09

Outstanding, end of period	4,390,824	$22.82	5,318,964	$22.28	6,848,039	$20.23

Exercisable, end of period	4,390,824		3,421,058		2,513,866

All outstanding unvested stock options were fully vested and settled in connection with the Transaction.

14. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On June 1, 2006, in connection with the Transaction, the Company (i) entered into a new $1,485.0 million senior secured credit facility, consisting of a $1,185.0 million term loan facility with a seven year maturity and a $300.0 million revolving credit facility with a six year maturity, and (ii) issued an aggregate of $760.0 million of senior notes and senior subordinated notes as described in Note 6. The senior notes are jointly and severally and unconditionally guaranteed on a senior unsecured basis and the senior subordinated notes are jointly and severally and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by substantially all wholly owned domestic subsidiaries of the Company (collectively, the “Guarantors”). All other subsidiaries of the Company, either direct or indirect, do not guarantee the senior notes and senior subordinated notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the senior secured credit facilities, described in Note 6.

The following tables present the financial position, results of operations and cash flows of the Company (Parent), the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and Eliminations as of June 30, 2005 and 2006 and for the periods from July 1, 2005 to May 31, 2006 and from June 1, 2006 to June 30, 2006 and the years ended June 30, 2005 and 2004.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET (Successor)

June 30, 2006 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Assets
Current:
Cash and cash equivalents	$5,018	$170	$258,108	$—	$263,296
Restricted cash	4,766	—	5,270	—	10,036
Trade receivables, net	1,127	30	57,075	—	58,232
Inventories	—	—	6,169	—	6,169
Prepaid expenses, taxes and other current assets	17,426	207	47,837	—	65,470

Total current assets	28,337	407	374,459	—	403,203

Property and equipment, net	29,779	4,552	341,805	—	376,136
Intangible assets, net	897	81	516,405	—	517,383
Goodwill	—	—	2,568,034	—	2,568,034
Intercompany balances	2,206,170	(4,550)	(2,201,620)	—	—
Other long term assets	76,057	7	4,627	—	80,691
Investment in subsidiaries	1,105,131	—	—	(1,105,131)	—

Total assets	$3,446,371	$497	$1,603,710	$(1,105,131)	$3,945,447

Liabilities and Shareholders’ Equity
Current:
Short-term and current portion of long-term debt	$171,874	$6	$915	$—	$172,795
Accounts payable and other current liabilities	41,816	3,252	219,433	—	264,501

Total current liabilities	213,690	3,258	220,348	—	437,296

Long-term debt, less current portion	1,933,203	9	3,958	—	1,937,170
Other long term liabilities	9,149	38	58,633	—	67,820
Deferred income taxes	7,570	43	212,789	—	220,402

Total liabilities	2,163,612	3,348	495,728	—	2,662,688

Total stockholders' equity	1,282,759	(2,851)	1,107,982	(1,105,131)	1,282,759

Total liabilities and shareholders’ equity	$3,446,371	$497	$1,603,710	$(1,105,131)	$3,945,447

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS (Successor)

Period June 1, 2006 to June 30, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Net revenues	$—	$1,673	$72,724	$—	$74,397

Costs and expenses:
Educational services	4,872	33	59,778	—	64,683
General and administrative	(57,471)	1,815	81,623	—	25,967
Amortization of intangible assets	15	—	1,694	—	1,709

Total Costs and Expenses	(52,584)	1,848	143,095		92,359

Income (loss) before interest and income taxes	52,584	(175)	(70,371)	—	(17,962)
Interest expense, net	13,883	1	222	—	14,106
Equity in earnings of subsidiaries	45,308	—	—	(45,308)	—

Income (loss) before income taxes	(6,607)	(176)	(70,593)	45,308	(32,068)
Provision (benefit) for income taxes	13,052	210	(25,671)	—	(12,409)

Net income (loss)	$(19,659)	$(386)	$(44,922)	$45,308	$(19,659)

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Successor)

Period June 1, 2006 to June 30, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Cash Flow From Operating Activities
Net income (loss)	$(19,659)	$(386)	$(44,922)	$45,308	$(19,659)
Non-cash adjustments	44,629	54	8,802	(45,308)	8,177
Changes in operating assets and liabilities	(123,552)	629	112,046	—	(10,877)

Cash Flow provided by (used in) operating activities	(98,582)	297	75,926	—	(22,359)

Cash Flow From Investing Activities
Intercompany Transactions	(55,839)	(247)	56,086	—	—
Acquisition of Predecessor, net of cash acquired	(3,526,171)	—	—	—	(3,526,171)
Cash paid for property and equipment	(1,434)	(35)	(6,195)	—	(7,664)
Other investing activities		—	(233)	—	(233)

Cash provided by (used in) investing activities	(3,583,444)	(282)	49,658	—	(3,534,068)

Cash Flow From Financing Activities
Net borrowings (repayments) of long-term debt	2,104,997	(1)	(87)	—	2,104,909
Transaction activities	1,400,186	—	—	—	1,400,186
Other financing activities	(59,574)	—	—	—	(59,574)

Cash provided by (used in) financing activities	3,445,609	(1)	(87)	—	3,445,521

Effect of exchange rate changes on cash and cash equivalents	—	—	124	—	124

Increase (decrease) in cash and cash equivalents	(236,417)	14	125,621	—	(110,782)
Beginning cash and cash equivalents	241,435	156	132,487		374,078

Ending cash and cash equivalents	$5,018	$170	$258,108	$—	$263,296

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS (Predecessor)

Period July 1, 2005 to May 31, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Net revenues	$111	$8,018	$1,087,634	$—	$1,095,763

Costs and expenses:
Educational services	32,873	4,127	607,644	—	644,644
General and administrative	(9,738)	9,564	278,674	—	278,500
Amortization of intangible assets	166	—	3,794	—	3,960

Total Costs and Expenses	23,301	13,691	890,112	—	927,104

Income (loss) before interest and income taxes	(23,190)	(5,673)	197,522	—	168,659
Interest (income) expense, net	(8,127)	1	2,776	—	(5,350)
Equity in earnings of subsidiaries	(114,322)	—	—	114,322	—

Income (loss) before income taxes	99,259	(5,674)	194,746	(114,322)	174,009
Provision (benefit) for income taxes	(1,147)	(698)	75,448	—	73,603

Net income (loss)	$100,406	$(4,976)	$119,298	$(114,322)	$100,406

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING SCHEDULE OF CASH FLOWS (Predecessor)

Period July 1, 2005 to May 31, 2006

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Cash Flow From Operating Activities
Net income (loss)	$100,406	$(4,976)	$119,298	$(114,322)	$100,406
Non-cash adjustments	(105,459)	212	71,381	114,322	80,456
Changes in operating assets and liabilities	57,435	248	63,119	—	120,802

Cash flow provided by (used in) operating activities	52,382	(4,516)	253,798	—	301,664

Cash Flow From Investing Activities
Intercompany Transactions	201,506	5,666	(207,172)	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	(1,333)	—		—	(1,333)
Cash paid for property and equipment	(7,691)	(1,159)	(50,435)	—	(59,285)
Other investing activities	—	—	4,203	—	4,203

Cash provided by (used in) investing activities	192,482	4,507	(253,404)	—	(56,415)

Cash Flow From Financing Activities
Net repayments of long-term debt	(62,000)	—	(3,603)	—	(65,603)
Other financing activities	54,624	38	(32,220)	—	22,442

Cash provided by (used in) financing activities	(7,376)	38	(35,823)	—	(43,161)

Effect of exchange rate changes on cash and cash equivalents	—	—	16	—	16

Increase (decrease) in cash and cash equivalents	237,488	29	(35,413)	—	202,104
Beginning cash and cash equivalents	3,947	127	167,900		171,974

Ending cash and cash equivalents	$241,435	$156	$132,487	$—	$374,078

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

June 30, 2005 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Assets
Current:
Cash and cash equivalents	$3,947	$127	$167,900	$—	$171,974
Restricted cash	3,225	—	1,667	—	4,892
Trade receivables, net	1,857	195	55,916	—	57,968
Inventory	11	—	5,587	—	5,598
Prepaid expenses, taxes and other current assets	21,514	201	17,531	—	39,246

Total current assets	30,554	523	248,601	—	279,678

Property and equipment, net	25,421	3,605	296,770	—	325,796
Intangible assets, net	1,079	88	16,332	—	17,499
Goodwill	11,237	—	303,523	—	314,760
Intercompany balances	(307,809)	869	306,940	—	—
Other long-term assets	14,070	7	4,217	—	18,294
Investment in subsidiaries	1,009,962	—	—	(1,009,962)	—

Total assets	$784,514	$5,092	$1,176,383	$(1,009,962)	$956,027

Liabilities and Shareholders’ Equity
Current:
Short-term and current portion of long-term debt	$62,024	$6	$4,121	$—	$66,151
Accounts payable and other current liabilities	48,697	2,534	115,256	—	166,487

Total current liabilities	110,721	2,540	119,377	—	232,638

Long-term debt, less current portion	80	22	4,167	—	4,269
Other long-term liabilities	7,512	21	43,432	—	50,965
Deferred income taxes	191	54	1,900	—	2,145

Total liabilities	118,504	2,637	168,876	—	290,017

Total stockholders’ equity	666,010	2,455	1,007,507	(1,009,962)	666,010

Total liabilities and shareholders’ equity	$784,514	$5,092	$1,176,383	$(1,009,962)	$956,027

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS (Predecessor)

Fiscal Year Ended June 30, 2005

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Net revenues	$246	$9,076	$1,010,016	$—	$1,019,338

Costs and expenses:
Educational services	24,319	445	615,681	—	640,445
General and administrative	(49,311)	10,418	242,706	—	203,813
Amortization of intangible assets	181	—	6,311	—	6,492

Total Costs and Expenses	(24,811)	10,863	864,698	—	850,750

Income (loss) before interest and income taxes	25,057	(1,787)	145,318	—	168,588
Interest (income) expense, net	(3,582)	1	3,361	—	(220)
Equity in earnings of subsidiaries	(80,796)	—	—	80,796	—

Income (loss) before income taxes	109,435	(1,788)	141,957	(80,796)	168,808
Provision (benefit) for income taxes	7,861	(192)	59,565	—	67,234

Net income (loss)	$101,574	$(1,596)	$82,392	$(80,796)	$101,574

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Predecessor)

Fiscal Year Ended June 30, 2005

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Cash Flow From Operating Activities
Net income (loss)	$101,574	$(1,596)	$82,392	$(80,796)	$101,574
Non-cash adjustments	(59,298)	525	61,861	80,796	83,884
Changes in operating assets and liabilities	(19,074)	(478)	26,591	—	7,039

Cash flow provided by (used in) operating activities	23,202	(1,549)	170,844	—	192,497

Cash Flow From Investing Activities
Intercompany Transactions	33,959	(880)	(33,079)	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	(12,298)	—	—	—	(12,298)
Cash paid for property and equipment	(15,475)	2,327	(76,364)	—	(89,512)
Other investing activities	—	—	3,711	—	3,711

Cash provided by (used in) investment activities	6,186	1,447	(105,732)	—	(98,099)

Cash Flow From Financing Activities
Net borrowings (repayments) of long-term debt	(63,076)	6	2,905	—	(60,165)
Other financing activities	31,689	(13)	(10,507)	—	21,169

Cash provided by (used in) financing activities	(31,387)	(7)	(7,602)	—	(38,996)

Effect of exchange rate changes on cash and cash equivalents	—	—	(156)	—	(156)

Increase (decrease) in cash and cash equivalents	(1,999)	(109)	57,354	—	55,246
Beginning cash and cash equivalents	5,946	236	110,546	—	116,728

Ending cash and cash equivalents	$3,947	$127	$167,900	$—	$171,974

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS (Predecessor)

Fiscal Year Ended June 30, 2004

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Net revenues	$—	$11,179	$841,840	$—	$853,019

Costs and expenses:
Educational services	17,019	(384)	529,497	—	546,132
General and administrative	(40,412)	9,831	197,571	—	166,990
Amortization of intangible assets	181	—	6,730	—	6,911

Total Costs and Expenses	(23,212)	9,447	733,798	—	720,033

Income before interest and income taxes	23,212	1,732	108,042	—	132,986
Interest (income) expense, net	(618)	1	3,092	—	2,475
Equity in earnings of subsidiaries	(62,031)	—	—	62,031	—

Income (loss) before income taxes	85,861	1,731	104,950	(62,031)	130,511
Provision for income taxes	8,847	515	44,135	—	53,497

Net income (loss)	$77,014	$1,216	$60,815	$(62,031)	$77,014

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Predecessor)

Fiscal Year Ended June 30, 2004

(in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination	Consolidated
Cash Flow From Operating Activities
Net income (loss)	$77,014	$1,216	$60,815	$(62,031)	$77,014
Non cash adjustments	(53,411)	337	48,363	62,031	57,320
Changes in operating assets and liabilities	28,367	418	3,157	—	31,942

Cash flow provided by (used in) operating activities	51,970	1,971	112,335	—	166,276

Cash Flow From Investing Activities
Intercompany Transactions	2,953	4,282	(7,235)	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	(157,777)	—	—	—	(157,777)
Cash paid for property and equipment	(7,347)	(2,560)	(73,894)	—	(83,801)
Other investing activities	(1,504)	—	3,168	—	1,664

Cash provided by (used in) investing activities	(163,675)	1,722	(77,961)	—	(239,914)

Cash Flow From Financing Activities
Net borrowings (repayments) of long-term debt	90,100	—	—	—	90,100
Other financing activities	23,349	(3,592)	(7,817)	—	11,940

Cash provided by (used in) financing activities	113,449	(3,592)	(7,817)	—	102,040

Effect of exchange rate changes on cash and cash equivalents	—	—	(631)	—	(631)

Increase (decrease) in cash and cash equivalents	1,744	101	25,926	—	27,771
Beginning cash and cash equivalents	4,202	135	84,620	—	88,957

Ending cash and cash equivalents	$5,946	$236	$110,546	$—	$116,728

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	Predecessor	Successor
	September 30, 2005	June 30, 2006	September 30, 2006
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$267,493	$263,296	$206,000
Restricted cash	5,226	10,036	13,035

Total cash, cash equivalent and restricted cash	272,719	273,332	219,035

Receivables, net	51,178	50,404	56,502
Notes, advances and other	7,433	7,828	10,693
Inventories	8,677	6,169	9,181
Deferred income taxes	13,616	23,645	14,837
Prepaid income taxes	11,807	26,635	10,881
Other current assets	12,320	15,190	18,103

Total current assets	377,750	403,203	339,232

Property and equipment, net	328,666	376,136	377,914
Other long-term assets	18,669	80,691	73,011
Intangible assets, net	16,583	517,383	513,085
Goodwill	317,239	2,568,034	2,570,225

Total assets	$1,058,907	$3,945,447	$3,873,467

Liabilities and shareholders’ equity
Current Liabilities:
Current portion of long-term debt	$4,197	$12,795	$12,797
Revolver	—	160,000	—
Account payable	43,789	41,522	48,007
Accrued liabilities	45,491	75,948	81,868
Unearned tuition	56,498	36,641	64,610
Advance payments	158,457	110,390	177,830

Total current liabilities	308,432	437,296	385,112

Long-term debt, less current portion	4,656	1,937,170	1,933,987
Deferred income taxes	753	220,402	208,990
Deferred rent	46,824	61,051	63,710
Other long-term liabilities	6,635	6,769	18,744
Shareholders’ equity:
Predecessor:
Common Stock	754	—	—
Additional paid-in capital	338,691	—	—
Treasury stock at cost	(1,791)	—	—
Retained earnings	345,908	—	—
Accumulated other comprehensive income	8,045	—	—

Total Predecessor shareholders’ equity	691,607	—	—

Successor:
Capital contribution from Education Management Holdings LLC	—	1,300,000	1,300,000
Accumulated deficit	—	(19,659)	(29,406)
Accumulated other comprehensive income (loss)	—	2,418	(7,670)

Total Successor shareholder’s equity	—	1,282,759	1,262,924

Total liabilities and shareholders’ equity	$1,058,907	$3,945,447	$3,873,467

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands)

	Predecessor	Successor
	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Net revenues	$252,985	$290,515
Costs and expenses:
Educational services	171,401	184,738
General and administrative	59,442	72,614
Amortization of intangible assets	1,487	5,074

Total Costs and Expenses	232,330	262,426

Income before interest and income taxes	20,655	28,089
Interest (income) expense, net	(704)	43,989

Income (loss) before income taxes	21,359	(15,900)
Provision (benefit) for income taxes	7,407	(6,153)

Net Income (loss)	$13,952	$(9,747)

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Predecessor	Successor
	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
Cash flows from operating activities:
Net income (loss)	$13,952	$(9,747)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:

Depreciation and amortization	16,141	17,026
Landlord allowances for tenant improvements	—	31
Amortization of intangibles	1,487	5,074
Amortization of debt issuance costs	104	1,897
Non-cash charges in deferred rent	(544)	(569)
Stock-based compensation expense	6,268	—
Deferred income taxes	(1,138)	(462)
Changes in current assets and liabilities:
Restricted cash	(334)	(2,999)
Receivables	(604)	(8,964)
Inventories	(3,064)	(3,013)
Other assets	(1,321)	(461)
Accounts payable	11,140	11,084
Accrued liabilities	(1,314)	24,208
Unearned tuition	24,617	27,969
Advance payments	106,366	67,446

Total adjustments	157,804	138,267

Net cash flows provided by operating activities	171,756	128,520

Cash flows from investing activities:
Acquisition of subsidiaries	(1,333)	(205)
Expenditures for property, equipment & curriculum development	(16,171)	(22,222)
Landlord allowances for tenant improvements	—	(31)
Investment in marketable securities	—	(105,795)
Redemption of marketable securities	—	105,795
Other items, net	1,757	26

Net cash flows used in investing activities	(15,747)	(22,432)

Cash flows from financing activities:
Payments on revolving credit facility	(62,000)	(160,000)
Changes in debt balances	(17)	(3,181)
Debt issue costs	—	(163)
Net proceeds received from stock option and award plans	3,454	—

Net cash flows used in financing activities	(58,563)	(163,344)
Effect of exchange rate changes on cash and cash equivalents	(1,927)	(40)
Net change in cash and cash equivalents	95,519	(57,296)
Cash and cash equivalents, beginning of year	171,974	263,296

Cash and cash equivalents, end of year	$267,493	$206,000

Cash paid (received) during the period for:
Interest	$153	$31,967
Income taxes, net of refunds	4,166	(26,401)

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. CHANGE IN OWNERSHIP, BASIS OF PRESENTATION, NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CHANGE IN OWNERSHIP

Education Management LLC (the “Company” or “Successor”) is wholly-owned subsidiary of Education Management Holdings LLC, which is wholly owned by Education Management Corporation (the “Predecessor” or “EDMC”). On June 1, 2006 EDMC was acquired by a consortium of private investment funds led by Providence Equity Partners and Goldman Sachs Capital Partners (the “Sponsors”) through a merger of EM Acquisition Corporation into EDMC, with EDMC surviving the merger (the “Transaction”). In connection with the Transaction, each outstanding share of EDMC’s common stock (other than shares held in treasury or shares held by any of the respective subsidiaries) were cancelled and converted to the right to receive $43.00 in cash. EDMC remained as a legal entity after the Transaction but contributed substantially all of its assets and liabilities to the Company in connection with the Transaction.

The acquisition of EDMC was financed by equity invested in EM Acquisition Corporation, cash on hand, borrowings under a new senior secured credit facility by the Company and Senior Notes due 2014 and Senior Subordinated Notes due 2016 issued by the Company and Education Management Finance Corp. (a wholly-owned subsidiary of the Company).

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries have been prepared by the Company’s management in accordance with generally accepted accounting principles for interim financial information and applicable rules and regulations of the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for annual financial statements. The unaudited condensed consolidated financial statements included herein contain all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to present fairly the financial position of as of September 30, 2006, June 30, 2006 and September 30, 2005, the statements of operations for the three months ended September 30, 2006 and 2005 and the statements of cash flows for the three months ended September 30, 2006 and 2005. The statement of operations for the three months ended September 30, 2006 and 2005 are not necessarily indicative of the results to be expected for a full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Registration Statement on Form S-4 and the Amendment to Form S-4 as filed with the Securities and Exchange Commission (“SEC”). The accompanying condensed consolidated balance sheet at June 30, 2006 has been derived from the consolidated audited balance sheet included in the Company’s S-4 Registration Statement as filed with the SEC.

NATURE OF OPERATIONS

The Company is among the largest providers of postsecondary education in North America, with more than 80,300 active students as of the fall of 2006. The Company offers education through four different educational systems (The Art Institutes, Argosy University, Brown Mackie Colleges and South University) and through online platforms at three of the four educational systems. The schools provide students a wide variety of programmatic and degree choices in a flexible learning environment. The curriculum is designed with a distinct emphasis on applied career-oriented content and is primarily taught by faculty members that possess practical and relevant professional experience in their respective fields.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SEASONALITY

The Company’s quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall, the Company’s fiscal second quarter, when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The fiscal first quarter is typically the lowest revenue quarter due to student vacations. The seasonality of the Company’s business has decreased over the last several years due to an increased percentage of students at the Company’s schools enrolling in Bachelor’s programs.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on assumptions that management believes to be reasonable under the circumstances, the results of which form a basis for making judgments about the carrying value of assets and liabilities that are not readily available from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, management believes that its estimates are reasonable and that the actual results will not vary significantly from the estimated amounts.

The following significant accounting policies relate to the more significant judgments and estimates used in the preparation of the condensed consolidated financial statements:

Allowances for Doubtful Accounts

The Company determines its allowance for doubtful accounts for most locations primarily by categorizing gross receivables based upon enrollment status (in-school vs. out-of-school) of the student and establishing a reserve based on the likelihood of collection, considering the Company’s historical experience. Student accounts are monitored through an aging process whereby past due accounts are pursued. When certain criteria are met (primarily aging past the due date by more than four months) and internal collection measures have been taken without success, the accounts of former students are placed with an outside collection agency.

Derivative Financial Instruments

The Company utilizes interest rate swap agreements, which are contractual agreements to exchange payments based on underlying interest rates, to manage the floating rate portion of its term debt. The interest rate swaps are designated and qualify as cash flow hedges under Statement on Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. As such, the swaps are accounted for as an asset or a liability in the condensed consolidated balance sheet at fair value, net of tax. The fair value of the swap agreements are estimated based on current settlement prices and quoted market prices of

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

comparable contracts. The Company currently does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.

Long Lived Assets

Property and equipment are recorded at their estimated cost less accumulated depreciation. Buildings are depreciated over the estimated useful life of 30 years using the straight-line method. Leasehold improvement and capitalized lease costs are amortized over the shorter of the original lease term exclusive of any renewal periods, or their estimated useful lives. The majority of the Company’s property and equipment are depreciated over estimated useful lives ranging from three to ten years using the straight-line method. Accelerated depreciation methods are generally used for income tax purposes. The Company evaluates the recoverability of property and equipment with finite lives whenever events or changes in circumstances indicate the carrying amount of such assets may not be fully recoverable in accordance with SFAS No. 144 “Accounting for Impairment or Disposal of Long-Lived Assets”.

Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the use of the asset and liability method. Under this method, deferred tax assets and liabilities result from (i) temporary differences in the recognition of income and expense for financial and federal income tax reporting requirements, and (ii) differences between the recorded value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases. SFAS No. 109 also requires that deferred income tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred income tax asset will not be realized.

Goodwill and Other Identifiable Intangible Assets

The Company evaluates the recoverability of the goodwill and indefinite lived intangible assets attributable to each reporting unit as required under SFAS No. 142, “Goodwill and Other Intangible Assets”, by comparing the fair value of each reporting unit with its carrying value. The evaluation is performed at least annually and additionally when potential impairment indicators exist as required by SFAS No. 142. Management applies judgment when performing these evaluations to determine the financial projections used to assess the fair value of each reporting unit.

Leases

The Company leases most of its administrative and educational facilities under operating lease agreements. Before entering into a lease, an analysis is performed to determine whether a lease should be classified as a capital or an operating lease according to SFAS No. 13, “Accounting for Leases”, as amended.

Contingencies

The Company accrues for contingent obligations when it is probable that a liability is incurred and the amount is reasonably estimable. As facts concerning contingencies become known, management reassesses its position and makes appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include tax, legal, and other regulatory matters, which are subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Revenue Recognition

The Company bills tuition and housing revenues at the beginning of an academic term and recognize the revenue on a pro rata basis over the term of instruction or occupancy. For most of the Company’s programs, the academic and fiscal quarters are the same; therefore, unearned revenue is not significant at the end of fiscal quarter. However, Argosy University and Brown Mackie College and to a lesser degree South University and certain Art Institutes have educational programs with starting and ending dates that differ from the Company’s fiscal quarters. Therefore, at the end of the fiscal quarter, the Company has revenue from these programs that has not yet been earned in accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”.

Segment Reporting

Effective July 17, 2006, the Company reorganized its operations to a divisional structure aligned by educational systems from the previous regional management structure. The majority of the Company’s schools across these educational systems provide services to students utilizing similar delivery methods resulting in similar long term financial performance characteristics. The Company does not rely on any major customers as a source of revenues. Further, the chief operating decision maker, as defined by SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”, allocates resources and assesses the performance of the Company at the school level. The Company believes that it meets the criteria for aggregating the operations into a single reportable segment.

2. EQUITY-BASED PAYMENT

Successor:

In August 2006, EDMC’s board of directors approved the 2006 Stock Option Plan, which authorizes equity awards to be granted for up to 1,368,421 shares of common stock. Under this plan, certain management and key employees of the Company have or will be granted a combination of time-based options and performance-based options to purchase common stock issued by the Company. Time-based options generally vest ratably over a five year period on the anniversary of the date of the grant. Performance-based options vest upon the attainment of specified returns on invested capital in EDMC. Time-based and performance-based options generally vest upon a change in control, subject to certain conditions, and expire ten years from the date of grant. Both the time-based and performance-based grants are subject to performance conditions under SFAS No. 123R “Share-Based Payment” (“SFAS No. 123R”) that define certain events that must occur in order for the participants to receive fair market value for their options.

During the three months ended September 30, 2006, EDMC granted options to certain executive officers to purchase approximately 478,947 shares of common stock. The strike price on these options was equal to the market value at the date of grant. At September 30, 2006, the Company considered the realization events entitling these participants to fair value for their shares to be less than probable in accordance with SFAS No. 5, “Accounting for Contingencies”. Accordingly, under SFAS No. 123R, compensation expense of the grants is not recognized until one of these performance conditions become probable. Further, no time-based or performance-based options are currently exercisable.

EDMC’s Amended and Restated Shareholders’ Agreement contains a call right that gives the Company the option, not obligation, to purchase shares held by certain shareholders obtained through the exercise of stock options who terminate employment with the Company. The purchase price of EDMC’s call option depends on the circumstances under which an employee terminates employment.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

In September 2006, EDMC’s board of directors approved the Voluntary Executive Common Stock Purchase Plan. The plan enabled certain employees and directors of the Company to acquire up to an aggregate of 220,000 shares of common stock of EDMC. Approximately 175,000 share of common stock of EDMC were purchased pursuant to the plan at a purchase price of $50.00 per share.

Predecessor:

The Predecessor maintained a 1996 Stock Incentive Plan, 2003 Incentive Plan and Employee Stock Purchase Plan for directors, executive management and key personnel. The Predecessor adopted the modified-prospective method of SFAS No. 123R, as of July 1, 2005, which requires companies to record equity compensation expense for all unvested and new awards as of the adoption date. Under the modified-prospective transition method of SFAS No. 123R, equity based compensation cost recognized during the Predecessor period for the three months ended September 30, 2005 included compensation cost for all equity-based payments granted prior to, but not yet vested as of September 30, 2005 that vested during the period, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123.

3. BUSINESS COMBINATION

As described in Note 1 the Transaction was completed on June 1, 2006 and was financed by a combination of equity invested by the Sponsors and other investors, borrowings under the Company’s senior secured credit facility, the issuance by the Company and Education Management Finance Corp. of Senior Notes due 2014 and Senior Subordinated Notes due 2016, and EDMC’s cash on hand. These funds, net of proceeds from the exercise of outstanding stock options, were used to purchase all of EDMC’s shares of common stock that were issued and outstanding immediately prior to the completion of the Transaction at $43.00 per share.

Goodwill

The Company made certain adjustments to the allocation of the purchase price during the three months ended September 30, 2006. The preliminary allocation of the purchase price for property and equipment, intangible assets and deferred income taxes were based on valuation data and management’s estimates and assumptions, which are subject to change during the allocation period as more information becomes available. The following table summaries changes in goodwill (dollars in thousands).

Goodwill at June 30, 2006	$2,568,034
Adjustments related to the transaction	2,191

Balance at September 30, 2006	$2,570,225

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

4. INTANGIBLE ASSETS

The Company accounts for its goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The Company reviews intangible assets with an identifiable useful life for impairment when indicators of impairment exist, as defined by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Annually, or more frequently if necessary, the Company evaluates goodwill for impairment with any resulting impairment reflected as an operating expense. Intangible assets consisted of the following amounts (dollars in thousands):

	September 30, 2006			June 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Useful life	Gross Carrying Amount	Accumulated Amortization
Asset Class
Tradename-Art Institute	$330,000	—	Indefinite	$330,000	—
Tradename-Other	3,000	(111)	9	3,000	(28)
Licensing, Accreditation & Title IV Program Participation	114,205	—	Indefinite	114,000	—
Curriculum and programs	17,434	(1,453)	4 to 8	16,861	(369)
Student contracts, applications & relationships	39,000	(3,648)	2 to 9	39,000	(912)
Favorable leases and other	16,229	(1,571)	1 to 12	16,231	(400)

Total Intangible Assets	$519,868	($6,783)		$519,092	($1,709)

Amortization of intangible assets for the three months ended September 30, 2006 and 2005 was approximately $5.1 million, and $1.5 million, respectively. Based on the fair value of the Company’s intangible assets at September 30, 2006, total estimated amortization of all acquisition related intangible assets for the remainder of the year ended June 30, 2007 and for each of the years ended June 30, 2008 through 2011 is as follows (dollars in thousands):

Fiscal years	Amortization Expense (in thousands)
2007 (remainder)	$13,765
2008	17,641
2009	15,484
2010	6,040
2011	4,518

5. COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consisted of the following (dollars in thousands):

	Predecessor	Successor
	For the three months ended September 30,
	2005	2006
Net income (loss)	$13,952	$(9,747)
Other comprehensive income (loss):
Foreign currency translation	1,923	(14)
Unrealized loss on interest rate swaps, net of tax	—	(10,074)

Comprehensive income (loss)	$15,875	$(19,835)

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

Accumulated other comprehensive loss represents the foreign currency translation adjustment and the unrealized loss on interest rate swaps, net of tax benefit of approximately $5.9 million at September 30, 2006.

6. NEW ACCOUNTING STANDARDS NOT YET ADOPTED

On July 13, 2006, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (“FIN No. 48”) which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the potential impact of FIN No. 48, if any.

On September 15, 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company is in the process of evaluating the potential impact of SFAS No. 157, if any.

7. DEBT AND DERIVATIVE INSTRUMENTS

Debt consisted of the following at September 30, 2005, June 30, 2006 and September 30, 2006 (dollars in thousands):

	Predecessor	Successor
	September 30, 2005	June 30, 2006	September 30, 2006
Revolving credit facility	$—	$160,000	$—
Senior secured term loan facility, due 2013	—	1,185,000	1,182,038
Senior notes due 2014 at 8.75%	—	375,000	375,000
Senior subordinated notes due 2016 at 10.25%	—	385,000	385,000
Capital leases	3,513	3,101	2,882
Mortgage debt of consolidated entities	5,340	1,864	1,864

Total debt	8,853	2,109,965	1,946,784
Less current portion	4,197	12,795	12,797

Total long term debt, less current portion	$4,656	$2,097,170	$1,933,987

The interest rate on the senior secured term loan facility was 9.75% and 7.63% at September 30, 2006 and June 30, 2006, respectively. The Company borrowed at the prime rate plus an applicable margin from September 29, 2006 through October 2, 2006 to synchronize the reset dates of the facility with its interest rate swap agreements. There were no outstanding borrowings under the revolver as of September 30, 2006. Borrowings on the revolving credit facility outstanding at June 30, 2006 of $160.0 million were classified as short-term debt on the June 30, 2006 balance sheet as they were repaid on July 3, 2006. The Company had borrowed under the revolving credit facility to satisfy certain year-end regulatory financial ratios at June 30, 2006. There were no borrowings under the Predecessor’s revolving credit facility at September 30, 2005. The Company had outstanding letters of credit $2.2 million at September 30, 2006 reducing the availability of

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

borrowings under the revolving credit facility. The Predecessor had outstanding letters of credit of $2.9 million at September 30, 2005.

Other Indebtedness

The Company has a 1% general partnership interest in a consolidated entity that has an outstanding mortgage on one of the Company’s leased facilities in the amount of approximately $1.9 million as of September 30, 2006. The Company would be required to perform under these guarantees if the subsidiary could not satisfy the obligations. The Company has no guarantees for any unconsolidated entities.

Derivative Instruments

The Company recorded an unrealized after-tax loss of $10.1 million in other comprehensive loss related to the change in market value on the swap agreements for the three months ended September 30, 2006. This cumulative unrealized loss, which is included in other comprehensive loss, may be recognized in the statement of operations if certain terms of the senior secured credit facility change, if the loan is extinguished or if the swap agreements are terminated prior to maturity.

8. INCOME TAXES

The effective tax rate was 38.7% and 34.7% for the three months ended September 30, 2006 and 2005 for the Company and the Predecessor, respectively. The effective tax rate for the year end June 30, 2006 was 38.7%. The effective income tax rate is based upon the estimated income for the year, the composition of income in different countries and states, and adjustments, if any, in the applicable quarterly periods for the potential tax consequences, benefits, resolutions of tax audits and other discrete tax items.

The effective rates varied from the combined federal and state statutory rates due primarily to valuation allowances and expenses that are non-deductible for tax purposes. The increase in the rate as compared to the three months ended September 30, 2005 was primarily due to the reversal of deferred state tax liabilities during the three months ended September 30, 2005 that resulted from Ohio’s adoption of a gross receipts based tax in place of its corporate income tax as well as the recording of a benefit related to refunds claimed for certain state tax credits arising from prior open years. The effective rate for the three months ended September 30, 2006 was favorably impacted by the disproportionate growth of taxable income in states with lower tax rates.

9. CONTINGENCIES

In December 2005, The Art Institute of Dallas was placed on probation by the Commission on Colleges of the Southern Association of Colleges and Schools (the “Commission”) due to the school’s failure to satisfactorily document clearly identified expected outcomes and assessments for its programs and services as required by the Commission’s institutional effectiveness comprehensive standard. The Commission, in connection with reaffirming the accreditation of The Art Institute of Dallas for a ten year period in December 2003, required the school to provide evidence of compliance with this standard by December 2005.

The Art Institute of Dallas submitted a report to the Commission documenting its progress in complying with the institutional effectiveness comprehensive standard in September 2006. The Commission Committee will consider the report and the results of a site visit at the school at a meeting to be held in December 2006. The Commission may take one of three actions at the December 2006 meeting: take the school off probation; extended the current probationary period for an additional year for good cause; or remove its grant of

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

accreditation if the Commission determines that the school has not satisfactorily addressed the issues raised by the Commission. As of October 2006, approximately 1,400 students attended The Art Institute of Dallas, which is one of 32 Art Institute schools.

In addition to the matters described above, the Company is a defendant in certain legal proceedings arising out of the conduct of our business. In the opinion of management, based upon an investigation of these claims and discussion with legal counsel, the ultimate outcome of such legal proceedings, individually and in the aggregate, will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

10. RELATED PARTY TRANSACTIONS

The Company is obligated to pay the Sponsors and Leeds Equity Partners an aggregate of $5.0 million in advisory fees each year. The Company has recognized approximately $1.25 million of the expense for the three months ended September 30, 2006.

At September 30, 2006, the Company held approximately $5.7 million in cash related to the EDMC Voluntary Executive Common Stock Purchase Plan. This cash is invested short-term marketable securities by the Company on behalf of EDMC.

11. SUBSEQUENT EVENTS

On October 12, 2006, the Company issued a letter of credit to the Department of Education for approximately $87.9 million. The U.S. Department of Education requires the Company to maintain the letter of credit due to the Company’s failure to satisfy certain regulatory financial ratios after giving effect to the Transaction. The letter of credit has reduced the availability of the Company to borrow funds under its revolving credit facility.

On October 30, 2006, GE Commercial Finance, a division of General Electric Company, made an investment in EDMC.

12. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On June 1, 2006, in connection with the Transaction, the Company issued an aggregate of $760.0 million of Senior Notes due 2014 and Senior Subordinated Notes due 2016. The Senior Notes due 2014 and Senior Subordinated Noted due 2016 are fully and unconditionally guaranteed by all of the Company’s existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purposes and has no material assets (collectively, the “Guarantors”). All other subsidiaries of the Company, either direct or indirect, do not guarantee the Senior Notes due 2014 and Senior Subordinated Notes due 2016 (“Non-Guarantors”).

The following tables present the financial position, results of operations and cash flows of the Company or the Predecessor, as applicable, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and Eliminations as of September 30, 2006, June 30, 2006 and September 30, 2005 and for the three months ended September 30, 2006 and 2005.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET (Successor)

September 30, 2006 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$200,714	$98	$5,188	$—	$206,000
Restricted cash	2,281	—	10,754	—	13,035
Notes, advances and trade receivables, net	1,338	35	65,822	—	67,195
Inventories	—	—	9,181	—	9,181
Prepaid expenses, taxes and other current assets	9,028	147	34,646	—	43,821

Total current assets	213,361	280	125,591	—	339,232

Property and equipment, net	29,276	4,596	344,042	—	377,914
Intangible assets, net	852	79	512,154	—	513,085
Goodwill	—	—	2,570,225	—	2,570,225
Intercompany balances	1,854,713	(7,459)	(1,847,254)	—	—
Other long term assets	74,212	9	(1,210)	—	73,011
Investment in subsidiaries	1,130,825	—	—	(1,130,825)	—

Total assets	$3,303,239	$(2,495)	$1,703,548	$(1,130,825)	$3,873,467

Liabilities and shareholder’s equity
Current:
Short-term and current portion of long-term debt	$11,875	$6	$916	$—	$12,797
Accounts payable, accrued and other current liabilities	71,526	973	299,816	—	372,315

Total current liabilities	83,401	979	300,732	—	385,112

Long-term debt, less current portion	1,930,235	6	3,746	—	1,933,987
Other long term liabilities	21,050	39	61,365	—	82,454
Deferred income taxes	5,629	43	203,318	—	208,990

Total liabilities	2,040,315	1,067	569,161	—	2,610,543

Total shareholder’s equity	1,262,924	(3,562)	1,134,387	(1,130,825)	1,262,924

Total liabilities and shareholder’s equity	$3,303,239	$(2,495)	$1,703,548	$(1,130,825)	$3,873,467

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET (Successor)

June 30, 2006 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$5,018	$170	$258,108	$—	$263,296
Restricted cash	4,766	—	5,270	—	10,036
Notes, advances and trade receivables, net	1,127	30	57,075	—	58,232
Inventories	—	—	6,169	—	6,169
Prepaid expenses, taxes and other current assets	17,426	207	47,837	—	65,470

Total current assets	28,337	407	374,459	—	403,203

Property and equipment, net	29,779	4,552	341,805	—	376,136
Intangible assets, net	897	81	516,405	—	517,383
Goodwill	—	—	2,568,034	—	2,568,034
Intercompany balances	2,206,170	(4,550)	(2,201,620)	—	—
Other long term assets	76,057	7	4,627	—	80,691
Investment in subsidiaries	1,105,131	—	—	(1,105,131)	—

Total assets	$3,446,371	$497	$1,603,710	$(1,105,131)	$3,945,447

Liabilities and shareholder’s equity
Current:
Short-term and current portion of long-term debt	$171,874	$6	$915	$—	$172,795
Accounts payable, accrued and other current liabilities	41,816	3,252	219,433	—	264,501

Total current liabilities	213,690	3,258	220,348	—	437,296

Long-term debt, less current portion	1,933,203	9	3,958	—	1,937,170
Other long term liabilities	9,149	38	58,633	—	67,820
Deferred income taxes	7,570	43	212,789	—	220,402

Total liabilities	2,163,612	3,348	495,728	—	2,662,688

Total shareholder’s equity	1,282,759	(2,851)	1,107,982	(1,105,131)	1,282,759

Total liabilities and shareholder’s equity	$3,446,371	$497	$1,603,710	$(1,105,131)	$3,945,447

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET (Predecessor)

September 30, 2005 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current:
Cash and cash equivalents	$259,693	$68	$7,732	$—	$267,493
Restricted cash	1,877	—	3,349	—	5,226
Notes, advances and trade receivables, net	809	30	57,772	—	58,611
Inventories	11	—	8,666	—	8,677
Prepaid expenses, taxes and other current assets	22,609	126	15,008	—	37,743

Total current assets	284,999	224	92,527	—	377,750

Property and equipment, net	26,545	3,827	298,294	—	328,666
Intangible assets, net	1,033	86	15,464	—	16,583
Goodwill	11,237	—	306,002	—	317,239
Intercompany balances	(609,115)	(1,241)	629,025	—	18,669
Other long term assets	15,938	10	(15,948)	—	—
Investment in subsidiaries	1,021,953	—	—	(1,021,953)	—

Total assets	$752,590	$2,906	$1,325,364	$(1,021,953)	$1,058,907

Liabilities and shareholders’ equity
Current:
Short-term and current portion of long-term debt	$23	$6	$4,168	$—	$4,197
Accounts payable, accrued and other current liabilities	52,903	1,563	249,769	—	304,235

Total current liabilities	52,926	1,569	253,937	—	308,432

Long-term debt, less current portion	75	21	4,560	—	4,656
Other long term liabilities	7,790	17	45,652	—	53,459
Deferred income taxes	192	54	507	—	753

Total liabilities	60,983	1,661	304,656	—	367,300

Total shareholders’ equity	691,607	1,245	1,020,708	(1,021,953)	691,607

Total liabilities and shareholders’ equity	$752,590	$2,906	$1,325,364	$(1,021,953)	$1,058,907

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Successor) For the three months ended September 30, 2006 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$2,874	$287,641	$—	$290,515
Cost and expenses:
Educational services	6,974	1,870	175,894	—	184,738
General and administrative	(8,722)	1,715	79,621	—	72,614
Amortization of intangible assets	45	—	5,029	—	5,074

Total costs and expenses	(1,703)	3,585	260,544	—	262,426

Income (loss) before interest and income taxes	1,703	(711)	27,097	—	28,089
Interest expense, net	43,274	—	715	—	43,989
Equity in earnings of subsidiaries	(25,694)	—	—	25,694	—

Income (loss) before income taxes	(15,877)	(711)	26,382	(25,694)	(15,900)
Benefit for income taxes	(6,130)	—	(23)	—	(6,153)

Net income (loss)	$(9,747)	$(711)	$26,405	$(25,694)	$(9,747)

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Predecessor)

For the three months ended September 30, 2005 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net revenues	$—	$3,140	$249,845	$—	$252,985
Cost and expenses:
Educational services	9,217	2,015	160,169	—	171,401
General and administrative	(7,385)	2,229	64,598	—	59,442
Amortization of intangible assets	45	—	1,442	—	1,487

Total costs and expenses	1,877	4,244	226,209	—	232,330

Income (loss) before interest and income taxes	(1,877)	(1,104)	23,636	—	20,655
Interest (income) expense, net	(1,450)	—	746	—	(704)
Equity in earnings of subsidiaries	(11,991)	—	—	11,991	—

Income (loss) before income taxes	11,564	(1,104)	22,890	(11,991)	21,359
Provision (benefit) for income taxes	(2,388)	106	9,689	—	7,407

Net income (loss)	$13,952	$(1,210)	$13,201	$(11,991)	$13,952

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Successor) For the three months ended September 30, 2006 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations		Consolidated
Cash Flow From Operating Activities
Net income (loss)	$(9,747)	$(711)	$26,405		$(25,694)	$(9,747)
Non-cash adjustments	(22,544)	55	19,792		25,694	22,997
Changes in operating assets and liabilities	41,743	(2,233)	75,760		—	115,270

Cash Flow provided by (used in) operating activities	9,452	(2,889)	121,957		—	128,520

Cash Flow From Investing Activities
Intercompany Transactions	352,618	2,916	(355,534)		—	—
Acquisition of Predecessor, net of cash acquired	—	—	(205)		—	(205)
Cash paid for property and equipment	(3,139)	(96)	(19,018)		—	(22,253)
Other investing activities	(105)	—	131		—	26

Cash provided by (used in) investing activities	349,374	2,820	(374,626)		—	(22,432)

Cash Flow From Financing Activities
Net repayments of long-term debt	(162,967)	—	(214)		—	(163,181)
Transaction activities	—	—	—		—	—
Other financing activities	(163)	(3)	3		—	(163)

Cash provided by (used in) financing activities	(163,130)	(3)	(211)		—	(163,344)

Effect of exchange rate changes on cash and cash equivalents	—	—	(40)		—	(40)

Increase (decrease) in cash and cash equivalents	195,696	(72)	(252,920)		—	(57,296)
Beginning cash and cash equivalents	5,018	170	258,108			263,296

Ending cash and cash equivalents	$200,714	$98	$5,188	$	— $	206,000

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(UNAUDITED)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Predecessor) For the three months ended September 30, 2005 (in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flow From Operating Activities
Net income (loss)	$13,952	$(1,210)	$13,201	$(11,991)	$13,952
Non-cash adjustments	(5,789)	63	16,053	11,991	22,318
Changes in operating assets and liabilities	5,412	(738)	130,812		135,486

Cash Flow provided by (used in) operating activities	13,575	(1,885)	160,066	—	171,756

Cash Flow From Investing Activities
Intercompany Transactions	301,341	2,110	(303,451)	—	—
Acquisition of Predecessor, net of cash acquired	—	—	(1,333)	—	(1,333)
Cash paid for property and equipment	(2,541)	(283)	(13,347)	—	(16,171)
Other investing activities	1,923	—	(166)	—	1,757

Cash provided by (used in) investing activities	300,723	1,827	(318,297)	—	(15,747)

Cash Flow From Financing Activities
Net borrowings (repayments) of long-term debt	(62,006)	—	(11)	—	(62,017)
Transaction activities	—	—	—	—	—
Other financing activities	3,454	(1)	1	—	3,454

Cash provided by (used in) financing activities	(58,552)	(1)	(10)	—	(58,563)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,927)	—	(1,927)

Increase (decrease) in cash and cash equivalents	255,746	(59)	(160,168)	—	95,519
Beginning cash and cash equivalents	3,947	127	167,900	—	171,974

Ending cash and cash equivalents	$259,693	$68	$7,732	$—	$267,493

SCHEDULE II

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Additions Charged to Expenses	Deductions	Other (a)	Balance at End of Period
Allowance accounts for:

Year ended June 30, 2004
Uncollectable accounts receivable	$26,837	$22,423	$8,357	$—	$40,903
Estimated future loan losses	1,362	172	—	—	1,534
Deferred tax asset valuation allowance	3,578	4,065	—	—	7,643

Year ended June 30, 2005					—
Uncollectable accounts receivable	$40,903	$28,017	$36,096	$—	$32,824
Estimated future loan losses	1,534	147	—	—	1,681
Deferred tax asset valuation allowance	7,643	1,023	—	—	8,666

Year ended June 30, 2006
Uncollectable accounts receivable	$32,824	$23,027	$18,853	$(1,606)	$35,392
Estimated future loan losses	1,681	—	—	—	1,681
Deferred tax asset valuation allowance	8,666	1,068	—	—	9,734

(a)	Ai allowance for uncollectable accounts reserve revaluation in connection with Transaction

S-1

Education Management LLC

Education Management Finance Corp.

Offers to Exchange

$375,000,000 principal amount of its 8 3/4% Senior Notes due 2014 and $385,000,000 principal amount of its 10 1/4% Senior Subordinated Notes due 2016, each of which has been registered under the Securities Act of 1933, for any and all of its outstanding 8 3/4% Senior Notes due 2014 and 10 3/4% Senior Subordinated Notes due 2016, respectively.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Education Management Finance Corp. and Brown Mackie Holding Company are each incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of Education Management Finance Corp. and Brown Mackie Holding Company provide for indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the full extent permitted by the DGCL, as amended from time to time.

(b) Education Management LLC is a limited liability company organized under the laws of Delaware

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

In accordance with this provisions, the Limited Liability Company Agreement of Education Management LLC state that the company shall indemnify, defend and hold harmless the member and any director, officer, partner, stockholder, controlling person or employee of the member, each member of the board of managers and any person serving at the request of the company from any liability, loss or damage incurred by the indemnified party by reason of any act performed or omitted to be performed by the indemnified party in connection with the business of the company including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided however, that if the liability, loss, damage or claim arises out of any action or inaction of an indemnified party, indemnification shall be available only if (a) either (i) the indemnified party, at the time of such action or inaction determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the company or (ii) in the case of inaction by the indemnified party, the indemnified party did not intend its, his or her inaction to be harmful or opposed to the best interests of the company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the indemnified party.

(c) Higher Education Services, Inc. is incorporated under the laws of Georgia

Section 14 of the Georgia Business Corporation Code states that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. A corporation may not indemnify a director under this Code section: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. The Code further states that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director.

A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and f he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes appropriation, in violation of his or her duties, of any business opportunity of the corporation, acts or omissions which involve intentional misconduct or a knowing violation of law, the types of liability set forth in section 14-2-832 of the Code or receipt of an improper personal benefit.

A corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability.

The bylaws of Higher Education Services, Inc. provide that the corporation shall indemnify any and all persons who may serve or who have served at any time as directors, trustees or officers to the fullest extent permitted by the Georgia Business Corporation Code.

(d) MCM University Plaza, Inc. is incorporated under the laws of Illinois.

Under Article 8, Section 5 of the Illinois Business Corporation Act, a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A corporation may purchase and maintain insurance on behalf of any such person against any liability asserted him or her and incurred by him or her in any such capacity.

The bylaws of MCM University Plaza, Inc. provide that the corporation shall indemnify any and all persons whom it shall have the power to indemnify under the provisions of the Illinois Business Corporation Act from and against any and all of the expenses, liabilities or other matters referred to by such provisions.

(e) AIIM Restaurant, Inc. and Argosy University Family Center, Inc. are each incorporated under the laws of Minnesota.

The Minnesota Business Corporation Act provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; acted in good faith; received no improper personal benefit; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions occurring in the official capacity, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity, reasonably believed that the conduct was not opposed to the best interests of the corporation.

A corporation may purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of this section.

The articles of association and the bylaws of AIIM Restaurant, Inc. and Argosy University Family Center, Inc. provide that directors, officers, committee members and other persons shall have the rights to indemnification provided by the Minnesota Business Corporation Act.

(f) EDMC Aviation, Inc. is incorporated under the laws of Pennsylvania.

Under Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”), subject to certain limitations, a corporation has the power to indemnify directors, officers and other parties under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Expenses incurred by parties in defending any action may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

The bylaws of EDMC Aviation, Inc. provide that it may indemnify any person who is or was or shall be a director or officer of the corporation, and may indemnify any person who is or was or shall be an employee or agent of the corporation, to the fullest extent permitted by the PBCL, from time to time.

(g) AID Restaurant, Inc. and AIH Restaurant, Inc. are each incorporated under the laws of Texas.

The Texas Business Organizations Code provides that an enterprise shall indemnify a governing person, former governing person, or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a governing person or delegate if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. A court that determines, in a suit for indemnification, that a governing person, former governing person, or delegate is entitled to indemnification under this section shall order indemnification and award to the person the expenses incurred in securing the indemnification.

An enterprise may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the Code if it is determined in accordance with Section 8.103 that the person acted in good faith; reasonably believed: (i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests; and, in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

The bylaws of AID Restaurant, Inc. and AIH Restaurant, Inc. provide that the corporations indemnify its present and former directors and officers to the fullest extent permitted by the Texas Business Corporation Act.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

2.1	Agreement and Plan of Merger, dated as of March 3, 2006, between EM Acquisition Corporation and Education Management Corporation (“EDMC”) (incorporated herein by reference to the Exhibits filed with EDMC’s Current Report on Form 8-K dated March 9, 2006 and filed March 9, 2006 (Commission File No. 000-21363))*

3.1	Certificate of Formation of Education Management LLC*

3.2	Limited Liability Company Agreement of Education Management LLC*

3.3	Articles of Incorporation of Education Management Finance Corp.*

3.4	Bylaws of Education Management Finance Corp.*

3.5	Articles of Incorporation of AID Restaurant, Inc.*

3.6	Bylaws of AID Restaurant, Inc.*

3.7	Articles of Incorporation of AIH Restaurant, Inc.*

3.8	Bylaws of AIH Restaurant, Inc.*

3.9	Articles of Incorporation of AIIM Restaurant, Inc.*

3.10	Bylaws of AIIM Restaurant, Inc.*

3.11	Articles of Incorporation of Argosy University Family Center, Inc.*

3.12	Bylaws of Argosy University Family Center, Inc.*

3.13	Certificate of Incorporation of Brown Mackie Holding Company*

3.14	Bylaws of Brown Mackie Holding Company*

3.15	Articles of Incorporation of The Connecting Link, Inc.*

3.16	Bylaws of The Connecting Link, Inc.*

3.17	Articles of Incorporation of EDMC Aviation Inc.*

3.18	Bylaws of EDMC Aviation Inc.*

3.19	Articles of Incorporation of EDMC Marketing and Advertising, Inc.*

3.20	Bylaws of EDMC Marketing and Advertising, Inc.*

3.21	Articles of Incorporation of Higher Education Services, Inc.*

3.22	Bylaws of Higher Education Services, Inc.*

3.23	Articles of Incorporation of MCM University Plaza, Inc.*

3.24	Bylaws of MCM University Plaza, Inc.*

4.1	Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 8 3/4% Senior Notes*

4.2	Indenture, dated as of June 1, 2006, among Education Management LLC, Education Management Finance Corp., the Guarantors named therein and The Bank of New York, as Trustee, governing the 10 1/4% Senior Subordinated Notes*

5.1	Opinion of Simpson Thacher & Bartlett LLP*

5.2	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP*

5.3	Opinion of Greenberg Traurig, LLP*

5.4	Opinion of Morgan, Lewis & Bockius LLP*

5.5	Opinion of Dorsey & Whitney LLP*

5.6	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP*

10.1	Form of Credit and Guaranty Agreement, dated as of June 1, 2006, among Education Management LLC, Education Management Holdings LLC, certain Subsidiaries of Education Management Holdings LLC, the designated Subsidiary Borrowers referred to therein, each lender thereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, BNP Paribas, as Administrative Agent and Collateral Agent and Merrill Lynch Capital Corporation and Bank of America, N.A., as Documentation Agents*

10.2	Form of Pledge and Security Agreement, dated as of June 1, 2006, among Education Management LLC, Education Management Holdings LLC, Education Management Finance Corp., the subsidiaries of Education Management LLC and BNP Paribas, as Collateral Agent*

10.3	Copyright Security Agreement, dated as of June 1, 2006, between Educational Management LLC and BNP Paribas, as Collateral Agent*

10.4	Trademark Security Agreement, dated as of June 1, 2006, between Educational Management LLC and BNP Paribas, as Collateral Agent*

10.5	Subscription Agreement, dated as of June 1, 2006, between EM Acquisition Corporation and each of the Purchasers named therein*

10.6	Management Agreement, dated as of June 1, 2006, between EM Acquisition Corporation, Education Management LLC, Goldman, Sachs & Co. and Providence Equity Partners Inc*

10.7	Amended and Restated Shareholders’ Agreement, dated as of October 30, 2006, between EDMC and each of the Shareholders named therein*

10.8	EDMC Retirement Plan (incorporated by reference to the Exhibits to EDMC’s Annual Report on Form 10-K for the year ended June 30, 2003, filed on September 29, 2003 (the “2003 Form 10-K”))

10.9	EDMC Stock Option Plan, effective August 1, 2006*

10.10	EDMC Deferred Compensation Plan, amended for implementation August 1, 2003 (incorporated by reference to the Exhibits filed with the 2003 Form 10-K)

10.11	EDMC Deferred Compensation Plan, amended for implementation August 1, 2003, with resolution for rescission of 2005 contributions under the AJCA, effected December 14, 2005 (incorporated by reference the Exhibits filed with EDMC’s Current Report on Form 8-K filed on December 19, 2005)
10.12	Amendment to the EDMC Retirement Plan, dated as of March 9, 2004*
10.13	Second Amendment to the EDMC Retirement Plan, dated as of December 23, 2004*
10.14	Third Amendment to the EDMC Retirement Plan, dated as of December 21, 2005*

10.15	Employment Agreement, dated as of June 1, 2006, by and between EDMC and John R. McKernan, Jr.*

10.16	Employment Agreement, dated as of June 1, 2006, by and between EDMC and Edward H. West*

10.17	Nonqualified Stock Option Agreement (Time-Vesting), between EDMC and John R. McKernan, Jr., effective as of August 1, 2006*

10.18	Nonqualified Stock Option Agreement (Performance-Vesting), between EDMC and John R. McKernan, Jr., effective as of August 1, 2006*

10.19	Nonqualified Stock Option Agreement (Time-Vesting), between EDMC and Edward H. West, effective as of August 1, 2006*

10.20	Nonqualified Stock Option Agreement (Performance-Vesting), between EDMC and Edward H. West, effective as of August 1, 2006*

10.21	Employment Agreement, dated as of September 28, 2005, between EDMC and Joseph A. Charlson in the form of Exhibit 10.10 to EDMC’s Annual Report on Form 10-K for the year ended June 30, 1999, filed on September 28, 1999 (the “1999 Form 10-K”) (incorporated by reference to EDMC’s Current Report on Form 8-K filed on September 28, 2005)

10.22	Employment Agreement, dated as of September 28, 2005, between EDMC and Stacey R. Sauchuk in the form of Exhibit 10.10 to the 1999 Form 10-K (incorporated by reference to EDMC’s Current Report on Form 8-K filed on September 28, 2005)

10.23	Employment Agreement, dated as of October 12, 2005, between EDMC and John M. Mazzoni in the form of Exhibit 10.10 to the 1999 Form 10-K (incorporated by reference to EDMC’s Current Report on Form 8-K filed on October 13, 2005)

10.24	Employment Agreement, dated as of July 14, 2003, between EDMC and John T. South**

12.1	Computation of Ratio of Earnings to Fixed Charges*

21.1	List of Subsidiaries*

23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)*

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of his opinion filed as Exhibit 5.2 hereto)*

23.3	Consent of Greenberg Traurig, LLP (included as part of its opinion filed as Exhibit 5.3 hereto)*

23.4	Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 5.4 hereto)*

23.5	Consent of Dorsey & Whitney LLP (included as part of its opinion filed as Exhibit 5.5 hereto)*

23.6	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included as part of its opinion filed as Exhibit 5.6 hereto)*

23.7	Consent of Ernst & Young LLP**

24.1	Power of Attorney of Education Management LLC*

24.2	Power of Attorney of Education Management Finance Corp*

24.3	Power of Attorney of AID Restaurant, Inc.*

24.4	Power of Attorney of AIH Restaurant, Inc.*

24.5	Power of Attorney of AIIM Restaurant, Inc.*

24.6	Power of Attorney of Argosy University Family Center*

24.7	Power of Attorney of Brown Mackie Holding Company*

24.8	Power of Attorney of The Connecting Link, Inc.*

24.9	Power of Attorney of EDMC Aviation Inc.*

24.10	Power of Attorney of EDMC Marketing and Advertising, Inc.*

24.11	Power of Attorney of Higher Education Services, Inc.*

24.12	Power of Attorney of MCM University Plaza, Inc.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 8 3/4% Senior Notes*

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York with respect to the Indenture governing the 10 1/4 % Senior Subordinated Notes*

99.1	Form of Letter of Transmittal*

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.3	Form of Letter to Clients*

99.4	Form of Notice of Guaranteed Delivery*

*	Previously filed
**	Filed herewith

(b) Financial Statement Schedules

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amend) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

EDUCATION MANAGEMENT LLC

By:	/s/ John R. McKernan, Jr.
Name:	John R. McKernan, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	November 24, 2006

* Edward H. West	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2006

* Christopher M. Lynne	Vice President and Controller (Principal Accounting Officer)	November 24, 2006

* Adrian M. Jones	Director	November 24, 2006

* Leo F. Mullin	Director	November 24, 2006

* Peter O. Wilde	Director	November 24, 2006

* Paul J. Salem	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

EDUCATION MANAGEMENT FINANCE CORP.

By:	/S/ JOHN R. MCKERNAN, JR.
Name:	John R. McKernan, Jr.
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	President (Principal Executive Officer)	November 24, 2006

* Edward H. West	Chief Financial Officer (Principal Financial Officer)	November 24, 2006

* Christopher M. Lynne	Controller (Principal Accounting Officer)	November 24, 2006

* Leo F. Mullin	Director	November 24, 2006

* Adrian M. Jones	Director	November 24, 2006

* Peter O. Wilde	Director	November 24, 2006

* Paul J. Salem	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

AID RESTAURANT, INC.

By:	*
Name:	Simon Lumley
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Simon Lumley	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer	November 24, 2006

* Christopher M. Lynne	Controller and Principal Accounting Officer	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

AIH RESTAURANT, INC.

By:	*
Name:	Larry Horn
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Larry Horn	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

AIIM RESTAURANT, INC.

By:	*
Name:	Joseph Marzano
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph Marzano	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

*By:	/s/ JOHN R, MCKERNAN, JR.
John R, McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

ARGOSY UNIVERSITY FAMILY CENTER, INC.

By:	*
Name:	William Cowan
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William Cowan	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

BROWN MACKIE HOLDING COMPANY

By:	*
Name:	Danny Finuf
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President (Principal Executive Officer)	November 24, 2006
Danny Finuf

*	Principal Financial Officer and Director	November 24, 2006
Edward H. West

*	Principal Accounting Officer	November 24, 2006
Christopher M. Lynne

/S/ JOHN R. MCKERNAN, JR.	Director	November 24, 2006
John R. McKernan, Jr.

*	Director	November 24, 2006
Stacey R. Sauchuk

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr.
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

THE CONNECTING LINK, INC.

By:	*
Name:	Gregory O’Brien
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gregory O’Brien	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer and Director	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	Director	November 24, 2006

* John T. South, III	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr.
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

EDMC AVIATION, INC.

By:	/S/ JOHN R. MCKERNAN, JR.
Name:	John R. McKernan, Jr.
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer and Director	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

* Stacey R. Sauchuk	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr.
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

EDMC MARKETING AND ADVERTISING, INC.

By:	*
Name:	Joseph A. Charlson
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph A. Charlson	President (Principal Executive Officer)	November 24, 2006.

* Edward H. West	Principal Financial Officer and Director	November 24, 2006.

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006.

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	Director	November 24, 2006.

* John T. South, III	Director	November 24, 2006.

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr.
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

HIGHER EDUCATION SERVICES, INC.

By:	*
Name:	John T. South, III
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John T. South, III	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer and Director	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	Director	November 24, 2006

* John T. South, III	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 24, 2006.

MCM UNIVERSITY PLAZA, INC.

By:	*
Name:	Gregory O’Brien
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gregory O’Brien	President (Principal Executive Officer) and Director	November 24, 2006

* Edward H. West	Principal Financial Officer and Director	November 24, 2006

* Christopher M. Lynne	Principal Accounting Officer	November 24, 2006

/S/ JOHN R. MCKERNAN, JR. John R. McKernan, Jr.	Director	November 24, 2006

* John T. South, III	Director	November 24, 2006

*By:	/S/ JOHN R. MCKERNAN, JR.
John R. McKernan, Jr. Attorney-in-Fact